SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 11-K

☑	ANNUAL REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the year ended December 31, 2008
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from                         to
Commission file number 1-4448
A.	Full title of the plan and the address of the plan, if different from that of the issuer named below:
Baxter International Inc. and Subsidiaries
Incentive Investment Plan
B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:
Baxter International Inc.
One Baxter Parkway
Deerfield, IL 60015
(847) 948-2000

Baxter International Inc.
and Subsidiaries
Incentive Investment Plan
Financial Statements and Supplemental Schedules
December 31, 2008 and 2007

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Index
December 31, 2008 and 2007

Note:	Other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm
To the Participants and Administrative Committee of
the Baxter International Inc. and Subsidiaries Incentive Investment Plan
In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Baxter International Inc. and Subsidiaries Incentive Investment Plan (the “Plan”) at December 31, 2008 and 2007, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule of Assets (Held at End of Year) and Schedule of Reportable Transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.
/s/ PricewaterhouseCoopers LLP
June 26, 2009

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Statements of Net Assets Available for Benefits
December 31, 2008 and 2007

	2008	2007

Assets
Investments
Cash and cash equivalents	$66,961,790	$34,410,820
Common stock (including securities on loan of $18,399,870 in 2008 and $59,207,343 in 2007)	340,479,494	490,726,541
U.S. government and government agency issues (including securities on loan of $1,290,325 in 2008 and $4,762,485 in 2007)	14,829,298	21,467,884
Corporate and other obligations (including securities on loan of $2,432,308 in 2008 and $11,196,452 in 2007)	39,195,637	63,542,158
Commingled funds	212,980,228	392,249,360
Registered investment companies	59,457,424	62,483,317
Participant loans	31,325,947	29,686,366
Synthetic guaranteed investment contracts (including securities on loan of $82,975,181 in 2008 and $81,416,421 in 2007)	659,502,094	591,599,729
Collateral held on loaned securities	99,545,271	152,922,183

Total investments at fair value	1,524,277,183	1,839,088,358

Receivables
Sponsor contribution	9,752,268	5,599,496
Accrued interest and dividends	1,962,089	2,010,852
Due from brokers for securities sold	39,577	840,899

	11,753,934	8,451,247

Total assets	1,536,031,117	1,847,539,605

Liabilities
Accounts payable	2,203,915	2,915,049
Due to brokers for securities purchased	689,464	1,823,566
Collateral to be paid on loaned securities	107,838,014	152,922,183

Total liabilities	110,731,393	157,660,798

Net assets available for benefits, at fair value	1,425,299,724	1,689,878,807
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(26,014,601)	(11,583,546)

Net assets available for benefits	$1,399,285,123	$1,678,295,261

The accompanying notes are an integral part of these financial statements.

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Statements of Changes in Net Assets Available for Benefits
For the Years Ended December 31, 2008 and 2007

	2008	2007

Additions to net assets attributed to
Investment (loss) income
Net (depreciation) appreciation in fair value of investments	$(339,546,642)	$72,706,714
Interest	37,416,536	37,847,865
Dividends	9,723,969	8,814,508
Participant loan interest	2,353,627	2,248,233

Net investment (loss) income	(290,052,510)	121,617,320

Contributions
Sponsor	45,653,065	31,891,497
Participant	80,374,823	75,726,553

	126,027,888	107,618,050

Net additions	(164,024,622)	229,235,370

Deductions from net assets attributed to
Benefits paid	110,153,382	145,725,779
Plan expenses	4,832,134	4,958,996

Total deductions	114,985,516	150,684,775

Net (decrease) increase	(279,010,138)	78,550,595
Net assets available for benefits
Beginning of year	1,678,295,261	1,599,744,666

End of year	$1,399,285,123	$1,678,295,261

The accompanying notes are an integral part of these financial statements.

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Notes to Financial Statements
December 31, 2008 and 2007

1.	General Description of the Plan

The following description of the Baxter International Inc. and Subsidiaries Incentive Investment Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan document and summary plan description for more complete information.

The Plan allows tax deferred contributions in compliance with Section 401(k) of the Internal Revenue Code. Eligible participants may make pre-tax contributions of up to 50% of their eligible annual compensation within certain limitations. The Plan sponsor, Baxter International Inc. (“Baxter” or the “Company”), matches participant contributions up to a maximum of 3.5% of the employee’s compensation. Participant contributions and Plan sponsor matching contributions are fully vested and nonforfeitable at all times. The Company also contributes an additional non-matching 3% of compensation for employees that are not eligible to participate in the Company’s U.S. qualified defined benefit pension plan, which includes all new employees hired on or after January 1, 2007, or elected to cease earning additional service in the pension plan and participate in the higher level of Company contributions in the Plan. The additional non-matching contribution becomes fully vested after three years of service. Forfeitures of nonvested accounts are used to reduce future employer contributions.

Participants may borrow up to the lesser of $50,000 or 50% of their account balance. The loans are secured by the balance in the participant’s account and bear interest at variable rates as outlined in the Plan agreement.

Participants or their beneficiaries may elect lump-sum benefit payments, or benefits may be paid in installments. Subject to certain provisions specified in the Plan agreement, employed participants may withdraw their pre-tax contributions and related earnings in cases of financial hardship.

Upon enrollment in the Plan, a participant may direct contributions to any of 18 investment options: Stable Income Fund, Baxter Common Stock Fund, Composite Fund, General Equity Fund, S&P 500 Flagship Fund, International EAFE Equity Index Fund, Small Cap Fund, ten different Target Retirement Funds and the Self-Managed Fund. In addition, certain participants may maintain shares received in connection with Baxter’s 1996 spin-off of Allegiance Corporation (“Allegiance”), which were subsequently converted into common shares of Cardinal Health Inc. (“Cardinal”) upon Cardinal’s acquisition of Allegiance in 1999. These shares are maintained in the Cardinal Health Common Stock Fund. Additionally, certain participants maintain shares in Edwards Lifesciences Corporation. These shares were placed into the Edwards Lifesciences Common Stock Fund in connection with Baxter’s 2000 spin-off of its cardiovascular business. Participants are not able to make contributions to the Cardinal Health Common Stock Fund or the Edwards Lifesciences Common Stock Fund, but may make transfers out of these funds at any time.

2.	Summary of Significant Accounting Policies

Basis of Accounting
The accompanying financial statements of the Plan have been prepared on the accrual basis of accounting. Accordingly, investment income is recognized when earned and expenses are recognized when incurred.

Reclassifications Certain previously reported amounts have been reclassified to conform with current year presentation.

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Notes to Financial Statements
December 31, 2008 and 2007

New Accounting Standard
On January 1, 2008, the Plan adopted Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements” (SFAS No. 157), which clarifies the definition of fair value whenever another standard requires or permits assets or liabilities to be measured at fair value. Specifically, the standard clarifies that fair value should be based on the assumptions market participants would use when pricing the asset or liability, and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. SFAS No. 157 does not expand the use of fair value to any new circumstances, and must be applied on a prospective basis except in certain cases. The standard also requires expanded financial statement disclosures about fair value measurements, including disclosure of the methods used and the effect on earnings. Adoption of SFAS No. 157 did not have a material impact on the Plan’s financial statements. Refer to Note 5 for disclosures related to SFAS No. 157.
Valuation of Investments and Collateral
The fair value of Plan investments and collateral is determined as follows:

Cash and cash equivalents	Value based on cost which approximates fair value

Common stock	Value based on closing prices on the valuation date in an active market on national and international securities exchanges

U.S. government and government agency issues	Value based on reputable pricing vendors that typically use pricing matrices or models

Corporate and other obligations	Value based on reputable pricing vendors that typically use pricing matrices or models

Commingled funds	Value based on net asset value per unit of the underlying funds

Registered investment companies	Value based on the last reported sale price from a national security exchange on the valuation date

Participant loans	Value based on outstanding principal balance plus accrued interest, which approximates fair value

Synthetic guaranteed investment contracts	Value based on the fair value of the underlying securities on the valuation date plus the fair value of wrapper contracts which is calculated using a replacement cost approach

Collateral held on loaned securities	Value based upon the net asset value per unit of the fund where the collateral is invested

Collateral to be paid on loaned securities	Value based on the fair value of the underlying securities loaned on the valuation date

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Notes to Financial Statements
December 31, 2008 and 2007

Income Recognition
Plan investment return includes dividend and interest income, gains and losses on sales of investments and unrealized appreciation or depreciation of investments. Purchases and sales of investments are recorded on a trade date basis. Dividends are recorded on the ex-dividend date.
The financial statements reflect the net appreciation or depreciation in the fair value of the Plan’s investments. This net appreciation or depreciation consists of realized gains and losses calculated as the difference between proceeds from a sales transaction and cost determined on a moving average basis, and unrealized gains and losses calculated as the change in the fair value between beginning of the year (or purchase date if later) and the end of the year.
Synthetic Guaranteed Investment Contracts
The Plan holds synthetic guaranteed investment contracts (“GICs”) as part of the Stable Income Fund. The synthetic GICs provide for a fixed return on principal over a specified time through fully benefit-responsive contracts issued by Aegon Institutional Markets and Bank of America N.A. The portfolio of assets underlying the synthetic GICs primarily includes U.S. government and government agency issues, corporate and other obligations, and registered investment companies.
The fair value of the synthetic GICs equals the total of the fair value of the underlying assets plus the fair value of the wrapper contracts. The fair value of the wrapper contracts is computed using a replacement cost approach that incorporates a comparison of the current fee rate on similar wrapper contracts to the fee being paid by the Plan. Using this approach, the fair values of the wrapper contracts were $1,478,751 and zero at December 31, 2008 and 2007, respectively.
Fully benefit-responsive synthetic GICs are valued at contract value, rather than fair value, for determining the net assets available for benefits. Contract value represents contributions, plus earnings, less participant withdrawals and administrative expenses. The wrapper contracts used by the Plan are fully benefit-responsive because the wrapper contract issuers are contractually obligated to make up any shortfall in the event that the underlying asset portfolio has been liquidated and is inadequate to cover participant withdrawals and transfers at contract value. There are currently no reserves against contract values for credit risk of the contract issuers or any other risk. The contract value for the synthetic GICs was $633,487,493 and $580,016,183 at December 31, 2008 and 2007, respectively.
The crediting interest rate, which is reset quarterly, can never fall below zero. The crediting rate formula smoothes the impact of interest rate changes on participant returns by amortizing any difference between market value and book value over a period of years equal to the duration of the portfolio benchmark. The average yield on the synthetic GICs was approximately (0.18)% and 6.37% at December 31, 2008 and 2007, respectively. The average interest rate credited to participants on the synthetic GICs was approximately 4.82% and 4.91%, respectively, for the years ended December 31, 2008 and 2007. The credit rating for Aegon Institutional Markets was AA at both December 31, 2008 and 2007 and the credit ratings for Bank of America N.A. were AA- and AA at December 31, 2008 and 2007, respectively.
Events that lead to market value withdrawals that exceed 20 percent of the contract value would limit the ability of the Plan to transact at contract value with participants. These events include restructurings, early retirement plans, divestitures, bankruptcies or as the result of legal, tax or regulatory changes. The Plan sponsor believes that the occurrence of any such event is remote.

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Notes to Financial Statements
December 31, 2008 and 2007

The wrapper providers can only terminate at a value different than contract value under an event of default (that was not remedied) such as failure to follow the terms of the contract. If a wrapper provider would like to exit the contract for another reason, the Plan can maintain the contract through an extended termination process designed to ensure continued benefit-responsive treatment for withdrawals.
Payment of Benefits
Benefits are recorded when paid.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and related notes to the financial statements. Changes in such estimates may affect amounts reported in future periods.
Other
Due from or due to brokers for securities sold or purchased, respectively, represent the net cash value of security trades initiated but not yet settled at each respective year-end.
Risks and Uncertainties
The Plan provides for various investment options which invest in any combination of registered investment companies, U.S. government and government agency issues, corporate and other obligations, common stock, commingled funds, synthetic guaranteed investment contracts and short-term investments. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term could materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits and the Statements of Changes in Net Assets Available for Benefits. Individual participants’ accounts bear the risk of loss resulting from fluctuations in investment values. Recently, global financial markets have been volatile and, in some cases, have significantly declined.
Investments underlying the Plan’s synthetic GICs include securities with contractual cash flows, such as asset-backed securities, collateralized mortgage obligations and commercial mortgage-backed securities, including securities backed by subprime mortgage loans. The value, liquidity and related income of these securities are sensitive to changes in economic conditions, including real estate values, delinquencies and/or defaults and may be adversely affected by shifts in the market’s perception of the issuers and changes in interest rates.

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Notes to Financial Statements
December 31, 2008 and 2007

3.	Eligibility Requirements

Employees become eligible to participate in the Plan as of the first day of the month following the completion of thirty days of employment. Eligible employees are those who meet the following requirements:
A.	U.S. employees of Baxter or its subsidiaries which have adopted the Plan;

B.	U.S. employees not covered by a collective bargaining agreement unless the agreement provides for coverage under the Plan; and

C.	U.S. employees who are not leased employees.
4.	Administration of the Plan

State Street Bank and Trust Company (the “Trustee”) serves as trustee and ING Institutional Plan Services, LLC (formerly known as Citistreet LLC) serves as recordkeeper for the Plan.

The Administrative Committee administers the Plan. The Investment Committee has authority, responsibility and control over the management of the assets of the Plan. Members of both committees are appointed by the Board of Directors of Baxter and are employees of Baxter.

Substantially all investment manager, trustee and administrative fees incurred in the administration of the Plan were paid from the assets of the Plan.
5.	Fair Value Measurements

The fair value hierarchy under SFAS No. 157 consists of the following three levels:
•	Level 1 — Quoted prices in active markets that the Company has the ability to access for identical assets or liabilities;

•	Level 2 — Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuations in which all significant inputs are observable in the market; and

•	Level 3 — Valuations using significant inputs that are unobservable in the market and include the use of judgment by the Company’s management about the assumptions market participants would use in pricing the asset or liability.

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Notes to Financial Statements
December 31, 2008 and 2007

The following tables summarize the bases used to measure the Plan’s financial instruments and liabilities that are carried at fair value on a recurring basis.

		Basis of Fair Value Measurement
		Quoted Prices	Significant
		in Active	Other	Significant
	Balance at	Markets for	Observable	Unobservable
	December 31,	Identical Assets	Inputs	Inputs
	2008	(Level 1)	(Level 2)	(Level 3)

Assets
Cash and cash equivalents	$66,961,790	$—	$66,961,790	$—
Common stock	340,479,494	340,479,494	—	—
U.S. government and government agency issues	14,829,298	—	14,829,298	—
Corporate and other obligations	39,195,637	—	39,195,637	—
Commingled funds	212,980,228	—	212,980,228	—
Registered investment companies	59,457,424	59,457,424	—	—
Participant loans	31,325,947	—	—	31,325,947
Synthetic guaranteed investment contracts	659,502,094	42,757,944	615,265,399	1,478,751
Collateral held on loaned securities	99,545,271	—	99,545,271	—

Total assets	$1,524,277,183	$442,694,862	$1,048,777,623	$32,804,698

Basis of Fair Value Measurement
		Quoted Prices	Significant
		in Active	Other	Significant
	Balance at	Markets for	Observable	Unobservable
	December 31,	Identical Assets	Inputs	Inputs
	2008	(Level 1)	(Level 2)	(Level 3)

Liability
Collateral to be paid on loaned securities	$107,838,014	$18,467,870	$89,370,144	$—

See Valuation of Investments and Collateral in Note 2 above for a discussion of the methodologies used to determine the fair values of the Plan’s investments and collateral.
The following table sets forth a summary of changes in the fair values of the Plan’s level 3 financial instruments for the year ended December 31, 2008.

		Synthetic
		Guaranteed
	Participant	Investment
	Loans	Contracts

Beginning balance	$29,686,366	$—
Unrealized gains (losses)	—	1,478,751
Purchases, sales, issuances and settlements (net)	1,639,581	—

Ending balance	$31,325,947	$1,478,751

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Notes to Financial Statements
December 31, 2008 and 2007

6.	Investments

Investments representing five percent or more of the Plan’s net assets available for benefits at December 31, 2008 and 2007 are summarized as follows:

	2008	2007

Baxter Common Stock, 2,994,818 shares and 2,902,771 shares at December 31, 2008 and 2007, respectively	$160,492,320	$168,505,844
S&P 500 Flagship Fund	112,007,447	192,376,320
International EAFE Equity Index Fund	*	129,156,514
State Street Bank Short-Term Investment Fund	79,735,100	*
Quality D Short-Term Investment Fund (Collateral held on loaned securities)	99,545,271	152,922,183

* Does not meet 5% threshold.
Investments as of December 31, 2008 and 2007 are segregated into various investment fund options as follows:

	2008	2007

Cash (available for investment)	$5,596,164	$4,301,955
Stable Income Fund	701,010,677	605,560,228
Baxter Common Stock Fund	163,038,527	170,337,601
Composite Fund	105,989,479	164,046,004
General Equity Fund	108,085,903	207,540,018
Cardinal Health Common Stock Fund	5,410,042	10,072,880
S&P 500 Flagship Fund	112,188,634	192,376,320
International EAFE Equity Index Fund	59,492,812	129,156,514
Edwards Lifesciences Common Stock Fund	9,747,177	9,380,048
Small Cap Fund	41,479,969	70,440,158
Self-Managed Fund	31,764,148	47,254,306
Target Retirement Funds	49,602,433	46,013,777
Participant Loans	31,325,947	29,686,366
Collateral held on loaned securities	99,545,271	152,922,183

Total investments at fair value	1,524,277,183	1,839,088,358

Adjustment from fair value to contract value for Stable Income Fund	(26,014,601)	(11,583,546)

Total investments	$1,498,262,582	$1,827,504,812

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Notes to Financial Statements
December 31, 2008 and 2007

Net (depreciation) appreciation in fair value for each significant class of investment, which includes realized and unrealized gains and losses, is as follows:

	2008	2007

Baxter common stock	$(13,221,835)	$35,540,239
Other common stock	(137,322,856)	13,929,227
U.S. government and government agency issues	361,524	515,579
Corporate and other obligations	(11,579,043)	(632,387)
Commingled funds	(142,670,970)	22,975,929
Registered investment companies	(26,820,719)	378,127
Collateral held on loaned securities	(8,292,743)	—

	$(339,546,642)	$72,706,714

7.	Securities Lending Transactions

The Plan participates in a securities lending program with the Trustee. The program allows the Trustee to loan securities, which are assets of the Plan, to approved brokers (the “Borrowers”). The Trustee requires the Borrowers, pursuant to a security loan agreement, to deliver collateral to secure each loan. The Plan bears the risk of loss with respect to any unfavorable change in fair value of the invested cash collateral. However, the Borrower bears the risk of loss related to the decrease in the fair value of the non-cash collateral and, therefore, would have to deliver additional securities to maintain the required collateral. In the event of default by the Borrower, the Trustee shall indemnify the Plan by purchasing replacement securities equal to the number of unreturned loaned securities or, if replacement securities are not able to be purchased, the Trustee shall credit the Plan for the market value of the unreturned securities. In each case, the Trustee would apply the proceeds from the collateral for such a loan to make the Plan whole.

The fair value of the investment of cash collateral received pursuant to securities lending transactions is reflected on the Statements of Net Assets Available for Benefits as an asset and the obligation to return the original amount received is reflected as a liability.

As of December 31, 2008 and 2007, the Plan had securities on loan with a market value of $105,097,684 and $156,582,701, respectively, with cash collateral received of $107,838,014 and $152,922,183, respectively. Cash collateral was invested in a short-term commingled investment fund (Quality D Short-Term Investment Fund) as of December 31, 2008 and 2007. While as of December 31, 2008 this fund was transacting on a dollar-for-dollar basis, the net asset value of the fund’s underlying securities was $0.9231 per unit. Accordingly, the fair value of the cash collateral held is $99,545,271. The decrease of $8,292,743 from the cash collateral received of $107,838,014 to the fair value of the cash collateral of $99,545,271 is reflected in the 2008 Statement of Changes in Net Assets Available for Benefits. At December 31, 2007, the fund’s net asset value approximated $1 per unit.

Non-cash collateral of $7,699,971 received for securities on loan at December 31, 2007 consisted of U.S. government and government agency issues, equity securities, and corporate and other obligations held by the Trustee on behalf of the Plan. The Plan did not hold any non-cash collateral at December 31, 2008. Non-cash collateral is not included with the collateral balance on the 2007 Statement of Net Assets Available for Benefits because it is not sold or repledged. A portion of the

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Notes to Financial Statements
December 31, 2008 and 2007

income generated upon investment of cash collateral is remitted to the Borrowers, and the remainder is allocated between the Plan and the Trustee in its capacity as a security agent. Securities lending income allocated to the Plan amounted to $1,225,085 and $335,683 for 2008 and 2007, respectively. Securities lending income is classified as interest income in the Statements of Changes in Net Assets Available for Benefits.

8.	Plan Termination

Although it has not expressed any intent to do so, the Plan sponsor has the right under the Plan to reduce, suspend or discontinue its contributions at any time and to terminate the Plan subject to the provisions of the ERISA. In the event the Plan terminates, the interest of each participating employee in the Plan shall become fully vested and such termination of the Plan would not reduce the interest of any participating employee or their beneficiaries accrued under the Plan up to the date of such termination.

9.	Tax Status of the Plan

The Internal Revenue Service has determined and informed the Plan sponsor by a letter dated July 19, 2006 that the Plan is designed in accordance with applicable sections of the Internal Revenue Code (the “IRC”). The Plan has been amended since the date of the determination letter. The Plan sponsor believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

10.	Related Parties

At December 31, 2008 and 2007, the Plan held units of participation in certain commingled funds, shares of common stock, units of registered investment companies, and short-term investment funds of State Street Bank and Trust Company, the Plan trustee, shares of common stock and bonds of Baxter, the Plan sponsor, loans with participants, units of registered investment companies managed by Pacific Investment Management Company, an investment manager for the Plan, units of registered investment companies managed by Loomis Sayles, an investment manager for the Plan, shares of common stock, bonds, and interest rate wrapper contracts of Bank of America, issuer of the Plan’s fully benefit-responsive contracts, interest rate wrapper contracts of Aegon Institutional Markets, issuer of the Plan’s fully benefit-responsive contracts and units of registered investment companies in various affiliates of ING Institutional Plan Services, LLC, the recordkeeper. These transactions are allowable party-in-interest transactions under ERISA and the regulations promulgated thereunder.

SUPPLEMENTAL SCHEDULES

Baxter International Inc. and Subsidiaries
Incentive Investment Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

Identity of Issue		Description of Investment	Cost**	Current Value

	Cash and Cash Equivalents:
*	SSGA MONEY MARKET FUND	Short-Term Investment Fund	—	10,267,541
*	STATE STREET BANK + TRUST CO	Short-Term Investment Fund	—	56,694,249

	Cash and Cash Equivalents			$66,961,790

	Common Stock:
	3COM CORP	Common stock	—	456
	3DICON CORP	Common stock	—	225
	3M COMPANY N/C FROM 604059105	Common stock	—	12,254
	8X8 INC NEW N/C FROM 64111F108	Common stock	—	478
	ABB LTD SPONSORED ADR	Common stock	—	12,670
	ABBOTT LABORATORIES	Common stock	—	40,721
	ABBOTT LABS	Common stock	3,003,604	2,958,334
	ABBOTT LABS	Common stock	627,216	664,439
	ACCENTIA BIOPHARMACEUTICALS INC	Common stock	—	6,250
	ACTIVISION BLIZZARD INC	Common stock	1,451,207	986,013
	ADAPTIVE BROADBAND CORP	Common stock	—	7
	ADC TELECOMMUNICATNS INC COM NEW	Common stock	—	777
	ADEPT TECHNOLOGY INC COM NEW	Common stock	—	1,838
	ADOBE SYS INC	Common stock	—	9,325
	ADOLOR CORP	Common stock	—	830
	ADVANCED LIFE SCIENCES HLDGS INC COM	Common stock	—	51
	ADVANCED MICRO DEVICES INC	Common stock	—	4,536
	ADVANSOURCE BIOMATERIALS CORP COM	Common stock	—	125
	ADVANTA CORP CL B	Common stock	—	6,326
	AERCAP HOLDINGS N V SHS	Common stock	—	13,545
	AEROVIRNMENT INC	Common stock	—	18,405
	AES CORP	Common stock	1,121,490	571,546
	AETNA INC	Common stock	699,189	709,631
	AFFYMETRIX INC	Common stock	—	299
	AFLAC INC	Common stock	905,482	955,684
	AGILYSYS INC COM	Common stock	—	5,586
	AGNICO EAGLE MINES LTD	Common stock	—	95,653
	AGRIUM INC	Common stock	—	4,300
	AIR PRODS + CHEMS INC	Common stock	610,362	476,834
	AK STEEL HLDG CORP	Common stock	—	1,864
	AKAMAI TECHNOLOGIES INC	Common stock	—	845
	AKSYS LTD	Common stock	—	1
	ALADDIN KNOWLEDGE SYSTEMS LTD ORD	Common stock	—	1,232
	ALCATEL LUCENT SPON ADR	Common stock	—	10,010
	ALCOA INC	Common stock	—	3,404
	ALCON INC	Common stock	1,936,257	1,718,454
	ALEXCO RESOURCE CORP COM I	Common stock	—	4,118
	ALJ REGL HLDGS INC COM	Common stock	—	280
	ALKERMES INC	Common stock	—	5,325

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

ALLEGHENY TECH INC	Common stock	—	2,579
ALLIANCE PHARMACEUTICAL CORP COM NEW	Common stock	—	9
ALLIED CAPITAL CORP	Common stock	—	538
ALLIED HEALTHCARE INTL INC COM	Common stock	—	1,090
ALLIED IRISH BANKS PLC ADR	Common stock	—	2,227
ALLOS THERAPEUTICS INC	Common stock	—	33,354
ALLSTATE CORP	Common stock	1,223,910	899,862
ALMADEN MINERALS LTD	Common stock	—	3,250
ALON USA ENERGY INC COM	Common stock	—	5,033
ALTAIR NANOTECH INC COM	Common stock	—	1,281
ALTRIA GROUP INC	Common stock	942,135	944,900
ALTRIA GROUP INC	Common stock	—	31,596
ALUMINUM CORP CHINA LTD SPON ADR REPSTG H SHS	Common stock	—	230
ALVARION LTD	Common stock	—	1,815
AMAZON.COM INC	Common stock	—	5,128
AMBAC FINL GROUP INC FRMLY AMBAC INC	Common stock	—	565
AMDOCS LTD ORD	Common stock	—	3,658
AMER INTL GROUP INC	Common stock	—	103,502
AMERICAN CAP LTD COM	Common stock	—	3,622
AMERICAN DAIRY INC	Common stock	—	2,406
AMERICAN EAGLE OUTFITTERS	Common stock	—	5,948
AMERICAN EXPRESS CO	Common stock	—	4,206
AMERICAN HOME MTG INVESTMENTS REIT	Common stock	—	2
AMERICAN INTL GROUP INC	Common stock	4,314,437	110,140
AMERICAN ORIENTAL BIOENGINEERING INC	Common stock	—	4,760
AMERICAN SAFETY INS GROUP LTD	Common stock	—	13,210
AMERIGAS PARTNERS LP UTS RPSTG COM LTD	Common stock	—	5,063
AMERN SUPERCONDUCTOR CORP	Common stock	—	1,631
AMGEN INC	Common stock	392,655	439,369
AMGEN INC	Common stock	—	82,409
AMR CORP DEL	Common stock	—	42,680
AMREP CORP NEW FRMLY OLD	Common stock	—	1,251
AMYLIN PHARM INC	Common stock	—	5,805
ANADARKO PETE CORP	Common stock	—	1,928
ANDREA ELECTRONICS CORP FRMLY ANDREA RADIO CORP	Common stock	—	31
ANIKA THERAPEUTICS INC FRMLY ANIKA RESEARCH INC	Common stock	—	16,346
ANNALY MORTGAGE MANAGEMENT INC	Common stock	—	25,204
ANTIGENICS INC DEL	Common stock	—	60
AON CORP	Common stock	512,465	595,782
APACHE CORP	Common stock	1,911,383	1,170,888
APACHE CORP	Common stock	—	15,582
APOLLO GROUP INC	Common stock	350,284	355,817
APOLLO GROUP INC	Common stock	—	4,597
APOLLO INVT CORP COM SH BEN INT	Common stock	—	8,656
APPLE COMPUTER INC	Common stock	—	450,392
APPLE INC	Common stock	5,020,277	4,146,166
APPLIED MATERIALS INC	Common stock	—	5,166
APPLIED MICRO CIRCUITS CORP COM NEW	Common stock	—	71
APT SATELLITE HOLDING LTD	Common stock	—	270
AQUA AMERICA INC	Common stock	—	4,652
ARCELORMITTAL SA LUXEMBOURG N Y REGISTRY SHS	Common stock	—	41
ARCH COAL INC	Common stock	—	25,396
ARCHER DANIELS MIDLAND	Common stock	—	11,241
ARENA PHARMACEUTICAL S INC	Common stock	—	8,590
ARIES MARITIME TRANSPORT LIMITED SHS	Common stock	—	165
ARROW ELECTRONICS INC	Common stock	—	7,536
ASSURANT INC	Common stock	—	3,007
ASSURED GUARANTY LTD	Common stock	—	14,905

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

	ASTRAZENECA PLC-SPONS ADR	Common stock	—	1,846
	AT&T INC COM	Common stock	—	54,519
	AT+T INC	Common stock	3,709,289	2,520,316
	ATHENAHEALTH INC DELAWARE	Common stock	—	150
	ATP OIL & GAS CORP	Common stock	—	8,834
	ATSI COMMUNICATIONS INC COM NEW	Common stock	—	110
	AUDIOCODES LTD	Common stock	—	348
	AURIZON MINES LTD	Common stock	—	6,480
	AUTODESK INC	Common stock	—	590
	AUTOLIV	Common stock	626,554	231,123
	AUTOMATIC DATA PROCESSING INC	Common stock	—	20,654
	AUXILIUM PHARMACEUTICALS INC	Common stock	—	8,532
	AVANEX CORP COM NEW	Common stock	—	69
	AVANIR PHARMACEUTICALS CL A NEW	Common stock	—	283
	AVI BIOPHARMA INC	Common stock	—	197
	AVIS BUDGET GROUP INC COMMON	Common stock	—	35
	BACKWEB TECHNOLOGIES LTD	Common stock	—	9
	BAIDU COM INC SPON ADR RESTG ORD SHS CL A	Common stock	—	36,560
	BANCO BRADESCO S A SPONS ADR REPSTG PFD SHS NEW 2004	Common stock	—	4,969
*	BANK AMER CORP	Common stock	2,535,349	973,840
*	BANK OF AMERICA CORP	Common stock	—	169,696
	BARCLAYS PLC ADR	Common stock	—	18,620
*	BAXTER INTL INC	Common stock	—	159,746,514
*	BAXTER INTL INC	Common stock	—	745,806
	BAYER AG SPONSORED ADR SEDOL #4087117	Common stock	—	14,799
	BAYTEX ENERGY TR UNIT	Common stock	—	5,976
	BCE INC COM NEW	Common stock	—	20,750
	BEACON PWR CORP COM	Common stock	—	8,480
	BECTON DICKINSON + CO	Common stock	1,511,822	1,229,847
	BED BATH & BEYOND INC	Common stock	—	4,398
	BENCHMARK ELECTRS INC COM	Common stock	—	1,532
	BERKSHIRE HATHAWAY INC DEL CL B	Common stock	—	179,984
	BERKSHIRE HATHAWAY INC DEL	Common stock	1,167,741	954,474
	BEST BUY INC	Common stock	—	14,901
	BHP BILLITON LTD SPON ADR	Common stock	—	81,510
	BIOCRYST PHARMACEUTICALS INC	Common stock	—	2,740
	BIOGEN IDEC INC	Common stock	—	23,815
	BIOMARIN PHARMACEUTICAL INC	Common stock	—	16,020
	BIOMERICA INC	Common stock	—	7,280
	BJ SERVICES CO COM	Common stock	—	8,169
	BLACK + DECKER CORPORATION	Common stock	928,138	475,078

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

BLACK BOX CORP	Common stock	—	1,306
BLACKBAUD INC	Common stock	—	13,500
BLACKSTONE GROUP L P COM UNIT REPSTG	Common stock	—	12,940
BLOCK (H&R) INC	Common stock	—	10,356
BLOCKBUSTER INC CL A	Common stock	—	221
BOEING CO	Common stock	—	16,769
BOOKHAM INC COM	Common stock	—	45
BORDERS GROUP MICHIGAN INC	Common stock	—	2,760
BOSTON SCIENTIFIC	Common stock	—	3,096
BOSTON SCIENTIFIC CORP	Common stock	1,810,665	923,836
BP AMOCO PLC SPON ADR REPSNTG 6 ORD SHRS	Common stock	—	1,428
BP PLC	Common stock	1,349,526	988,302
BRIGHAM EXPL CO	Common stock	—	4,800
BRISTOL MYERS SQUIBB	Common stock	—	16,245
BRISTOL MYERS SQUIBB CO	Common stock	365,637	429,588
BROADCOM CORP CL A	Common stock	—	9,843
BROADRIDGE FINANCIAL SOLUTIONS LLC	Common stock	—	941
BROOKFIELD ASSET MGMT INC COM VOTING SHS CL A	Common stock	—	19,393
BROOKFIELD HOMES CORP	Common stock	—	9
BROOKFIELD INFRASTRUCTURE PARTNERS LP PARTNERSHIP UNITS	Common stock	—	258
BT GROUP PLC ADR	Common stock	—	3,175
BUCYRUS INTL INC NEW COM	Common stock	—	2,226
BUFFALO WILD WINGS INC	Common stock	—	10,824
BUNGE LIMITED	Common stock	305,535	398,988
BURLINGTON NORTHERN SANTA FE CORP	Common stock	—	1,851
C S X CORP	Common stock	—	2,882
CAL MAINE FOODS INC	Common stock	—	1,492
CALAMP CORP N/C FROM #129900106	Common stock	—	11,831
CALPINE CORP COM NEW	Common stock	—	9,828
CAMECO CORP ISIN #CA13321L1085 SEDOL #2166160	Common stock	—	863
CAMERON INTL CORP	Common stock	855,733	826,421
CAMERON INTL CORP COM	Common stock	—	1,599
CANADIAN NATURAL RESOURCES LTD	Common stock	—	3,998
CANADIAN SOLAR INC COM	Common stock	—	97
CAPITALSOURCE INC	Common stock	—	7,756
CAPITOL BANCORP LTD	Common stock	—	5,744
CAPSTONE TURBINE CORP	Common stock	—	6,216
CARDIAC SCIENCE CORP	Common stock	—	225
CARDINAL HEALTH INC	Common stock	1,113,111	776,539
CARDINAL HEALTH INC	Common stock	1,392,875	827,627
CARDINAL HEALTH INC	Common stock	—	5,540,984
CARMAX INC	Common stock	—	1,576
CARNIVAL CORP PAIRED CTF 1 COM CARNIVAL CORP	Common stock	—	7,903
CASTLEPOINT HOLDINGS LTD	Common stock	—	4,068
CATERPILLAR INC	Common stock	461,431	472,266
CATERPILLAR INC	Common stock	413,591	242,754
CATERPILLAR INC	Common stock	—	36,014
CB RICHARD ELLIS GROUP INC CL A	Common stock	—	1,944

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

CBIZ INC COM	Common stock	—	10,380
CBS CORP NEW	Common stock	1,442,726	462,069
CDC CORPORATION SHS A	Common stock	—	5,750
CELGENE CORP	Common stock	3,010,486	2,736,484
CELGENE CORP	Common stock	—	12,659
CELL GENESYS INC	Common stock	—	123
CELLCOM ISRAEL LTD SHS	Common stock	—	4,948
CEMEX S A SPONS ADR NEW REP ORD	Common stock	—	11,608
CENTRAL FD CDA CL A	Common stock	—	11,220
CERAGON NETWORKS LTD REG SHS	Common stock	—	758
CHARTER COMM INC DEL CL A	Common stock	—	14,965
CHECK POINT SOFTWARE TECH LTD SHS	Common stock	—	9,495
CHESAPEAKE ENERGY CORPORATION OKLAHOMA	Common stock	—	557,805
CHEVRON CORP	Common stock	1,143,400	1,600,615
CHEVRONTEXACO CORP	Common stock	—	59,737
CHINA DIRECT INC COM NEW	Common stock	—	161
CHINA FIN ONLINE CO LTD SPONSORED ADR	Common stock	—	6,538
CHINA LIFE INS CO LTD SPON ADR REPSTG H SHS	Common stock	—	4,640
CHINA MED TECHNOLOGIES INC SPONS ADR	Common stock	—	4,052
CHINA MOBILE LTD SPONS ADR	Common stock	—	20,340
CHINA SUNERGY CO LTD SPONSORED ADR	Common stock	—	158
CHINA YUCHAI INTERNATIONAL LTD SEDOL #2186191	Common stock	—	11,520
CHIPOTLE MEXICAN GRILL INC CL B	Common stock	—	6,187
CHUBB CORP	Common stock	521,810	564,385
CHURCH & DWIGHT INC	Common stock	—	5,629
CHURCHILL DOWNS INC	Common stock	—	4,042
CIENA CORP COM NEW DELAWARE	Common stock	—	13
CIGNA CORP	Common stock	614,968	389,586
CINTAS CORP	Common stock	—	1,858
CIRCUIT CITY STORES INC	Common stock	—	130
CIRRUS LOGIC INC	Common stock	—	268
CISCO SYS INC	Common stock	3,473,978	2,301,479
CISCO SYS INC	Common stock	—	321,061
CIT GROUP INC NEW COM	Common stock	—	970
CITADEL BROADCASTING CORP	Common stock	—	15
CITIGROUP INC	Common stock	3,278,103	687,525
CITIGROUP INC	Common stock	—	63,214
CME GROUP INC	Common stock	4,152,087	2,159,083
CME GROUP INC	Common stock	—	20,928
COCA COLA CO	Common stock	885,114	697,786
COCA COLA CO	Common stock	480,656	483,083
COCA COLA CO	Common stock	—	17,162
COEUR D ALENE MINES CORP	Common stock	—	4,840
COGENT INC	Common stock	—	679
COGNIZANT TECHNOLOGY SOLUTIONS INC	Common stock	—	7,224
COLDWATER CREEK INC	Common stock	—	570
COLFAX CORP COM	Common stock	—	5,195
COLGATE PALMOLIVE CO	Common stock	2,352,626	2,292,397
COLONIAL BANCGROUP	Common stock	—	2,691
COMBIMATRIX CORP DEL	Common stock	—	700
COMCAST CORP NEW	Common stock	951,960	732,190
COMCAST CORP NEW CL A	Common stock	—	4,220

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

COMCAST CORP NEW CL A SPL	Common stock	—	6,532
COMMTOUCH SOFTWARE LIMITED SHS NEW	Common stock	—	254
COMPANHIA VALE DO RIO DOCE SPONS ADR	Common stock	—	8,477
COMPASS MINERALS INTL INC	Common stock	—	13,584
COMPUCREDIT CORP	Common stock	—	520
CONEXANT SYS INC COM NEW	Common stock	—	178
CONOCOPHILLIPS	Common stock	1,872,918	1,765,777
CONOCOPHILLIPS	Common stock	—	7,252
CONSOL ENERGY INC	Common stock	—	720
CONSTELLATION ENERGY GROUP	Common stock	—	8,556
CONSTELLATION ENERGY PARTNERS LLC COM UNIT	Common stock	—	11,120
CONTANGO OIL & GAS INC COM NEW	Common stock	—	10,416
COOPER TIRE & RUBBER CO	Common stock	—	3,080
COPART INC	Common stock	—	1,740
CORNING INC	Common stock	269,227	312,621
CORNING INC	Common stock	—	6,012
CORPORATE EXECUTIVE BRD CO	Common stock	—	1,235
COSTCO WHOLESALE CORP	Common stock	—	11,697
COSTCO WHSL CORP NEW	Common stock	1,551,381	1,571,770
COVIDIEN LIMITED COM SHS	Common stock	—	797
COWEN GROUP INC COM	Common stock	—	1,018
CREDIT SUISSE GROUP	Common stock	1,284,302	686,901
CREE INC	Common stock	—	10,316
CROCS INC COM	Common stock	—	9,046
CROSS TIMBERS ROYALTY TRUST	Common stock	—	418
CTRIP COM INTL LTD AMERICAN DEP SHS	Common stock	—	333
CVR ENERGY INC COM	Common stock	—	1,600
CVS CORP DEL	Common stock	—	9,427
D R HORTON INC	Common stock	—	14,140
DAIMLERCHRYSLER AG ORD	Common stock	—	975
DANAHER CORP	Common stock	—	566
DATALINK CORP	Common stock	—	672
DAWSON GEOPHYSICAL COMPANY	Common stock	—	2,672
DAYSTAR TECHNOLOGIES INC	Common stock	—	94
DEERE & CO	Common stock	—	17,252
DELEK US HLDGS INC	Common stock	—	5,290
DELL INC N/C FROM 247025109	Common stock	—	2,028
DELPHI AUTOMOTIVE SYSTEMS	Common stock	—	3
DENDREON CORP	Common stock	—	10,030
DENISON MINES CORP COM	Common stock	—	1,180
DEUTSCHE BANK AG	Common stock	1,491,675	498,536
DEUTSCHE BK AG LON BRH GOLD DOUBLE LONG EXCHANGE TRADED NTS	Common stock	—	1,357
DEVON ENERGY CORP NEW	Common stock	—	8,542
DEVON ENERGY CORPORATION NEW	Common stock	850,832	603,812
DEVON ENERGY CORPORATION NEW	Common stock	623,529	610,304
DIAGEO PLC	Common stock	—	8,912
DIAMOND OFFSHORE DRILLING INC	Common stock	—	884
DIANA SHIPPING INC	Common stock	—	8,034

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

DIGI INTL INC	Common stock	—	527
DIGITAL ANGEL CORP NEW COM NEW	Common stock	—	68
DIGITAL LIGHTWAVE INC	Common stock	—	68
DISCOVER FINL SVCS	Common stock	—	3,002
DISCOVERY LAB INC	Common stock	—	930
DISNEY WALT CO	Common stock	1,305,817	1,154,593
DISNEY WALT CO DEL (HOLDING COMPANY)	Common stock	—	48,089
DOLBY LABORATORIES INC CL A	Common stock	—	4,914
DORAL FINL CORP COM NEW	Common stock	—	375
DOUBLE TAKE SOFTWARE COM	Common stock	—	2,691
DOW CHEMICAL CO	Common stock	—	21,428
DOWNEY FINL CORP	Common stock	—	37
DR PEPPER SNAPPLE GROUP INC	Common stock	760,012	590,865
DR PEPPER SNAPPLE GROUP INC COM	Common stock	—	3,250
DRDGOLD LTD SPONSORED ADR REPSTG 10 SHS	Common stock	—	557
DRUGSTORE.COM INC	Common stock	—	930
DRYSHIPS INC	Common stock	—	1,079
DU PONT E I DE NEMOURS & CO	Common stock	—	49,766
DUKE ENERGY CORP NEW COM	Common stock	—	41,599
DUKE ENERGY HLDG CORP	Common stock	666,559	630,314
DUKE REALTY CORP	Common stock	—	2,370
DXP ENTERPRISES INC NEW	Common stock	—	14,610
DYNAMIC MATERIALS CORP	Common stock	—	676
DYNEGY INC DEL CL A	Common stock	—	4,250
E M C CORP MASS	Common stock	—	8,952
E TRADE GROUP INC.	Common stock	—	2,691
EAGLE BULK SHIPPING INC	Common stock	—	2,765
EARTHLINK INC	Common stock	—	4,009
EASTMAN CHEM CO	Common stock	427,067	350,915
EBAY INC	Common stock	—	13,737
EDGE PETE CORP	Common stock	—	16
EDWARDS LIFESCIENCES CORP	Common stock	—	9,598,625
EL PASO CORP	Common stock	1,099,385	623,568
EL PASO CORP	Common stock	—	1,801
ELAN CORP PLC ADR	Common stock	—	10,920
ELDORADO GOLD CORP NEW	Common stock	—	7,950
ELECTRONIC ARTS INC	Common stock	—	5,614
ELITE PHARM INC	Common stock	—	1,750
EMBARQ CORP COM	Common stock	—	2,337
EMCORE CORP	Common stock	—	1,950
EMERGENT BIOSOLUTIONS INC COM	Common stock	—	7,833
EMERSON ELEC CO	Common stock	1,629,764	1,667,584
EMERSON ELECTRIC CO	Common stock	—	4,576
EMULEX CORP COM NEW	Common stock	—	803
ENBRIDGE ENERGY PARTNERS LP	Common stock	—	1,275
ENBRIDGE INC	Common stock	—	1,624
ENERGY CONVERSION DEVICES INC	Common stock	—	2,773
ENERGY TRANSFER PARTNERS LP UT	Common stock	—	44,728
ENERGYSOLUTIONS INC DEPOSITARY SH	Common stock	—	565
ENERPLUS RES FD TR UNIT SER G NEW	Common stock	—	3,686
ENTERPRISE GP HLDGS L P UNIT	Common stock	—	1,394
ENTERPRISE PRODUCTS PPTNS LP	Common stock	—	25,913
ENTRAVISION COMMUNICATIONS CORP CL A	Common stock	—	234
ENTREMED INC	Common stock	—	67
ENVIRONMENTAL PWR CORP COM NEW	Common stock	—	2,048
EOG RESOURCES INC	Common stock	1,136,486	960,470
EPIX PHARMACEUTICALS INC COM NEW	Common stock	—	16,454

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

ERICSSON L M TEL CO	Common stock	620,141	641,267
EV3 INC	Common stock	—	27,450
EVERGREEN SOLAR INC	Common stock	—	7,497
EXELIXIS INC	Common stock	—	8,730
EXELON CORP	Common stock	591,220	670,347
EXELON CORP	Common stock	—	27,805
EXETER RESOURCE CORP	Common stock	—	15,405
EXPEDIA INC DEL COM	Common stock	—	519
EXPRESS 1 EXPEDITED SOLUTIONS INC COM	Common stock	—	2,300
EXPRESSJET HLDGS INC COM NEW	Common stock	—	1,020
EXXON MOBIL CORP	Common stock	1,378,156	1,751,081
EXXON MOBIL CORP	Common stock	—	12,255
FACET BIOTECH CORP COM	Common stock	—	38
FAIRPOINT COMMUNICATIONS INC	Common stock	—	3,410
FASTENAL CO	Common stock	—	2,614
FAVRILLE INC	Common stock	—	290
FEDERAL NATL MTG ASSN	Common stock	—	26,045
FEDEX CORP	Common stock	—	3,208
FIDELITY NATL FINL INC	Common stock	481,439	322,265
FIELDPOINT PETROLEUM CORP	Common stock	—	230
FIFTH THIRD BANCORP	Common stock	342,522	341,965
FINISAR CORP	Common stock	—	892
FIRST AMERICAN CORP	Common stock	—	1,445
FIRST MARBLEHEAD CORP	Common stock	—	155
FIRST SOLAR INC COM	Common stock	—	8,967
FLAGSTAR BANCORP INC	Common stock	—	43
FLANDERS CORP	Common stock	—	9,380
FLEXTRONICS INTERNATIONAL LTD	Common stock	1,687,018	424,190
FLUOR CORP NEW	Common stock	183,333	159,605
FLUOR CORP NEW	Common stock	—	12,878
FMC TECHNOLOGIES INC	Common stock	—	2,383
FOCUS MEDIA HLDG LTD SPONSORED ADR	Common stock	—	10,090
FOOD TECHNOLOGY SVC INC	Common stock	—	475
FORBES MEDI TECH INC NEW COM	Common stock	—	1
FORD MTR CO DEL COM	Common stock	—	36,503
FOREST LABS INC CL A	Common stock	—	5,094
FORTUNE BRANDS INC	Common stock	—	2,683
FOSTER WHEELER LTD SHS NEW	Common stock	—	20,458
FOUNDATION COAL HLDGS INC	Common stock	—	1,402
FPL GROUP INC	Common stock	—	5,608
FRANKLIN RES INC	Common stock	1,136,807	990,974
FRANKLIN RES INC	Common stock	—	3,214
FREDDIE MAC	Common stock	—	36,500
FREEPORT MCMORAN COPPER & GOLD INC.	Common stock	—	13,480
FRONTEER DEV GROUP INC (CANADA)	Common stock	—	1,960
FRONTIER OIL CORP	Common stock	—	16,419
FUEL SYS SOLUTIONS INC COM	Common stock	—	4,095
FUEL TECH INC COM	Common stock	—	826
FUNDTECH LTD	Common stock	—	1,131
GAMESTOP CORP NEW CL A	Common stock	—	17,545
GAMING PARTNERS INTL CORP	Common stock	—	1,310
GAMMON GOLD INC	Common stock	—	27,339
GANNETT INC	Common stock	885,190	239,508
GARMIN LTD REG SHS	Common stock	—	2,729
GASTAR EXPL LTD	Common stock	—	3,340
GENENTECH INC	Common stock	3,965,734	4,169,767
GENENTECH INC	Common stock	—	112,094
GENERAL DYNAMICS CORP	Common stock	—	2,880
GENERAL ELEC CO	Common stock	955,963	477,000
GENERAL ELECTRIC CO	Common stock	—	299,346
GENERAL MILLS INC	Common stock	—	54,675
GENERAL MLS INC	Common stock	695,906	660,277
GENERAL MOTORS CORP	Common stock	—	8,640

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

GENEREX BIOTECHNOLOGY CORP	Common stock	—	1,860
GENETIC TECHNOLOGIES LTD SPONS ADR	Common stock	—	11
GENOPTIX INC COM	Common stock	—	20,448
GENTA INC COM PAR $0.001	Common stock	—	1
GENWORTH FINL INC	Common stock	1,494,365	131,423
GEOPHARMA INC	Common stock	—	400
GIANT INTERACTIVE GROUP INC ADR	Common stock	—	1,298
GIGAMEDIA LTD	Common stock	—	16,890
GILEAD SCIENCES INC	Common stock	3,893,890	5,891,778
GILEAD SCIENCES INC	Common stock	—	70,931
GLADSTONE CAP CORP	Common stock	—	3,581
GLAXOSMITHKLINE PLC SPONSORED ADR FORMERLY GLAXO PLC	Common stock	—	1,864
GLOBAL SOURCES LTD	Common stock	—	1,363
GOLDCORP INC NEW	Common stock	—	37,836
GOLDEN STAR RES LTD CDA COM	Common stock	—	1,000
GOLDMAN SACHS GROUP INC	Common stock	1,020,918	1,113,581
GOLDMAN SACHS GROUP INC	Common stock	1,114,417	725,433
GOLDMAN SACHS GROUP INC	Common stock	—	1,435
GOOGLE INC	Common stock	7,606,400	5,775,607
GOOGLE INC CL A	Common stock	—	113,215
GRAHAM CORP	Common stock	—	9,754
GRAND PACARAIMA GOLD CORP	Common stock	—	1
GREAT WOLF RESORTS INC	Common stock	—	154
GREENHUNTER ENERGY INC COM	Common stock	—	984
GRUPO AEROPORTUARIO DEL SURESTE S A DE S V	Common stock	—	2,056
GSI TECHNOLOGY INC	Common stock	—	1,370
GTC BIOTHERAPEUTICS INC COM	Common stock	—	2,266
GUESS? INC	Common stock	—	553
GULFPORT ENERGY CORP	Common stock	—	2,627
H & Q HEALTHCARE FD SH BEN INT	Common stock	—	3,577
HALLIBURTON CO HOLDING CO	Common stock	—	9,090
HALOZYME THERAPEUTICS INC	Common stock	—	116,099
HANCOCK HOLDING CO	Common stock	—	45,460
HANSEN NATURAL CORP	Common stock	—	19,246
HARLEY DAVIDSON INC WISC	Common stock	—	1,697
HARRY WINSTON DIAMOND CORP	Common stock	—	465
HARTFORD FINANCIAL SVCS GRP	Common stock	1,489,813	368,287
HARTFORD FINL SVCS GROUP INC	Common stock	—	25,123
HCP INC COM	Common stock	—	5,966
HEADWATERS INC	Common stock	—	8,438
HECLA MINING CO	Common stock	—	2,660
HELIX ENERGY SOLUTIONS GROUP INC	Common stock	—	181
HELLENIC TELECOMM ORG ADR REPRSTG 1/2 ORD SHS	Common stock	—	670
HENRY JACK & ASSOCIATES INC	Common stock	—	3,610
HERSHEY FOODS CORP NFSC IS SPECIALIST IN THIS SECURITY	Common stock	—	1,537
HESS CORP COM	Common stock	—	2,467
HEWLETT PACKARD CO	Common stock	7,033,410	5,984,535
HEWLETT PACKARD CO DE	Common stock	—	49,010
HKN INC	Common stock	—	131
HOLLIS-EDEN PHARMA INC	Common stock	—	48
HOLLY CORP PAR $0.01	Common stock	—	2,735
HOLOGIC INC	Common stock	—	2,091
HOME DEPOT INC	Common stock	226,952	266,120
HOME DEPOT INC	Common stock	—	90,555
HOME INNS & HOTELS MGMT INC SPONSORED ADR	Common stock	—	429
HOME SOLUTIONS AMER INC	Common stock	—	22
HONDA MOTORS LTD ADR NEW	Common stock	—	3,158
HONEYWELL INTERNATIONAL INC	Common stock	—	16,662
HONEYWELL INTL INC	Common stock	367,921	389,260
HORSEHEAD HLDG CORP	Common stock	—	1,716
HOSPIRA INC	Common stock	—	3,460
HOT TOPIC INC	Common stock	—	4,635
HOVNANIAN ENTERPRISE INC CL A	Common stock	—	5,160

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

HSBC HOLDINGS PLC SPONS ADR	Common stock	—	29,310
HSN INC DEL COM	Common stock	—	87
HUANENG POWER INTL INC — ADR	Common stock	—	3,100
HUGOTON RTY TR TEX UNIT BEN INT	Common stock	—	112
HUNTINGTON BANCSHARES INC COM	Common stock	—	3,830
IAC / INTERACTIVECRP COM PAR $.001	Common stock	—	488
ICON PLC CORP ADR REPRSTG 1 ORD SHR	Common stock	—	8,664
IDEARC INC COM DELAWARE	Common stock	—	770
IDM PHARMA INC COM	Common stock	—	1,596
I-FLOW CORP COM NEW	Common stock	—	5,040
IGO INC COM	Common stock	—	35
ILLINOIS TOOL WORKS	Common stock	—	1,067
IMA EXPLORATION INC	Common stock	—	240
IMMUNOMEDICS INC	Common stock	—	3,400
INCYTE GENOMICS INC	Common stock	—	20,826
INDEVUS PHARMACEUTICALS INC	Common stock	—	17,270
INDIA FD INC	Common stock	—	9,150
INDIA GLOBALIZATION CAP INC	Common stock	—	4,171
INDYMAC BANCORP INC	Common stock	—	73
INERGY LP	Common stock	—	3,408
INFINERA CORP	Common stock	—	10,367
INFOSYS TECHNOLOGIES LIMITED ADR	Common stock	—	1,229
INNODATA CORP	Common stock	—	413
INSMED INC COM NEW	Common stock	—	1,163
INTEGRAL SYS INC MD	Common stock	—	1,205
INTEGRATED DEVICE TECH INC	Common stock	—	1,290
INTEL CORP	Common stock	—	74,481
INTERCONTINENTALEXCH INTL	Common stock	—	3,957
INTERNATIONAL COAL GROUP INC NEW	Common stock	—	2,300
INTERNATIONAL GAME TECHNOLOGY	Common stock	—	832
INTERNET CAP GROUP INC COM NEW	Common stock	—	409
INTEROIL CORP	Common stock	—	110,000
INTERVAL LEISURE GROUP INC COM	Common stock	—	65
INTL BUSINESS MACH NFSC IS SPECIALIST IN THIS SECURITY	Common stock	—	16,342
INTL FUEL TECH INC NEW	Common stock	—	1,100
INTL SPEEDWAY CL A	Common stock	—	1,149
INTUIT	Common stock	388,726	413,708
INTUITIVE SURGICAL INC COM NEW	Common stock	—	1,270
INVENTIV HEALTH INC COM	Common stock	—	1,154
ION NETWORKS INC	Common stock	—	13
IOWA TELECOMMUNICATION SVCS INC	Common stock	—	2,783
IPG PHOTONICS CORP COM	Common stock	—	9,015
IRVINE SENSORS CORP COM PAR $	Common stock	—	32
IVANHOE ENERGY COM	Common stock	—	5,807
J C PENNEY INC	Common stock	1,093,251	687,113
J P MORGAN CHASE & CO	Common stock	—	26,706
JA SOLAR HLDGS CO LTD SPONSORED ADR	Common stock	—	4,947
JABIL CIRCUIT INC	Common stock	—	17,213
JACOBS ENGR GROUP INC	Common stock	556,694	513,282
JAKKS PACIFIC INC	Common stock	—	2,063
JAMES RIV COAL CO COM NEW	Common stock	—	6,132
JDS UNIPHASE CORP COM PAR $0.001	Common stock	—	5,701
JENSEN PORTFOLIO, INC.	Common stock	—	50,072
JETBLUE AWYS CORP	Common stock	—	9,266
JOHN BEAN TECHNOLOGIES CORP COM	Common stock	—	173
JOHNSON & JOHNSON	Common stock	—	112,584
JONES LANG LASALLE INC	Common stock	—	252
JOY GLOBAL INC	Common stock	—	3,562
JPMORGAN CHASE + CO	Common stock	1,982,492	1,794,459
JPMORGAN CHASE + CO	Common stock	1,990,462	1,570,152
JUNIPER NETWORKS INC	Common stock	925,905	906,577
JUNIPER NETWORKS INC	Common stock	—	2,977

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

KAMAN CORP COM FORMERLY CL A TO 10/11/2005	Common stock	—	18,582
KB HOME	Common stock	816,091	273,187
KEEGAN RES INC	Common stock	—	1,840
KERYX BIOPHARMACEUTICALS INC	Common stock	—	132
KEY TECH INC	Common stock	—	9,445
KHD HUMBOLDT WEDAG INTL LTD COM	Common stock	—	4,233
KIMBERLY CLARK CORP	Common stock	767,153	625,329
KIMBERLY CLARK CORP	Common stock	—	10,548
KINDER MORGAN ENERGY PARTNERS L P	Common stock	—	14,650
KINDER MORGAN MGMT LLC SHS	Common stock	—	3,438
KING PHARMACEUTICALS INC	Common stock	—	3,144
KINROSS GOLD CORP NEW COM NO PAR	Common stock	—	35,006
KKR FINL HLDGS LLC	Common stock	—	1,580
KNIGHTSBRIDGE TANK COM USD 0.01	Common stock	—	11,281
KOHLS CORP	Common stock	729,411	826,243
KOHL’S CORP	Common stock	—	38,372
KRAFT FOODS INC CL A	Common stock	—	21,816
KRISPY KREME DOUGHNUTS INC	Common stock	—	2,688
KROGER CO	Common stock	1,176,255	1,163,832
KRONOS WORLDWIDE INC	Common stock	—	24
L-3 COMMUNICATIONS HLDGS INC	Common stock	—	35,587
LABORATORY CORP OF AMERICA HLDGS NEW	Common stock	—	19,323
LADISH COMPANY INC NEW	Common stock	—	6,316
LAS VEGAS SANDS CORP	Common stock	—	10,971
LAW ENFORCEMENT ASSOCIATES CORP	Common stock	—	384
LDK SOLAR CO LTD SPONSORED ADR	Common stock	—	10,811
LEAR CORP	Common stock	—	1,410
LEE ENTERPRISES INC	Common stock	—	1,230
LEGACY RESVS LP UNIT	Common stock	—	931
LEGG MASON	Common stock	—	6,970
LEHMAN BROS HLDGS CORP	Common stock	—	69
LENNOX INTL INC	Common stock	—	8,073
LEVEL 3 COMMUNICATIONS INC	Common stock	—	2,653
LIBBEY INC	Common stock	—	566
LIFE TECHNOLOGIES CORP COM	Common stock	—	2,051
LILLY ELI & CO	Common stock	—	2,416
LIMITED BRANDS INC	Common stock	27,591	29,761
LINEAR TECHNOLOGY CORP	Common stock	—	79,632
LINUX GOLD CORP	Common stock	—	58
LOCKHEED MARTIN CORP	Common stock	1,864,286	1,478,767
LOWES COMPANIES	Common stock	—	42,784
LOWES COS INC	Common stock	—	261,538
LSI LOGIC CORP	Common stock	—	872
LUNDIN MNG CORP	Common stock	—	81
MACYS INC	Common stock	1,691,941	416,219
MAHANAGAR TEL NIGAM LTD SPON ADR REPSTG 2 ORD SHS 2001	Common stock	—	685
MANDALAY MEDIA INC COM N/C FROM 58448J106	Common stock	—	28
MANHATTAN PHARMACEUTICALS INC COM NEW	Common stock	—	20
MANITOWOC INC	Common stock	—	1,645
MARATHON OIL CORP	Common stock	745,753	516,341
MARATHON OIL CORP	Common stock	—	5,883
MARKEL CORP HLDG CO	Common stock	—	10,465
MARSH + MCLENNAN COS INC	Common stock	788,294	719,413
MARVEL ENTMT INC COM	Common stock	—	738
MARVELL TECHNOLOGY GROUP LTD	Common stock	—	4,669
MASSMUTUAL PARTN INVS	Common stock	—	18,100
MASTERCARD INC CL A	Common stock	—	15,726

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

MCDONALDS CORP	Common stock	3,188,098	3,275,178
MCDONALDS CORP	Common stock	—	63,015
MCKESSON CORP	Common stock	233,547	160,725
MCKESSON CORP	Common stock	222,339	237,261
MECHEL OAO SPONSORED ADR	Common stock	—	4,560
MEDCO HEALTH SOLUTIONS INC	Common stock	1,923,033	1,863,448
MEDIFAST INC	Common stock	—	690
MEDTRONIC INC	Common stock	—	136,834
MELCO PBL ENTMNT LTD ADR	Common stock	—	1,522
MERCADOLIBRE INC	Common stock	—	164
MERCK & CO INC	Common stock	—	196,094
MERCK + CO INC	Common stock	2,067,313	1,742,163
MERIDIAN RESOURCE CORP	Common stock	—	371
MERRILL LYNCH & CO INC	Common stock	—	7,176
METALICO INC	Common stock	—	911
METLIFE INC	Common stock	1,073,195	1,202,098
METLIFE INC COM	Common stock	—	70,069
MFRI INC	Common stock	—	693
MGIC INVST CORP WIS COM	Common stock	—	876
MGP INGREDIENTS INC	Common stock	—	101
MICRON TECHNOLOGY	Common stock	—	1,320
MICROSOFT CORP	Common stock	—	50,811
MICROTUNE INC DEL	Common stock	—	4,804
MICROVISION INC WASH	Common stock	—	33,600
MILLENNIUM INDIA ACQUISITION CO INC COM	Common stock	—	3,600
MILLER HERMAN INC	Common stock	—	1,303
MINDRAY MED INTL LTD SPONSORED ADR REPSTG CL A	Common stock	—	1,224
MINDSPEED TECHNOLOGIESINC COM NEW	Common stock	—	5
MINEFINDERS LTD CORP	Common stock	—	5,150
MITCHAM INDS INC	Common stock	—	206
MKS INSTRUMENTS INC	Common stock	—	1,479
MOLSON COORS BREWING CO	Common stock	791,651	913,556
MONOLITHIC PWR SYS INC COM	Common stock	—	6,305
MONSANTO CO NEW	Common stock	3,284,772	2,718,908
MONSANTO CO NEW	Common stock	—	20,815
MORGAN STANLEY	Common stock	2,422,876	654,548
MORGAN STANLEY DEAN WITTER & CO	Common stock	—	42,609
MORNINGSTAR INC	Common stock	—	4,615
MOTOROLA INC	Common stock	716,342	525,695
MOTOROLA INC	Common stock	—	28,914
MULTIBAND CORP COM NEW	Common stock	—	238
MVC CAP INC	Common stock	—	3,738
NANOGEN INC	Common stock	—	350
NANOSPHERE INC	Common stock	—	357
NASHUA CORP	Common stock	—	8,003
NATIONAL CITY CORP	Common stock	—	6,335
NATIONAL OILWELL VARCO INC	Common stock	—	4,668
NATIONWIDE HEALTH PPTYS INC	Common stock	—	2,111
NAVIOS MARITIME HOLDINGS INC COM	Common stock	—	2,259
NCI INC CL A	Common stock	—	6,026
NEOPHARM INC	Common stock	—	324
NETAPP INC COM	Common stock	—	1,118
NETFLIX COM INC COM	Common stock	—	13,749
NETGEAR INC	Common stock	—	3,423
NETSUITE INC COM	Common stock	—	2,220
NEW FRONTIER MEDIA INC	Common stock	—	1,700
NEW ORIENTAL ED & TECHNOLOGY GROUP INC	Common stock	—	2,746

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

NEWCASTLE INVT CORP	Common stock	—	420
NEWELL RUBBERMAID INC	Common stock	—	5,714
NEWMONT MNG CORP	Common stock	430,684	398,122
NEWS CORP	Common stock	214,462	238,909
NEXMED INC COM EXCHANGED FOR .05 SHARES OF NEXMED INC	Common stock	—	6,930
NOKIA CORP	Common stock	305,301	322,150
NOKIA CORP ADR	Common stock	—	21,116
NORDSTROM INC	Common stock	—	15,972
NORSK HYDRO A S SPONSORED ADR	Common stock	—	1,985
NORTEL NETWORKS CORP NEW	Common stock	—	447
NORTEL NETWORKS CORP NEW COM	Common stock	—	15
NORTHFIELD LABORATORIES INC	Common stock	—	34,897
NORTHGATE EXPL LTD	Common stock	—	2,490
NOVA BIOSOURCE FUELS INC COM	Common stock	—	45
NOVAGOLD RESOURCES	Common stock	—	1,176
NOVAMED EYECARE INC	Common stock	—	1,038
NOVARTIS AG	Common stock	544,029	575,246
NOVARTIS AG ADR	Common stock	—	7,540
NOVASTAR FINL INC COM NEW	Common stock	—	10
NOVATEL WIRELESS INC	Common stock	—	4,640
NOVAVAX INC	Common stock	—	1,512
NPS PHARMACEUTICALS INC	Common stock	—	6,831
NRG ENERGY INC COM NEW	Common stock	—	20,624
NUCOR CORP	Common stock	—	63,756
NUCRYST PHARMACEUTICALS CORP COM	Common stock	—	1,800
NUTRACEA COM NEW	Common stock	—	400
NUTRI SYS INC NEW COM	Common stock	—	1,532
NVIDIA CORP	Common stock	572,288	424,999
NVIDIA CORP	Common stock	—	13,719
NYSE EURONEXT	Common stock	—	14,554
OCEANEERING INTL INC	Common stock	—	2,914
OCEANFREIGHT INC	Common stock	—	446
OILSANDS QUEST INC COM	Common stock	—	982
OLYMPIC STEEL INC	Common stock	—	20,370
OMEGA NAVIGATION ENTERPRISES INC	Common stock	—	1,274
OMNITURE INC COM	Common stock	—	1,064
ON2.COM INC	Common stock	—	6,080
ONCOGENEX PHARMACEUTICALS INC COM	Common stock	—	51
ONCOLYTICS BIOTECH INC	Common stock	—	83,732
ONCOTHYREON INC COM	Common stock	—	132
ONEOK PARTNERS L P UNIT	Common stock	—	5,020
ONYX PHARMACEUTICALS INC	Common stock	—	13,664
OPEN JT STK CO VIMPEL COMMS SPONS ADR	Common stock	—	11,769
OPENTV CORP CL A	Common stock	—	215
OPNEXT INC	Common stock	—	438
ORACLE CORP.	Common stock	—	88,331
ORCHID CELLMARK INC	Common stock	—	54
O’REILLY AUTOMOTIVE INC	Common stock	—	56,500
OTELCO INC INCOME DEP SECS IDS	Common stock	—	858
OWENS ILL INC COM NEW	Common stock	—	2,733
P F CHANGS CHINA BISTRO INC	Common stock	—	733
PACER INTL INC TENN COM	Common stock	—	2,086
PACIFIC ETHANOL INC	Common stock	—	286
PACIFIC RIM MINING CORP COM NEW	Common stock	—	2,100
PALATIN TECHNOLOGIES INC	Common stock	—	45
PALM INC NEW COM	Common stock	—	7,706
PANACOS PHARMACEUTICALS INC	Common stock	—	27
PATTERSON-UTI ENERGY INC	Common stock	—	1,151
PAYCHEX INC	Common stock	—	2,628

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

PDI INC	Common stock	—	401
PDL BIOPHARMA INC COM	Common stock	—	136
PEABODY ENERGY CORP	Common stock	—	36,443
PENGROWTH ENERGY TR UNIT NEW	Common stock	—	9,239
PENN WEST ENERGY TR TR UNIT	Common stock	—	712
PEPSICO INC	Common stock	2,354,062	1,953,606
PEPSICO INC	Common stock	—	16,727
PERRIGO CO	Common stock	—	19,447
PETROCHINA CO LTD SPON ADR	Common stock	—	1,068
PETROHAWK ENERGY CORP	Common stock	—	57,831
PETROLEO BRASILEIRO SA PETROBRAS SPONS ADR	Common stock	—	7,347
PETSMART INC	Common stock	—	1,292
PFF BANCORP INC	Common stock	—	7
PFIZER INC	Common stock	3,079,344	2,175,088
PFIZER INC	Common stock	1,215,161	932,680
PFIZER INC	Common stock	—	194,529
PHARMOS CORP COM PAR $.03	Common stock	—	3
PHILIP MORRIS INTL INC COM	Common stock	—	55,679
PHILIP MORRIS INTL ORD SHR	Common stock	1,143,505	1,023,183
PHILIP MORRIS INTL ORD SHR	Common stock	565,267	1,117,763
PILGRIMS PRIDE CORP	Common stock	—	5,103
PIONEER DRILLING CO	Common stock	—	557
PITNEY BOWES INC	Common stock	—	17,836
PLUM CREEK TIMBER CO INC	Common stock	—	25,585
PMC-SIERRA INC	Common stock	—	3,402
PMI GROUP INC	Common stock	—	7,849
POINT BLANK SOLUTIONS INC N/C FROM 23321E103	Common stock	—	47
POLYMET MINING CORP	Common stock	—	14,245
PORTFOLIO RECOVERY ASSOCS INC	Common stock	—	10,152
POTASH CORP SASK INC	Common stock	—	52,115
PRECISION CASTPARTS CORP	Common stock	—	12,610
PREMIER EXHIBITIONS INC	Common stock	—	19,210
PRESSTEK INC	Common stock	—	12,840
PRICESMART INC	Common stock	—	3,719
PRIMUS GUARANTY LTD SHS	Common stock	—	1,368
PROCTER & GAMBLE CO	Common stock	—	70,535
PROCTER AND GAMBLE CO	Common stock	1,924,677	1,795,823
PROGRESS ENERGY INC	Common stock	—	20,033
PROGRESSIVE CORP OHIO	Common stock	515,348	556,065
PROVIDENT ENERGY TR	Common stock	—	2,410
QUALCOMM INC	Common stock	3,397,636	2,821,579
QUALCOMM INC	Common stock	—	12,541
QUALITY SYSTEMS	Common stock	—	15,093
QUANTUM FUEL SYS TECHNOLOGIES WORLDWIDE INC	Common stock	—	5,100
QUEST DIAGNOSTICS INC	Common stock	—	18,169
QUESTAR CORP COM	Common stock	—	11,442
RADIAN GROUP INC	Common stock	—	2,961
RAIT FINANCIAL TRUST	Common stock	—	1,300
RAMBUS INC	Common stock	—	15,920
REDWOOD TRUST INC	Common stock	—	4,473
REGIONS FINL CORP	Common stock	—	5,738
REPLIGEN CORP	Common stock	—	1,323
RESEARCH IN MOTION LTD	Common stock	—	40,986
RF MICRO DEVICES INC	Common stock	—	156
RITE AID CORP	Common stock	—	10,328
RIVERBED TECHNOLOGY INC COM	Common stock	—	22,780

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

ROCKWELL AUTOMATION INC	Common stock	—	12,896
ROCKWELL MEDICAL TECH INC	Common stock	—	1,060
ROSETTA RES INC COM	Common stock	—	354
ROYAL BK SCOTLAND GROUP PLC SPONSORED ADR	Common stock	—	1,138
ROYAL CARRIBBEAN CRUISES LTD	Common stock	—	1,519
ROYAL DUTCH SHELL PLC	Common stock	1,601,746	1,051,398
ROYAL DUTCH SHELL PLC	Common stock	906,536	695,701
RRI ENERGY INC	Common stock	388,326	200,457
RTI BIOLOGICS INC COM	Common stock	—	690
RUBICON MINERALS CORP	Common stock	—	55,680
S1 CORP	Common stock	—	245
SABA SOFTWARE INC COM NEW	Common stock	—	194
SADIA SA SPONSORED ADR	Common stock	—	8
SAMSON OIL & GAS LTD SPONSORED ADR	Common stock	—	370
SANDISK CORP	Common stock	—	32,400
SANTARUS INC	Common stock	—	785
SATYAM COMPUTER SVCS LTD AMERN DEPOSITORY RCPT	Common stock	—	253
SAVIENT PHARMACEUTICALS INC	Common stock	—	5,790
SCHERING PLOUGH CORP	Common stock	693,370	607,448
SCHERING PLOUGH CORP	Common stock	—	22,139
SCHLUMBERGER LTD	Common stock	4,108,067	2,402,843
SCHLUMBERGER LTD	Common stock	482,868	476,804
SCHLUMBERGER LTD	Common stock	—	7,873
SCHWAB CHARLES CORP	Common stock	881,652	771,692
SEABRIDGE GOLD INC	Common stock	—	10,464
SEAGATE TECHNOLOGY HOLDINGS	Common stock	—	939
SEARS HLDGS CORP	Common stock	—	20,174
SECTOR SPDR TR SHS BEN INT CONSUMER SERVICES	Common stock	—	19,329
SECTOR SPDR TR SHS BEN INT FINANCIAL	Common stock	—	1,252
SECTOR SPDR TR SHS BEN INT UTILITIES	Common stock	—	10,995
SELECT COMFORT CORP	Common stock	—	38
SENIOR HSG PPTYS TR	Common stock	—	4,480
SEQUENOM INC COM NEW	Common stock	—	3,968
SHAW GROUP INC	Common stock	—	4,094
SHIP FINANCE INTERNATIONAL LIMITED	Common stock	—	6,524
SIGMA DESIGNS	Common stock	—	11,400
SILICON IMAGE INC	Common stock	—	1,260
SILICON MOTION TECHNOLOGY CORP SPONS ADR REPSTG SHS	Common stock	—	1,374
SILVER WHEATON CORP COM	Common stock	—	33,618
SIMULATIONS PLUS INC	Common stock	—	368
SINA.COM SHS	Common stock	—	23,150
SINOVAC BIOTECH LTD SHS	Common stock	—	6,900
SIRIUS XM RADIO INC COM	Common stock	—	11,358
SKYWORKS SOLUTIONS INC COM N/C FROM 020753109	Common stock	—	194
SLM CORP COM N/C FROM 90390U102	Common stock	—	3,560
SMITH & WESSON HLDG CORP	Common stock	—	1,135
SMURFIT STONE CONTAINER CORP	Common stock	—	2,397
SOCIEDAD QUIMICA MINERA DE CHILE S A SPONS	Common stock	—	2,439
SOCKET MOBILE INC COM NEW	Common stock	—	92
SOHU.COM INC	Common stock	—	23,670
SOLARFUN PWR HLDGS CO LTD SPONSORED ADR	Common stock	—	117,159
SONUS NETWORKS INC	Common stock	—	632
SOTHEBYS HLDGS INC DELAWARE	Common stock	—	555
SOURCEFORGE INC COM	Common stock	—	2,007
SOUTHERN CO	Common stock	—	70,300
SOUTHERN COPPER CORP DEL COM	Common stock	—	19,804

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

	SOUTHWEST AIRLINES CO	Common stock	—	2,155
	SOUTHWEST AIRLS CO	Common stock	580,300	426,709
	SPECTRA ENERGY CORP	Common stock	1,019,983	699,849
	SPECTRA ENERGY CORP COM	Common stock	—	9,637
	SPECTRANETICS CORP	Common stock	—	6,055
	SPIRIT AEROSYSTEMS HLDGS INC CL A	Common stock	—	763
	SPREADTRUM COMMUNICATIONS INC SPONSORED ADR	Common stock	—	1,980
	SPRINT CORP	Common stock	—	503
	SPRINT NEXTEL CORP	Common stock	2,595,258	401,232
	ST JUDE MEDICAL INC	Common stock	—	18,820
	STAR BULK CARRIERS CORP SHS	Common stock	—	646
	STARBUCKS CORP	Common stock	—	5,194
*	STATE STREET CORP	Common stock	—	116
	STEIN MART INC	Common stock	—	848
	STEM CELL INNOVATIONS INC COM	Common stock	—	70
	STEMCELLS INC N/C FROM 232923102	Common stock	—	1,088
	STERLITE INDS INDIA LTD ADS	Common stock	—	397
	STRATEGIC RES LTD COM	Common stock	—	78
	STRYKER CORP	Common stock	—	7,785
	SULPHCO INC COM	Common stock	—	94
	SUN MICROSYSTEMS INC COM NEW	Common stock	—	6,586
	SUNOPTA INC	Common stock	—	1,570
	SUNTECH PWR HLDGS CO LTD ADR	Common stock	—	8,389
	SUNTRUST BANKS INC	Common stock	—	6,480
	SUPERVALU INC	Common stock	504,760	194,748
	SUREWEST COMMUNICATIONS	Common stock	—	623
	SYMANTEC CORP	Common stock	882,313	690,644
	SYNAPTICS INC	Common stock	—	621
	SYNERON MEDICAL LTD ORD SHS	Common stock	—	834
	SYNTAX BRILLIAN CORP COM	Common stock	—	3
	SYNVISTA THERAPEUTICS INC	Common stock	—	642
	SYSCO CORP	Common stock	—	7,111
	TALBOTS INC	Common stock	—	239
	TARGET CORP	Common stock	—	43
	TARGETED GENETICS CORP COM NEW	Common stock	—	4
	TASEKO MINES LTD	Common stock	—	4,098
	TASER INTERNATIONAL INC	Common stock	—	23,232
	TATA MTRS LTD SPONSORED ADR	Common stock	—	4,748
	TECK COMINCO LTD CL B SUB VTG	Common stock	—	740
	TELLABS INC	Common stock	—	163,453
	TEREX CORP NEW	Common stock	—	831
	TERRA INDS INC	Common stock	—	3,535
	TESORO PETE CORP	Common stock	—	82,075
	TEVA PHARMACEUTICAL INDS LTD	Common stock	3,934,360	3,960,145
	TEVA PHARMACEUTICAL INDS LTD ADR	Common stock	—	2,980
	TEXAS INSTRS INC	Common stock	1,387,912	760,607
	THE STEAK N SHAKE COMPANY	Common stock	—	13,816
	THERAGENICS CORP	Common stock	—	1,170
	THORNBURG MTG INC COM NEW	Common stock	—	2
	THRESHOLD PHARMACEUTICALS INC COM NEW	Common stock	—	29
	TICKETMASTER ENTMT INC COM	Common stock	—	77
	TIME WARNER CABLE INC	Common stock	505,154	517,135
	TIME WARNER INC N/C FROM 00184A105	Common stock	—	14,839
	TIME WARNER INC NEW	Common stock	1,408,329	1,002,943
	TIME WARNER INC NEW	Common stock	1,296,871	867,759
	TITANIUM METALS CORP COM NEW	Common stock	—	5,286

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

TJX COMPANIES INC	Common stock	—	6,171
TJX COS INC NEW	Common stock	311,848	325,193
TONGJITANG CHINESE MEDICINES CO SPONSORED ADR	Common stock	—	3,000
TORO CO	Common stock	—	8,323
TOUSA INC	Common stock	—	40
TOYOTA MTR CO	Common stock	289,945	193,978
TOYOTA MTRS CORP SPON ADR	Common stock	—	13,088
TPTX INC COM	Common stock	—	3
TRANSCANADA CORP	Common stock	—	5,374
TRANSGLOBE ENERGY CORP	Common stock	—	988
TRANSMERIDIAN EXPL INC	Common stock	—	5
TRANSOCEAN LTD ZUG NAMEN -AKT	Common stock	—	29,215
TRANSWITCH CORP	Common stock	—	2,240
TRAVELERS COS INC	Common stock	953,334	973,603
TRAVELERS COS INC COM	Common stock	—	1,040
TREE COM INC COM	Common stock	—	5
TRI CONTINENTAL CORP COM	Common stock	—	4,598
TRI ISTHMUS GROUP INC COM N/C FROM 92908B303	Common stock	—	4
TRIMEDYNE INC	Common stock	—	1,250
TRINITY INDS INC DEL FRMLY TEXAS	Common stock	—	788
TRONOX INC COM CL B	Common stock	—	2
TRUEBLUE INC COM N/C FROM 505401208	Common stock	—	957
TURKCELL ILETISIM HIZMETLERI A.S. SPON ADR NEW	Common stock	—	751
TURKISH INVT FD INC	Common stock	—	11,800
TYCO ELECTRONICS LTD SHS	Common stock	—	357
TYCO INTERNATIONAL LTD BERMUDA	Common stock	720,321	302,527
TYCO INTERNATIONAL LTD BERMUDA SHS	Common stock	—	475
TYSON FOODS INC (DEL)	Common stock	236,456	140,219
TYSON FOODS INC CL A	Common stock	—	1,752
U S AWYS GROUP INC COM	Common stock	—	3,865
U S SHIPPING PARTNER L P COM UNIT	Common stock	—	88
UBS AG SHS NEW	Common stock	—	2,401
ULTRA PETROLEUM CORP	Common stock	—	4,140
UMPQUA HOLDINGS CORP	Common stock	—	2,170
UNDER ARMOUR INC CL A	Common stock	—	12,634
UNILEVER N V	Common stock	641,170	531,229
UNION PAC CORP	Common stock	203,418	153,495
UNITED PARCEL SVC INC CL B	Common stock	—	8,873
UNITED RENTALS INC	Common stock	—	18,239
UNITED STATES STEEL CORP	Common stock	—	7,439
UNITED TECHNOLOGIES CORP	Common stock	—	5,359
UNITEDHEALTH GROUP INC	Common stock	—	20,029
UNIVERSAL DISPLAY CORP	Common stock	—	2,173
UNUM GROUP	Common stock	416,849	417,181
URANERZ ENERGY CORP COM	Common stock	—	278
URANIUM ONE INC	Common stock	—	166
US BANCORP DEL COM NEW	Common stock	—	5,427
US GLOBAL INVESTORS INC CL A	Common stock	—	5,378
USEC INC	Common stock	—	3,591
USG CORP COM NEW	Common stock	—	2,009
VALERO ENERGY CORP	Common stock	—	73,757
VANDA PHARMACEUTICALS INC COM	Common stock	—	499
VARIAN SEMICONDUCTOR EQUIP ASSOC INC	Common stock	—	833
VASCO DATA SECURITY INTL	Common stock	—	350
VASO ACTIVE PHARMACEUTICALS INC CL A	Common stock	—	99
VEOLIA ENVIRONNEMENT SPON ADR	Common stock	—	4,756

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

VERASUN ENERGY CORP COM	Common stock	—	54
VERENIUM CORP	Common stock	—	219
VERIFONE HLDGS INC COM	Common stock	—	489
VERISIGN INC	Common stock	—	191
VERIZON COMMUNICATIONS	Common stock	568,853	545,977
VERIZON COMMUNICATIONS	Common stock	—	44,478
VERMILLION INC COM NEW	Common stock	—	6,620
VERTEX PHARMACEUTCLS INC	Common stock	—	15,797
VIA NET WORKS INC	Common stock	—	734
VIA PHARMACEUTICALS INC	Common stock	—	2
VIRAGEN INC COM NEW	Common stock	—	(1)
VIREXX MED CORP	Common stock	—	5
VIROPHARMA INC	Common stock	—	1,302
VISA INC	Common stock	358,629	352,405
VISA INC COM CL A	Common stock	—	33,518
VISIONCHINA MEDIA INC SPONSORED ADR	Common stock	—	5,460
VISTA GOLD CORP REORGANIZATION SHS	Common stock	—	11,200
VMWARE INC CL A COM	Common stock	—	11,134
VODAFONE GROUP PLC NEW	Common stock	399,997	270,628
VULCAN MATERIALS CO	Common stock	—	2,435
WACHOVIA CORP 2ND NEW	Common stock	—	19,565
WAL MART STORES INC	Common stock	3,369,695	3,392,707
WAL MART STORES INC	Common stock	—	32,916
WALGREEN COMPANY	Common stock	—	82,177
WASHINGTON MUTUAL INC	Common stock	—	553
WASHINGTON POST CO	Common stock	1,353,283	698,310
WASTE MANAGEMENT INC of DELWARE	Common stock	—	2,496
WAYTRONX INC COM N/C FROM 68283P109	Common stock	—	50
WEINGARTEN RLTY INVS SH BEN INT	Common stock	—	10,345
WELLCARE HEALTH PLANS INC FORMERLY WELLCARE GROUP INC	Common stock	—	1,929
WELLS FARGO & CO NEW	Common stock	—	35,845
WESCO INTERNATIONAL INC	Common stock	—	577
WESTELL TECHNOLOGIES INC CL A	Common stock	—	265
WESTERN CAP RES INC COM N/C FROM 917276205	Common stock	—	6
WESTERN DIGITAL CORP	Common stock	1,190,848	460,455
WESTERN DIGITAL CORP	Common stock	—	8,588
WESTERN PAC MINERALS LTD	Common stock	—	—
WESTERN SIZZLIN CORP DEL COM NEW	Common stock	—	11,461
WESTERN UNION CO COM	Common stock	—	1,434
WHOLE FOODS MKT INC	Common stock	—	12,673
WILLBROS GROUP INC	Common stock	—	1,355
WIMM BILL DANN FOODS OJSC SPONS ADR	Common stock	—	658
WINTHROP RLTY TR SH BEN INT NEW	Common stock	—	15,740
WMS INDS INC	Common stock	—	2,018
WUXI PHARMATECH CAYMAN INC SPONSORED ADR REPSTG ORD SHS	Common stock	—	3,196
WYETH	Common stock	540,637	478,106
WYNDHAM WORLDWIDE CORP COM	Common stock	—	672
XILINX INC	Common stock	—	24,146
XINYUAN REAL ESTATE CO LTD SPONSORED ADR	Common stock	—	366
XL CAPITAL LTD	Common stock	1,263,626	100,902
XOMA LTD	Common stock	—	4,835
XTO ENERGY INC	Common stock	731,126	700,469
XTO ENERGY INC N/C FROM 227573102	Common stock	—	35,806
YAHOO INC	Common stock	—	25,498
YAMANA GOLD INC	Common stock	—	18,161
YINGLI GREEN ENERGY HLDG CO LTD ADR	Common stock	—	61,000
YTB INTL INC CL A	Common stock	—	380
YUM! BRANDS INC	Common stock	—	50,300
ZAP COM NEW	Common stock	—	1,036
ZIMMER HOLDINGS INC	Common stock	—	40
ZION OIL & GAS INC COM ISSUE	Common stock	—	3,414
ZOLTEK COS INC	Common stock	—	17,979

Common Stock			$340,479,494

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

	U.S Government and Government Agency Issues:

	FED HM LN PC POOL A37176	5% 01 SEP 2035	900,085	933,102
	FED HM LN PC POOL A46049	5% 01 JUL 2035	813,490	869,052
	FED HM LN PC POOL C48827	6% 01 MAR 2031	25,212	26,112
	FED HM LN PC POOL G01843	6% 01 JUN 2035	942,625	951,076
	FED HM LN PC POOL G12334	5% 01 SEP 2021	1,248,462	1,306,868
	FEDERAL HOME LN MTG	5% 15 JAN 2030	260,224	270,775
	FEDERAL HOME LN MTG CORP	5% 15 DEC 2023	66,432	68,227
	FEDERAL HOME LN MTG CORP	5% 15 MAR 2019	223,452	232,888
	FEDERAL HOME LN MTG CORP	5% 15 SEP 2018	111,624	114,969
	FNMA POOL 256398	6% 01 SEP 2021	130,674	134,570
	FNMA POOL 323887	6% 01 DEC 2013	89,264	90,539
	FNMA POOL 581043	6% 01 MAY 2016	41,470	42,365
	FNMA POOL 615005	6% 01 DEC 2016	69,530	71,020
	FNMA POOL 694448	5.5% 01 APR 2033	741,689	754,455
	FNMA POOL 725690	6% 01 AUG 2034	481,293	484,541
	FNMA POOL 745418	5.5% 01 APR 2036	1,937,093	1,960,609
	FNMA POOL 745515	5% 01 MAY 2036	670,802	716,698
	FNMA POOL 748115	6% 01 OCT 2033	156,681	157,534
	FNMA POOL 815316	5.5% 01 MAY 2035	716,949	728,587
	FNMA POOL 821890	5% 01 JUN 2035	447,590	477,649
	FNMA POOL 822979	5.5% 01 APR 2035	727,479	739,214
	FNMA POOL 885504	6% 01 JUN 2021	265,695	274,827
	FNMA POOL 888102	5.5% 01 MAY 2036	47,831	48,404
	FNMA POOL 888129	5.5% 01 FEB 2037	262,046	268,213
	FNMA POOL 888131	5.5% 01 FEB 2037	487,914	499,396
	FNMA POOL 898832	5.5% 01 NOV 2036	571,230	598,030
	FNMA POOL 902793	6.5% 01 NOV 2036	600,595	612,279
	UNITED STATES TREAS NTS	3.125% 31 AUG 2013	193,567	207,585
	US TREASURY SECURITY	2.625% 15 JUL 2017	1,266,746	1,189,714

	U.S Government and Government Agency Issues			$14,829,298

	Corporate and Other Obligations:

	ABU DHABI NATL ENERGY CO PJSC	7.25% 01 AUG 2018	315,455	271,211
	AES CORP	8% 15 OCT 2017	167,845	137,633
	AES CORP	7.75% 15 OCT 2015	148,099	124,403
	AGILENT TECHNOLOGIES INC	6.5% 01 NOV 2017	457,270	315,591
	ALBERTSONS INC	6.625% 01 JUN 2028	20,091	13,082
	ALLTEL CORP	7.875% 01 JUL 2032	284,787	317,672
	ALTERNATIVE LN TR	6.5% 25 JUN 2036	649,615	317,843
	ALTRIA GROUP INC	9.95% 10 NOV 2038	434,118	483,755
	AMERICAN GEN FIN CORP	6.9% 15 DEC 2017	1,191,138	559,798
	AMERICAN GEN FIN CORP MTN	6.5% 15 SEP 2017	125,027	65,050
	ANHEUSER BUSCH COS INC	6.5% 01 MAY 2042	10,889	12,234
	ANHEUSER BUSCH COS INC	4.95% 15 JAN 2014	16,967	18,122
	ANHEUSER BUSCH COS INC	6.45% 01 SEP 2037	38,049	44,457
	APACHE CORP	6% 15 JAN 2037	14,045	19,148
	AT+T CORP	6.5% 15 MAR 2029	19,751	19,126
	BA CR CARD TR	0.85125% 15 JAN 2016	66,546	28,373
	BA CR CARD TR	0.74125% 15 JUN 2014	83,442	52,326
*	BANK CORP AMER	4.75% 15 AUG 2013	210,689	197,818
	BANK ONE ISSUANCE TR	4.77% 16 FEB 2016	89,569	50,452
	BEAR STEARNS COS INC	5.3% 30 OCT 2015	550,331	546,196
	BEAR STEARNS COS INC MED TERM	6.95% 10 AUG 2012	246,404	251,226

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

BELL CANADA	6.1% 16 MAR 2035	137,983	103,736
BELL CDA	7.3% 23 FEB 2032	90,555	64,770
BELL CDA MEDIUM TERM NTS CDS	6.55% 01 MAY 2029	65,480	48,119
CAPITAL ONE MULTI ASS EXE TR	0.49125% 20 JUN 2012	95,980	56,778
CAPITAL ONE MULTI ASSET EXECUT	0.53125% 15 SEP 2015	244,363	229,545
CD	5.322% 11 DEC 2049	545,708	372,859
CD MTG TR	5.617% 15 OCT 2048	987,282	782,491
CHESAPEAKE ENERGY CORP	6.5% 15 AUG 2017	13,919	11,330
CIA PARANAENSE DE ENERGIA SPONS ADR REPSTG	PFD CL B NON VTG	—	10,540
CIT EQUIP COLL	6.59% 22 DEC 2014	330,677	311,994
CIT GROUP INC	4.75% 15 DEC 2010	63,868	65,183
CIT GROUP INC MT SR NTS 1 CH	5.8% 01 OCT 2036	55,814	52,819
CIT GROUP INC NEW	5% 13 FEB 2014	8,092	7,176
CIT GROUP INC NEW	5.125% 30 SEP 2014	8,797	7,752
CIT GROUP INC NEW	5.6% 27 APR 2011	91,450	79,191
CIT GROUP INC NEW	5.85% 15 SEP 2016	29,334	21,551
CIT GROUP INC NEW	5% 01 FEB 2015	23,079	20,157
CIT GROUP INC NEW	5.4% 30 JAN 2016	11,192	9,624
CIT GROUP INC NEW	5.4% 13 FEB 2012	4,097	3,983
CIT GROUP INC NEW	12% 18 DEC 2018	735,558	566,380
CIT GROUP INC REORGANIZED	5.65% 13 FEB 2017	43,520	35,700
CIT GROUP INC REORGANIZED AS	7.625% 30 NOV 2012	257,026	219,203
CITIBANK CR CARD ISSUANCE TR	1% 20 JUN 2014	599,953	402,181
CITIGROUP	5.205% 11 DEC 2049	337,367	253,958
CITIGROUP INC	5% 15 SEP 2014	556,911	508,034
CITIZENS COMMUNICATIONS CO	7.875% 15 JAN 2027	286,325	166,068
COLONIAL BANCGROUP INC DELAWARE	8.875% 03/15/2038	—	13,751
COLORADO INTST GAS CO	5.95% 15 MAR 2015	19,234	17,258
COLORADO INTST GAS CO	6.8% 15 NOV 2015	15,239	12,759
COLUMBIA / HCA HEALTHCARE CORP	7.58% 15 SEP 2025	7,548	4,561
COLUMBIA HEALTHCARE CORP	7.5% 15 DEC 2023	19,061	11,592
COLUMBIA/HCA HEALTHCARE CORP	7.69% 15 JUN 2025	34,277	20,858
COMCAST CORP NEW	5.65% 15 JUN 2035	76,432	78,121
COMCAST CORP NEW	6.45% 15 MAR 2037	90,665	93,338
COMCAST CORP NEW	6.4% 15 MAY 2038	172,737	187,154
COMCAST CORP NEW	6.95% 15 AUG 2037	911,359	961,728
CORNING INC	6.85% 01 MAR 2029	15,321	11,443
CORNING INC	7.25% 15 AUG 2036	59,237	47,723
COVIDIEN INTL FIN S A	6% 15 OCT 2017	327,553	323,369
CREDIT SUISSE N Y	6% 15 FEB 2018	413,313	380,808
CSC HLDGS INC	7.875% 15 FEB 2018	151,681	120,133
CSC HLDGS INC	7.625% 01 APR 2011	85,077	79,097
D R HORTON INC	5.25% 15 FEB 2015	12,644	9,330
DELHAIZE GROUP SA	6.5% 15 JUN 2017	394,056	358,595
DELTA AIR LINES INC	6.821% 10 AUG 2022	265,973	158,254
DISCOVER CARD	0.50125% 16 APR 2012	262,402	221,481
DISCOVER CARD EXECUTION NT TR	3.14% 15 JUN 2015	604,387	488,822
DUKE ENERGY CO	6.25% 15 JAN 2012	31,365	30,691
DYNEGY HOLDINGS INC	7.75% 01 JUN 2019	37,605	27,250
EMBARQ CORP	7.995% 01 JUN 2036	970,810	646,452
ENEL FIN INTL S A	6.25% 15 SEP 2017	426,704	361,016
ENEL FIN INTL S A	6.8% 15 SEP 2037	178,035	181,937
ENRON CAP RES L P PFD SER A	9% MIP	—	1
EQUIFAX INC	7% 01 JUL 2037	192,070	120,462
ERAC USA FIN CO	6.375% 15 OCT 2017	734,503	513,912
ERAC USA FIN CO	7% 15 OCT 2037	8,244	5,438

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

EUROFIMA	11% 05 FEB 2010	146,849	91,268
EUROPEAN INVESTMENT BANK	0% 24 APR 2013	175,911	144,342
FORD MTR CO DEL	6.5% 01 AUG 2018	3,912	1,185
FORD MTR CO DEL	6.625% 01 OCT 2028	14,754	4,344
FORD MTR CO DEL	7.45% 16 JUL 2031	430,573	153,431
FORD MTR CR CO	7.25% 25 OCT 2011	303,430	234,407
FORD MTR CR CO	7% 01 OCT 2013	302,412	231,938
FORD MTR CR CO	8% 15 DEC 2016	132,202	86,820
GEN ELEC CP CORP	3.485% 08 MAR 2012	777,269	745,024
GENERAL ELEC CAP CORP	2.96% 18 MAY 2012	194,506	207,037
GENERAL MTRS ACCEP CORP	7.25% 02 MAR 2011	38,395	37,758
GENERAL MTRS ACCEP CORP	6.875% 15 SEP 2011	79,110	71,944
GENERAL MTRS ACCEP CORP	8% 01 NOV 2031	21,837	14,442
GENERAL MTRS ACCEP CORP	6.875% 28 AUG 2012	104,052	86,845
GENERAL MTRS ACCEP CORP	6.75% 01 DEC 2014	243,620	188,995
GEORGIA PAC CORP	7.375% 01 DEC 2025	107,638	75,827
GEORGIA PAC CORP	7.25% 01 JUN 2028	165,492	111,420
GEORGIA PAC CORP	7.75% 15 NOV 2029	263,984	177,274
GEORGIA PAC CORP	8.875% 15 MAY 2031	5,319	3,406
GEORGIA PAC CORP	8% 15 JAN 2024	9,978	6,664
GMAC LLC	6% 15 DEC 2011	270,034	238,811
GMAC LLC	6.625% 15 MAY 2012	166,402	144,579
GOLDMAN SACHS GROUP	5.95% 18 JAN 2018	443,666	421,270
GOLDMAN SACHS GROUP INC	6.125% 15 FEB 2033	21,919	27,003
GOLDMAN SACHS GROUP INC	4.75% 15 JUL 2013	28,629	26,618
GOLDMAN SACHS GROUP INC	5.125% 15 JAN 2015	270,866	253,634
GOLDMAN SACHS GROUP INC	5.625% 15 JAN 2017	298,347	267,180
GOLDMAN SACHS GROUP INC	6.75% 01 OCT 2037	333,132	316,624
GOLDMAN SACHS GROUP INC	5.15% 15 JAN 2014	100,011	93,368
HCA INC FORMERLY HCA	6.5% 15 FEB 2016	248,780	176,090
HKCG FIN LTD	6.25% 07 AUG 2018	279,472	294,753
HOME DEPOT INC	5.4% 01 MAR 2016	31,055	30,925
HOME DEPOT INC	5.875% 16 DEC 2036	522,463	481,530
HOSPIRA INC	6.05% 30 MAR 2017	167,580	136,327
ICICI BANK LIMITED	6.375% 30 APR 2022	241,407	127,022
INDYMAC INDX MTG LN 2006 AR25	6.40071% 25 SEP 2036	120,305	55,837
INGERSOLL RAND GLOBAL HLDG CO	6.875% 15 AUG 2018	172,535	165,235
INTERNATIONAL BUSINESS MACHS	4.25% 15 SEP 2009	350,351	360,491
INTERNATIONAL LEASE FIN CORP	3.5% 01 APR 2009	14,157	14,062
INTERNATIONAL PAPER CO	7.95% 15 JUN 2018	221,133	175,577
INTL LEASE FIN CORP MTN	5.75% 15 JUN 2011	133,117	97,206
INTL LEASE FIN CORP MTN	5.45% 24 MAR 2011	57,154	42,045
JC PENNEY CORPORATION INC	6.375% 15 OCT 2036	150,135	95,620
JP MORGAN CHASE COML MTG SECS	6.065278% 15 APR 2045	72,364	94,518
JP MORGAN CHASE COML MTG SECS	5.42% 15 JAN 2049	1,379,186	970,280
KRAFT FOODS INC	6.5% 01 NOV 2031	55,507	61,594
KRAFT FOODS INC	6.5% 11 AUG 2017	323,908	327,493
KREDITANST FUR WIE	10.75% 01 FEB 2010	15,351	9,614
LB UBS COML MTG TR	4.647% 16 DEC 2011	491,163	427,639
LB UBS COML MTG TR	5.661% 15 MAR 2039	381,997	309,618
LENNAR CORP	5.5% 01 SEP 2014	59,989	43,541
MANDALAY RESORT GROUP	6.375% 15 DEC 2011	256,748	186,605
MBNA CR CARD MASTER NT TR	0.81625% 16 AUG 2021	210,930	128,341

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

MERRILL LYNCH + CO INC	6.05% 15 AUG 2012	408,777	413,982
MERRILL LYNCH + CO INC	6.4% 28 AUG 2017	359,201	351,155
MERRILL LYNCH + CO INC	5.45% 05 FEB 2013	17,992	18,981
MERRILL LYNCH + CO INC	6.875% 25 APR 2018	335,402	351,142
MERRILL LYNCH CO INC	6.11% 29 JAN 2037	137,036	150,881
MERRILL LYNCH MTG INVS INC	4.484376% 25 FEB 2035	303,208	181,351
MEXICO(UTD MEX ST)	8% 17 DEC 2015	126,005	100,231
ML CFC COML MGT	5.172% 12 DEC 2049	97,863	129,951
ML CFC COML MTG TR	5.485% 12 MAR 2051	14,258	16,994
MORGAN STANLEY	5.45% 09 JAN 2017	113,345	113,937
MORGAN STANLEY	5.375% 15 OCT 2015	160,531	140,233
MORGAN STANLEY	4.75% 01 APR 2014	600,121	485,190
MORGAN STANLEY CAP I INC	5.588322% 25 JUL 2035	214,152	156,857
MORGAN STANLEY GROUP INC	5.55% 27 APR 2017	528,162	448,426
NEWMONT MNG CORP	5.875% 01 APR 2035	100,361	69,833
NEWS AMER INC	6.15% 01 MAR 2037	380,599	368,481
NEXTEL COMMUNICATIONS	7.375% 01 AUG 2015	285,516	180,385
NEXTEL COMMUNICATIONS INC	6.875% 31 OCT 2013	108,433	69,236
NEXTEL COMMUNICATIONS INC	5.95% 15 MAR 2014	132,968	89,156
OWENS CORNING NEW	7% 01 DEC 2036	96,781	63,601
PENNEY J C INC MEDIUM TERM	6.875% 15 OCT 2015	103,342	78,630
PEPSICO INC	7.9% 01 NOV 2018	73,870	90,759
PETROBRAS INTL FIN CO	5.875% 01 MAR 2018	903,883	816,648
PETROPLUS FIN LTD	6.75% 01 MAY 2014	74,049	47,021
PETROPLUS FIN LTD	7% 01 MAY 2017	74,049	45,170
PROLOGIS CUM	PFD SER G 6.75%	—	264
QWEST CORP	6.5% 01 JUN 2017	885,676	661,991
RAILI TR	5.75% 25 SEP 2021	624,462	416,903
RALI SER 2006 QS6 TR	6% 25 JUN 2021	310,941	236,321
REYNOLDS AMERN INC	7.25% 15 JUN 2037	431,856	308,441
RIO TINTO FIN USA LTD	6.5% 15 JUL 2018	322,986	238,880
SHELL INTL FIN B V	6.375% 15 DEC 2038	412,475	466,507
SLM CORP	5.375% 15 MAY 2014	85,909	66,632
SLM CORP	5.375% 15 JAN 2013	13,366	10,858
SLM CORP	5% 01 OCT 2013	158,813	127,161
SLM CORP	8.45% 15 JUN 2018	672,674	542,518
SLM CORP MEDIUM TERM NTS	5.625% 01 AUG 2033	108,919	80,859
SLM CORP MTN	5.05% 14 NOV 2014	138,759	105,129
SLM CORP MTN	5% 15 APR 2015	215,531	162,856
SLM CORP MTN	5% 15 JUN 2018	103,942	84,717
SOUTHERN NAT GAS CO	7.35% 15 FEB 2031	223,098	180,347
SPRINT CAP CORP	6.875% 15 NOV 2028	1,056,739	643,318
SPRINT CAP CORP	6.9% 01 MAY 2019	155,742	129,685
STANDARD CHARTERED BK	6.4% 26 SEP 2017	118,220	102,189
TALISMAN ENERGY INC	5.85% 01 FEB 2037	48,015	44,640
TALISMAN ENERGY INC	6.25% 01 FEB 2038	121,445	107,533
TELECOM ITALIA CAP	5.25% 15 NOV 2013	15,452	15,057
TELECOM ITALIA CAP	6.375% 15 NOV 2033	148,110	107,125
TELECOM ITALIA CAP	6% 30 SEP 2034	53,792	40,875
TELECOM ITALIA CAP	7.2% 18 JUL 2036	216,090	158,890
TELEFONICA EMISIONES S A U	7.045% 20 JUN 2036	240,987	274,813
TELUS CORP	4.95% 15 MAR 2017	247,232	202,045
TENNESSEE GAS PIPELINE CO	7% 15 OCT 2028	53,980	41,549
TIME WARNER CABLE INC	5.85% 01 MAY 2017	76,713	81,178
TIME WARNER CABLE INC	6.55% 01 MAY 2037	147,101	141,898
TIME WARNER INC	6.625% 15 MAY 2029	512,177	429,022
UNITED STS STL CORP NEW	6.65% 01 JUN 2037	283,161	148,643
UNITED TECHNOLOGIES CORP	6.125% 01 FEB 2019	295,718	316,900
USG CORP	1% 15 JAN 2018	413,929	265,406

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

	VALE OVERSEAS LTD	6.875% 21 NOV 2036	166,467	152,353
	VALERO ENERGY CORP	6.625% 15 JUN 2037	546,412	403,031
	VERIZON COMMUNICATIONS INC	8.75% 01 NOV 2018	260,171	306,964
	VERIZON WIRELESS CAP	8.5% 15 NOV 2018	229,551	271,855
	VODAFONE GROUP	6.15% 27 FEB 2037	320,753	322,049
	WACHOVIA BK NATL ASSN MEDIUM	6.6% 15 JAN 2038	970,494	1,055,191
	WACHOVIA CORP	5.75% 01 FEB 2018	132,719	133,554
	WAMU MTG PASS THROUGH CTFS	1% 25 AUG 2035	226,659	135,442
	WASHINGTON MUT MTG SECS CORP	4.63564% 25 MAR 2035	150,185	100,830
	WELLS FARGO MTG BACKED SECS TR	1% 25 SEP 2036	760,104	449,991
	WELLS FARGO MTG BKD SECS	1% 25 OCT 2035	668,241	432,803
	WESTERN UN CO	5.93% 01 OCT 2016	246,738	210,946
	XEROX CORP	6.4% 15 MAR 2016	331,722	268,000

	Corporate and Other Obligations			$39,195,637

	Synthetic Guaranteed Investment Contracts:

	Cash and Cash Equivalents

	CREDIT SUISSE SEC (USD) LLC	U.S. Dollar Collateral	(2,596,642)	(2,596,643)
	J P MORGAN TERM REPO	U.S. Dollar Collateral	678,863	678,862
	J P MORGAN TERM REPO	U.S. Dollar Collateral	6,271,136	6,271,135
	J P MORGAN TERM REPO	U.S. Dollar Collateral	2,989,568	2,989,567
	J P MORGAN TERM REPO	U.S. Dollar Collateral	9,798,650	9,798,649
	JENNSION FIXED INCOME FUND	Short-Term Investment Fund	1,054,885	1,054,884
*	STATE STREET BANK & TRUST CO	Short-Term Investment Fund	1,910,024	1,910,023
*	STATE STREET BANK + TRUST CO	Short-Term Investment Fund	12,170,729	12,170,729
*	STATE STREET BANK + TRUST CO	Short-Term Investment Fund	5,901,880	5,901,880
*	STATE STREET BANK + TRUST CO	Short-Term Investment Fund	3,058,219	3,058,219
	SWAP BARCLAYS BOC	U.S. Dollar Collateral	(489,933)	(489,933)
	SWAP CSFB COC	U.S. Dollar Collateral	1,117,046	1,117,046
	SWAP DEUTSCHE COC	U.S. Dollar Collateral	274,362	274,362
	SWAP MORGAN STANLEY COC	U.S. Dollar Collateral	2,547,649	2,547,649
	SWAP RBOS COC	U.S. Dollar Collateral	1,714,764	1,714,764

				46,401,193

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

U.S. Government and Government Agency Issues

CREDIT SUISSE FIRST BOSTON MTG	1% 25 JAN 2036	43,825	41,331
FANNIE MAE	5.375% 12 JUN 2017	2,755,092	3,033,699
FANNIE MAE	5.375% 12 JUN 2017	829,576	875,766
FED HM LN PC POOL 1J1214	5.351% 01 SEP 2035	512,428	520,413
FED HM LN PC POOL 1N1417	6.005% 01 FEB 2037	505,862	513,738
FED HM LN PC POOL A34902	5.5% 01 MAY 2035	1,905,474	1,966,491
FED HM LN PC POOL A46675	4.5% 01 AUG 2035	541,006	579,437
FED HM LN PC POOL A47055	4.5% 01 SEP 2035	664,930	713,812
FED HM LN PC POOL B16497	5.5% 01 SEP 2019	438,668	438,531
FED HM LN PC POOL E01343	5% 01 APR 2018	739,780	741,088
FED HM LN PC POOL E01377	4.5% 01 MAY 2018	1,433,616	1,437,688
FED HM LN PC POOL E96852	4.5% 01 JUN 2013	352,127	366,426
FED HM LN PC POOL G01843	6% 01 JUN 2035	2,295,772	2,316,354
FED HM LN PC POOL G01953	4.5% 01 OCT 2035	776,517	830,416
FED HM LN PC POOL G02682	7% 01 FEB 2037	1,079,855	1,097,727
FED HM LN PC POOL G03205	5.5% 01 JUL 2035	425,618	446,078
FED HM LN PC POOL G04121	5.5% 01 APR 2038	3,088,084	3,230,402
FED HM LN PC POOL G04587	5.5% 01 AUG 2038	937,588	990,338
FED HM LN PC POOL G11441	4% 01 AUG 2013	221,708	233,769
FED HM LN PC POOL G12021	4% 01 MAY 2014	539,370	574,541
FED HM LN PC POOL G12022	4.5% 01 NOV 2013	136,936	144,729
FED HM LN PC POOL G12024	4.5% 01 AUG 2018	883,940	958,561
FED HM LN PC POOL G12743	5.5% 01 AUG 2022	995,383	1,024,419
FED HM LN PC POOL G13235	4.5% 01 AUG 2020	1,168,269	1,239,372
FED HM LN PC POOL G18268	5% 01 AUG 2023	3,503,877	3,705,583
FED HM LN PC POOL M80770	5% 09 SEP 2009	763,944	770,787
FED HM LN PC POOL M80790	4% 01 OCT 2009	241,879	246,968
FED HM LN PC POOL M80817	4% 01 MAY 2010	669,166	688,047
FED HM LN PC POOL M80843	3.5% 01 SEP 2010	67,945	70,037
FED HM LN PC POOL M80845	4.5% 01 SEP 2010	296,777	303,880
FED HM LN PC POOL M90952	4% 01 OCT 2009	90,472	89,093
FED HM LN PC POOL M90954	4% 01 NOV 2009	243,105	240,593
FED HM LN PC POOL M90966	4% 01 JAN 2010	250,131	249,090
FEDERAL HOME LN MTG CORP	5% 15 SEP 2027	696,421	714,105
FEDERAL HOME LN MTG CORP	3.0475% 15 FEB 2019	1,879,577	1,805,934
FEDERAL HOME LN MTG CORP	6% 15 FEB 2011	30,594	32,878
FEDERAL HOME LN MTG CORP	5.125% 17 NOV 2017	1,123,720	1,196,017
FEDERAL HOME LN MTG CORP	5.125% 17 NOV 2017	2,831,759	3,201,618
FEDERAL HOME LN MTG CORP	4.125% 21 DEC 2012	1,509,522	1,561,975
FEDERAL HOME LOAD BANK	5% 17 NOV 2017	285,067	320,173
FEDERAL HOME LOAN MTG CORP	5% 15 SEP 2027	1,670,238	1,733,477
FEDERAL HOME LOAN MTG TR	5% 15 DEC 2027	1,740,019	1,807,950
FEDERAL NATL MTG ASSN	5.503% 25 SEP 2011	437,996	456,647
FEDERAL NATL MTG ASSN	6.318% 15 JUN 2027	1,537,776	1,612,143
FEDERAL NATL MTG ASSN	3.25% 09 APR 2013	1,451,787	1,541,739
FEDERAL NATL MTG ASSN	5.139% 25 DEC 2011	373,222	375,588
FEDERAL NATL MTG ASSN	4.76878% 25 APR 2012	346,557	348,580
FEDERAL NATL MTG ASSN	3.25% 09 APR 2013	6,072,227	6,366,056
FEDERAL NATL MTG ASSN REMIC	5.97% 25 MAY 2030	2,940,120	2,864,413
FEDERAL NATL MTG ASSN REMIC	5.703% 25 MAY 2011	437,581	422,470
FEDERAL NATL MTG ASSN REMIC	6.088% 25 MAY 2011	1,096,756	1,003,571

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

FHLMC TBA JAN 30 GOLD SINGLE	5.5% 01 DEC 2099	6,998,023	7,019,818
FHLMC TBA JAN 30 GOLD SINGLE	5.5% 01 DEC 2099	4,081,286	4,126,650
FINANCING CORP CPN FICO STRIPS	0.01% 07 SEP 2009	2,084,091	2,579,840
FNMA TBA APR 30 SINGLE FAM	6% 01 DEC 2099	(28,937)	—
FNMA TBA DEC 15 SINGLE FAM	5.5% 01 DEC 2099	(71)	—
FNMA TBA DEC 30 SINGLE FAM	5% 01 DEC 2099	2,450	—
FNMA TBA DEC 30 SINGLE FAM	5.5% 01 DEC 2099	7,521	—
FNMA TBA FEB 30 SINGLE FAM	4.5% 01 DEC 2099	1,985,145	1,977,489
FNMA TBA FEB 30 SINGLE FAM	5% 01 DEC 2099	4,952,577	4,986,592
FNMA TBA JAN 30 SINGLE FAM	5% 01 DEC 2099	6,411,763	6,502,480
FNMA TBA JAN 30 SINGLE FAM	5.5% 01 DEC 2099	(3,930,560)	(4,017,447)
FNMA TBA JAN 30 SINGLE FAM	5.5% 01 DEC 2099	5,998,023	6,026,170
FNMA TBA JAN 30 SINGLE FAM	5% 01 DEC 2099	4,623,383	4,671,781
FNMA TBA MAR 30 SINGLE FAM	6% 01 DEC 2099	2,572	—
FNMA TBA MAR 30 SINGLE FAM	4.5% 01 DEC 2099	1,110,189	1,112,438
FNMA TBA OCT 30 SINGLE FAM	4.5% 01 DEC 2099	(4,790)	—
FNMA TBA OCT 30 SINGLE FAM	5.5% 01 DEC 2099	2,894	—
FNMA POOL 125420	5.5% 01 MAY 2011	9,782	10,617
FNMA POOL 254088	5.5% 01 DEC 2016	109,879	115,920
FNMA POOL 254140	5.5% 01 JAN 2017	324,979	340,896
FNMA POOL 254503	4% 01 MAY 2010	743,667	748,609
FNMA POOL 254693	0.99% 01 MAR 2033	930,209	947,906
FNMA POOL 254722	5.5% 01 MAY 2018	782,200	777,847
FNMA POOL 254753	4% 01 MAY 2010	275,270	272,834
FNMA POOL 254836	4% 01 JUL 2010	592,511	607,810
FNMA POOL 255276	4% 01 JUN 2011	275,918	286,684
FNMA POOL 255364	6% 01 SEP 2034	783,544	810,325
FNMA POOL 255765	5% 01 JUL 2020	253,712	266,916
FNMA POOL 256101	5.5% 01 FEB 2036	2,929,824	3,036,390
FNMA POOL 256269	5.5% 01 JUN 2036	2,554,093	2,675,275
FNMA POOL 323348	8.5% 01 JUN 2012	7,735	7,933
FNMA POOL 323586	5.5% 01 FEB 2014	373,505	393,727
FNMA POOL 343347	5.5% 01 APR 2011	84,200	89,442
FNMA POOL 357585	4.5% 01 MAY 2011	347,353	357,124
FNMA POOL 386255	3.53% 01 JUL 2010	484,331	506,102
FNMA POOL 456654	5.5% 01 FEB 2014	71,022	71,000
FNMA POOL 545696	6% 01 JUN 2022	638,244	634,120
FNMA POOL 545904	5.5% 01 SEP 2017	614,239	613,678
FNMA POOL 555541	4.613% 01 APR 2033	111,324	108,923
FNMA POOL 623505	6% 01 DEC 2011	259,008	256,865
FNMA POOL 722999	5% 01 JUL 2018	1,623,274	1,659,807
FNMA POOL 725027	5% 01 NOV 2033	418,078	448,125
FNMA POOL 725222	5.5% 01 FEB 2034	1,122,541	1,138,516
FNMA POOL 725423	5.5% 01 MAY 2034	777,712	791,710
FNMA POOL 725424	5.5% 01 APR 2034	409,011	416,824
FNMA POOL 725690	6% 01 AUG 2034	287,076	289,014
FNMA POOL 725946	5.5% 01 NOV 2034	1,048,583	1,087,238
FNMA POOL 735224	5.5% 01 FEB 2035	1,994,982	2,033,171
FNMA POOL 735654	1% 01 OCT 2044	170,304	165,912
FNMA POOL 743132	5% 01 OCT 2018	1,563,191	1,593,793
FNMA POOL 745275	5% 01 FEB 2036	3,384,666	3,598,703
FNMA POOL 745327	6% 01 MAR 2036	558,810	574,240
FNMA POOL 745336	5% 01 MAR 2036	1,803,480	1,915,536
FNMA POOL 745569	4% 01 MAY 2016	391,033	415,259
FNMA POOL 745571	4% 01 MAY 2021	1,649,889	1,819,791
FNMA POOL 759866	5.5% 01 FEB 2034	439,732	448,098

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

FNMA POOL 786225	5% 01 JUL 2019	249,061	256,885
FNMA POOL 791404	5% 01 OCT 2019	224,120	227,846
FNMA POOL 831540	6% 01 JUN 2036	1,923,147	1,980,733
FNMA POOL 831800	6.5% 01 SEP 2036	7,315,256	7,438,201
FNMA POOL 837220	4.5% 01 AUG 2020	5,177,386	5,472,861
FNMA POOL 841068	4.347% 01 NOV 2034	684,845	684,464
FNMA POOL 844444	5% 01 DEC 2035	2,462,828	2,566,485
FNMA POOL 848647	5.5% 01 JAN 2036	1,698,258	1,764,692
FNMA POOL 871117	5.5% 01 DEC 2036	2,757,032	2,846,869
FNMA POOL 871288	6% 01 MAY 2036	1,231,739	1,244,035
FNMA POOL 880611	5.5% 01 MAR 2036	1,333,995	1,379,414
FNMA POOL 880611	5.5% 01 MAR 2036	5,419,563	5,682,364
FNMA POOL 880626	5.5% 01 APR 2036	5,334,276	5,593,388
FNMA POOL 888021	6% 01 DEC 2036	448,368	459,819
FNMA POOL 888789	5% 01 JUL 2036	456,485	490,539
FNMA POOL 888795	5.5% 01 NOV 2036	1,616,387	1,669,319
FNMA POOL 889040	5% 01 JUN 2037	2,277,932	2,373,066
FNMA POOL 889072	6.5% 01 DEC 2037	901,853	905,068
FNMA POOL 889106	6.5% 01 JAN 2038	1,362,745	1,380,196
FNMA POOL 902397	5.891% 01 NOV 2036	391,567	398,341
FNMA POOL 920602	6.5% 01 NOV 2037	3,581,267	3,650,741
FNMA POOL 928373	4.5% 01 MAR 2036	695,665	782,916
FNMA POOL 940525	6% 01 JUL 2037	3,219,678	3,373,853
FNMA POOL 944499	5.5% 01 JUL 2037	973,966	1,034,683
FNMA POOL 995217	5.5% 01 DEC 2023	1,856,295	1,881,284
FREDDIE MAC	0.801% 15 DEC 2029	65,638	63,652
GNMA I TBA JAN 30 SINGLE FAM	6.5% 01 DEC 2099	2,000,762	2,037,508
GOV NATL MTG ASSN	3.022% 16 AUG 2009	176,197	178,980
GOVERNMENT NALTL MTG ASSN GTD	3.772% 16 JUN 2025	917,992	958,123
GOVERNMENT NATIONAL MTGE ASSOC	3.947% 06 OCT 2011	1,101,706	1,134,771
GOVERNMENT NATL MTG ASSN	3.137% 16 NOV 2029	229,861	236,276
GOVERNMENT NATL MTG ASSN	4.054% 16 JUN 2027	332,082	343,685
GOVERNMENT NATL MTG ASSN	2.914% 16 JUN 2018	119,030	120,807
GOVERNMENT NATL MTG ASSN	4.145% 16 FEB 2018	483,567	485,487
GOVERNMENT NATL MTG ASSN	4.385% 16 AUG 2030	313,052	319,169
GOVERNMENT NATL MTG ASSN	4.016% 16 JUL 2027	217,931	223,518
GOVERNMENT NATL MTG ASSN	4.449% 16 MAR 2025	552,661	569,761
GOVERNMENT NATL MTG ASSN	4.241% 16 JUL 2029	329,915	339,561
GOVERNMENT NATL MTG ASSN	2.712% 16 FEB 2020	300,519	302,957
GOVERNMENT NATL MTG ASSN	3.206% 16 APR 2018	133,668	134,448
GOVERNMENT NATL MTG ASSN	3.11% 16 JAN 2019	261,593	260,726
GOVERNMENT NATL MTG ASSN	2.822% 16 DEC 2019	351,423	359,673
GOVERNMENT NATL MTG ASSN	2.946% 16 MAR 2019	696,426	722,706
GOVERNMENT NATL MTG ASSN	3.084% 16 APR 2022	273,478	276,107
GOVERNMENT NATL MTG ASSN	4.248% 16 JUL 2029	497,968	514,853
GOVERNMENT NATL MTG ASSN GTD	4.272% 16 NOV 2026	681,074	701,847
GOVERNMENT NATL MTG ASSN GTD	3.76% 16 JUL 2028	341,684	354,667
GOVERNMENT NATL MTG ASSN GTD	4.212% 16 JAN 2028	433,865	446,152
GOVERNMENT NATL MTG ASSN GTD	4.201% 16 AUG 2026	960,619	995,242
GOVERNMENT NATL MTG ASSN GTD	4.087% 16 JAN 2030	291,478	300,797
GOVERNMENT NATL MTG ASSN GTD	3.888% 16 JUL 2026	581,743	601,869
GVNMT NATL MTG ASSN REMIC MTG	3.377% 16 JAN 2023	50,597	50,514

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

SMALL BUSINESS ADMIN	7.19% 01 DEC 2019	385,291	406,460
SOVEREIGN BANK FDIC GTD TLGP	2.75% 17 JAN 2012	1,762,082	1,809,370
UNITED STATES TREAS	1.625% 15 JAN 2018	3,462,787	3,693,169
UNITED STATES TREAS BD STRP	0% 15 FEB 2023	1,257,440	1,529,241
UNITED STATES TREAS BDS	8.75% 15 AUG 2020	5,191,614	5,644,451
UNITED STATES TREAS BDS	4.375% 15 FEB 2038	287,125	328,102
UNITED STATES TREAS BDS	8.875% 15 AUG 2017	262,661	291,740
UNITED STATES TREAS BDS	8.125% 15 MAY 2021	1,174,602	1,337,700
UNITED STATES TREAS BDS	2.375% 15 JAN 2025	531,003	553,416
UNITED STATES TREAS BDS	2% 15 JAN 2026	175,588	201,494
UNITED STATES TREAS BDS	4.75% 15 FEB 2037	6,665,521	8,601,902
UNITED STATES TREAS BDS	5% 15 MAY 2037	4,602,261	5,534,117
UNITED STATES TREAS BDS	4.375% 15 FEB 2038	450,793	603,707
UNITED STATES TREAS BDS	4.5% 15 MAY 2038	2,727,243	3,519,939
UNITED STATES TREAS NTS	5.125% 15 MAY 2016	974,052	1,067,831
UNITED STATES TREAS NTS	5.125% 30 JUN 2011	1,069,135	1,084,512
UNITED STATES TREAS NTS	4.75% 15 AUG 2017	(657,809)	(702,931)
UNITED STATES TREAS NTS	4.125% 31 AUG 2012	(978,101)	(975,303)
UNITED STATES TREAS NTS	4.25% 15 NOV 2017	(2,886,334)	(3,081,959)
UNITED STATES TREAS NTS	3.875% 15 MAY 2018	595,241	670,411
UNITED STATES TREAS NTS	4% 15 AUG 2018	3,890,528	4,412,908
UNITED STATES TREAS NTS	2% 15 APR 2012	1,123,343	1,162,963
UNITED STATES TREAS NTS	4.25% 15 NOV 2017	1,629,832	1,832,053
UNITED STATES TREAS NTS	3.625% 31 DEC 2012	4,992,880	5,285,077
UNITED STATES TREAS NTS	2.625% 31 MAY 2010	3,520,905	3,628,778
UNITED STATES TREAS NTS	2% 15 JAN 2016	2,343,853	2,376,290
UNITED STATES TREAS NTS	4.75% 15 AUG 2017	10,631,770	11,393,335
UNITED STATES TRES BD STRP PRN	0.01% 15 FEB 2015	2,129,303	2,491,443
UNITES STATES TREAS NTS	3.75% 15 NOV 2018	6,719,112	6,988,191
US TREASURY BDS	6.25% 15 AUG 2023	4,655,967	5,245,542
US TREASURY N/B	3.5% 31 MAY 2013	43,036	42,930
US TREASURY NTS	3% 15 JUL 2012	2,891,207	2,568,846
US TREASURY NTS	4.875% 30 APR 2011	317,284	316,905

			273,797,577

Corporate and Other Obligations

317509DW4 ECAL FN 5 3 39 94	FEB 09 94.3046875 CALL	119,421	352,312
317U834A2 USD 2Y P 2 950	DEC 09 2.95 PUT	(74,117)	(33,774)
317U835A1 USD 10Y P 3.65 RYL	DEC 09 3.65 PUT	93,038	60,423
317U836A0 USD 2Y P 2.95 DEC 09	DEC 09 2.95 PUT	(7,996)	(3,322)
317U837A9 USD 5Y P 2.75 05 22	MAY 09 2.75 PUT	(13,493)	(18,995)
317U838A8 USD 5Y P 2.7500	MAY 09 2.75 PUT	(11,751)	(18,995)
ABBOTT LABORATORIES	5.15% 30 NOV 2012	857,048	915,044
ABBOTT LABS	3.5% 17 FEB 2009	323,731	323,948
ACE INA HLDG INC	5.7% 15 FEB 2017	298,629	267,970
ACE INA HLDG INC	5.6% 15 MAY 2015	180,552	164,560
AGILENT TECHNOLOGIES INC	6.5% 01 NOV 2017	492,853	340,149
ALCOA INC	6% 15 JUL 2013	141,230	128,467
ALLIED WORLD ASSURN CO HLDGS	7.5% 01 AUG 2016	165,252	113,980
ALLSTATE CORP	6.125% 15 MAY 2037	322,351	204,879
ALLSTATE LIFE GBL FDG SECD	5.375% 30 APR 2013	(167)	—
ALTERNATIVE LN TR 2007 OA3	1% 25 APR 2047	185,889	11,757
ALTRIA GROUP INC	9.7% 10 NOV 2018	1,263,154	1,366,197
AMERADA HESS CORP	6.65% 15 AUG 2011	607,447	592,584
AMERADA HESS CORP	6.65% 15 AUG 2011	299,029	274,254

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

	AMERICAN EXPRESS BK	5.55% 17 OCT 2012	351,505	372,327
	AMERICAN EXPRESS CENTURION BK	5.55% 17 OCT 2012	795,969	767,925
	AMERICAN EXPRESS CENTURION BK	0.61% 12 JUN 2012	533,292	564,718
	AMERICAN EXPRESS CO	5.5% 12 SEP 2016	337,528	319,176
	AMERICAN EXPRESS CO	6.15% 28 AUG 2017	175,921	170,036
	AMERICAN EXPRESS CO	4.75% 17 JUN 2009	142,286	141,349
	AMERICAN EXPRESS CR CORP	0.52938% 09 NOV 2009	205,770	191,353
	AMERICAN GEN FIN CORP MTN	5.375% 01 SEP 2009	661,409	630,690
	AMERICAN GEN FIN CORP MTN	4.875% 15 MAY 2010	236,411	142,877
	AMERICAN GEN FIN CORP MTN	4.875% 15 JUL 2012	183,389	78,671
	AMERICAN HONDA FIN CORP	4.625% 02 APR 2013	538,592	501,904
	AMERICAN HONDA FIN CORP	7.625% 01 OCT 2018	494,832	525,941
	AMERICAN INTL GROUP INC	5.85% 16 JAN 2018	740,594	499,160
	AMERICREDIT AUTOMOBILE REC TR	3.43% 06 JUL 2011	216,630	204,170
	AMERICREDIT AUTOMOBILE RECEIV	4.47% 12 JAN 2012	157,699	152,747
	AMERICREDIT AUTOMOBILE RECV	5.19% 06 OCT 2011	275,905	270,934
	AMERICREDIT AUTOMOBILES REC	1% 06 JAN 2011	190,680	190,590
	AMERICREDIT PRIME AUTOMOBILE	5.13% 08 MAR 2011	102,866	85,913
	AMERICREDIT PRIME AUTOMOBILE	5.29% 08 JUL 2011	112,669	80,589
	AMERIPRISE FINL INC	5.65% 15 NOV 2015	87,159	72,694
	AMGEN INC	4.85% 18 NOV 2014	589,792	589,238
	AMGEN INC	6.9% 01 JUN 2038	175,817	201,390
	AMVESCAP PLC	5.375% 15 DEC 2014	149,390	128,624
	ANHEUSER BUSCH COS INC	6.45% 01 SEP 2037	638,992	710,354
	ARCELORMITTAL	6.125% 01 JUN 2018	424,413	291,872
	ARCELORMITTAL	6.125% 01 JUN 2018	360,995	248,259
	ARDEN RLTY LTD PARTNERSHIP	5.2% 01 SEP 2011	254,516	244,582
	ASSURANT INC	5.625% 15 FEB 2014	189,214	152,654
	AT+T CORP	7.3% 15 NOV 2011	470,517	458,121
	AT+T INC	5.6% 15 MAY 2018	781,434	798,115
	AT+T WIRELESS SVCS INC	7.875% 01 MAR 2011	183,455	182,592
	AT+T WIRELESS SVCS INC	8.75% 01 MAR 2031	208,990	214,360
	AVALONBAY CMNTYS INC	5.5% 15 JAN 2012	309,954	246,738
	BA CR CARD TR	5.59% 17 NOV 2014	600,146	545,617
	BA CR CARD TR	1.65125% 16 DEC 2013	994,563	884,100
	BAKER HUGHES INC	7.5% 15 NOV 2018	623,627	695,255
	BALL CORP	6.875% 15 DEC 2012	79,271	77,605
*	BANC AMER COML MTG INC	5.334% 10 SEP 2045	659,812	568,566
*	BANC AMER COML MTG INC	4.161% 10 DEC 2042	537,125	517,176
*	BANC AMER COML MTG INC	5.787% 11 MAY 2035	333,303	316,960
*	BANC AMER COML MTG INC	4.128% 10 JUL 2042	423,459	413,438
*	BANC AMER COML MTG TR	5.492% 10 FEB 2051	630,561	458,834
*	BANK AMER CORP	5.42% 15 MAR 2017	289,921	261,293
*	BANK AMER CORP	5.49% 15 MAR 2019	554,949	506,339
*	BANK AMER CORP	5.75% 01 DEC 2017	1,854,336	1,956,675
*	BANK AMER CORP	4.5% 01 AUG 2010	640,868	641,591
*	BANK AMER FDG CORP	4.117597% 25 MAY 2035	360,826	259,382
*	BANK AMER FDG CORP	5.65% 01 MAY 2018	701,728	709,689
	BANK NEW YORK INC MED TERM SR	4.5% 01 APR 2013	230,557	243,576
	BANK NEW YORK INC MEDIUM	4.95% 01 NOV 2012	829,853	845,601
*	BANKAMERICA CORP	5.875% 15 FEB 2009	325,707	319,013
	BARNETT CAP III	3.8175% 01 FEB 2027	465,436	440,953
*	BAXTER INTL INC	5.375% 01 JUN 2018	475,116	496,793
	BAYVIEW FINL SECS CO LLC	5.402% 28 DEC 2035	273,853	233,471
	BAYVIEW FINL SECS CO LLC	5.208% 28 APR 2039	412,963	393,656

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

BEAR STEARNS	5.533% 12 OCT 2041	201,966	149,555
BEAR STEARNS ALT A TR	5.313717% 25 FEB 2036	452,710	214,668
BEAR STEARNS ALT A TR	1% 25 MAY 2036	194,813	88,015
BEAR STEARNS ALT A TR	5.693303% 24 JAN 2047	281,377	134,005
BEAR STEARNS ARM TR	4.5365% 25 AUG 2033	301,526	246,979
BEAR STEARNS ARM TR	4.625% 25 OCT 2035	409,477	317,769
BEAR STEARNS COML MTG SEC TR	5.518% 11 SEP 2041	128,077	90,630
BEAR STEARNS COML MTG SECS INC	4.49% 13 AUG 2039	428,576	414,580
BEAR STEARNS COML MTG SECS INC	4.484% 11 JUN 2041	242,727	223,318
BEAR STEARNS COML MTG SECS TR	5.90885% 11 JUN 2040	897,826	774,398
BEAR STEARNS COML MTG SECS TR	5.718168% 11 SEP 2038	251,095	203,264
BEAR STEARNS COML MTG SECS TR	5.876694% 11 SEP 2038	221,671	179,868
BEAR STEARNS COS INC	5.3% 30 OCT 2015	695,234	754,182
BEAR STEARNS COS INC	5.35% 01 FEB 2012	509,520	499,917
BEAR STEARNS COS INC	7.625% 07 DEC 2009	318,109	314,833
BEAR STEARNS COS INC	5.55% 22 JAN 2017	308,005	312,494
BEAR STEARNS TR	5.54% 11 SEP 2041	537,595	526,512
BELLSOUTH TELECOMMUNICATIONS	5.875% 15 JAN 2009	124,867	122,529
BERKSHIRE HATHAWAY FIN CORP	5.4% 15 MAY 2018	569,714	584,208
BERKSHIRE HATHAWAY FIN CORP	4.2% 15 DEC 2010	269,536	273,337
BHP FIN USA LTD	7.25% 01 MAR 2016	264,294	236,966
BK OF SCOTLAND PLC	4.625% 04 NOV 2011	268,482	260,297
BK OF SCOTLAND PLC	4.625% 04 NOV 2011	872,311	829,858
BOEING CAP CORP	7.375% 27 SEP 2010	459,338	419,354
BOEING CO	5.125% 15 FEB 2013	441,086	445,406
BOSTON PPTYS LTD PARTNERSHIP	6.25% 15 JAN 2013	305,980	218,223
BOSTON PPTYS LTD PARTNERSHIP	5% 01 JUN 2015	161,325	104,894
BOSTON PPTYS LTD PARTNERSHIP	5.625% 15 APR 2015	127,253	84,833
BOTTLING GROUP LLC	6.95% 15 MAR 2014	709,492	755,399
BRAZIL FEDERATIVE REP	8.25% 20 JAN 2034	869,373	994,245
BRITISH SKY BROADCASTING GROUP	6.875% 23 FEB 2009	320,913	310,073
BRITISH SKY BROADCASTING GROUP	8.2% 15 JUL 2009	1,051,384	896,467
BRITISH TELECOMMUNICATIONS PLC	1% 15 DEC 2010	678,042	629,991
BRITISH TELECOMMUNICATIONS PLC	1% 15 DEC 2010	167,052	146,158
BUNGE LTD FIN CORP	5.875% 15 MAY 2013	116,819	76,511
BURLINGTON RES FIN CO	6.5% 01 DEC 2011	220,353	210,143
C BASS TR	1% 25 NOV 2035	34,157	33,128
CADBURY SCHWEPPES US FINANCE	5.125% 01 OCT 2013	308,913	298,966
CALIFORNIA ST	5% 01 NOV 2037	582,487	499,196
CANADIAN NAT RES LTD	5.15% 01 FEB 2013	93,060	86,277
CANADIAN NATL RY CO	5.55% 15 MAY 2018	485,902	479,404
CANADIAN PAC RY CO NEW	5.75% 15 MAY 2013	658,929	612,109
CANADIAN PAC RY CO NEW	6.5% 15 MAY 2018	78,066	69,135
CAPITAL AUTO RECEIV TR 2007 2	5.39% 15 FEB 2014	577,975	534,850
CAPITAL AUTO RECEIVABLES ASSET	5.42% 15 MAR 2011	568,225	414,786
CAPITAL AUTO RECEIVABLES ASST	5.3% 15 MAY 2014	293,958	265,783
CAPITAL ONE AUTO FIN TR	5.33% 15 NOV 2010	26,241	26,240
CAPITAL ONE AUTO FIN TR	0.4613% 15 JUL 2011	142,431	139,192
CAPITAL ONE AUTO FIN TR	5.13% 16 APR 2012	558,456	509,458
CAPITAL ONE BK	5% 15 JUN 2009	296,463	294,481
CAPITAL ONE FINL CORP	4.8% 21 FEB 2012	228,871	227,958
CAPITAL ONE FINL CORP	5.5% 01 JUN 2015	53,945	50,443
CAPITAL ONE FINL CORP	6.75% 15 SEP 2017	61,283	61,690
CAPITAL ONE FINL CORP	1.5725% 10 SEP 2009	564,887	536,679
CAPITAL ONE MULTI ASSET	5.05% 16 FEB 2016	708,976	597,465
CAPITAL ONE MULTI ASSET EXECUT	5.75% 15 JUL 2020	685,670	515,336

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

CAPMARK FINANCIAL GROUP	7.875% 10 MAY 2012	572,975	195,463
CAROLINA PWR + LT CO	6.5% 15 JUL 2012	699,138	617,508
CAROLINA PWR + LT CO	6.5% 15 JUL 2012	134,964	130,255
CATERPILLAR FINL SVCS	4.85% 07 DEC 2012	293,804	278,906
CATERPILLAR FINL SVCS	7.05% 01 OCT 2018	278,348	293,931
CATERPILLAR FINL SVCS	4.85% 07 DEC 2012	597,401	567,108
CATERPILLAR FINL SVCS CORP	4.5% 15 JUN 2009	166,715	166,093
CATERPILLAR FINL TR	5.57% 25 MAY 2010	38,125	38,051
CENTERPOINT ENERGY TRANS BD CO	5.17% 01 AUG 2019	347,689	350,913
CENTERPOINT ENERGY TRANSITION	5.09% 01 AUG 2015	1,201,475	1,245,393
CHASE ISSUANCE TR	5.4% 15 JUL 2015	783,865	720,181
CHASE ISSUANCE TR	1% 16 JUN 2014	1,073,336	1,047,820
CHASEFLEX TRUST	5.59% 25 SEP 2046	41,797	40,174
CHESAPEAKE ENERGYCORP	7.5% 15 JUN 2014	61,438	49,679
CHEVY CHASE BK FSB	6.875% 01 DEC 2013	199,062	162,398
CIT GROUP INC	1.39375% 08 JUN 2009	88,678	95,652
CIT GROUP INC NEW	5.85% 15 SEP 2016	25,362	17,939
CIT GROUP INC NEW	12% 18 DEC 2018	482,160	371,212
CIT GROUP INC NEW	5.85% 15 SEP 2016	291,681	213,885
CIT GROUP INC REORGANIZED	5.65% 13 FEB 2017	283,642	200,998
CIT GROUP INC REORGANIZED	5.65% 13 FEB 2017	309,170	228,252
CITIBANK CR CARD ISSUANCE TR	5.7% 20 SEP 2019	688,199	573,307
CITIBANK CR CARD ISSUANCE TR	5.35% 07 FEB 2020	926,459	735,149
CITIBANK CR CARD ISSUANCE TR	1% 20 JUN 2014	934,994	626,777
CITICORP RESIDENTIAL MTG TR	5.557% 25 SEP 2036	1,224,795	1,156,509
CITICORP RESIDENTIAL MTG TR	5.983% 25 JUN 2037	289,786	268,960
CITIFINANCIAL MTG SECS INC	3.36% 25 JAN 2033	118,434	86,898
CITIGROUP INC	6.125% 25 AUG 2036	710,237	860,203
CITIGROUP	5.5% 15 FEB 2017	431,609	490,314
CITIGROUP CAP	8.3% 21 DEC 2057	293,251	226,712
CITIGROUP COML MTG TR	5.356422% 15 APR 2040	650,071	560,497
CITIGROUP INC	6.625% 15 JUN 2032	4,383	4,673
CITIGROUP INC	6% 31 OCT 2033	244,057	262,919
CITIGROUP INC	6.125% 21 NOV 2017	2,433,304	2,574,501
CITIGROUP INC	5.5% 11 APR 2013	194,977	190,816
CITIGROUP INC	5.3% 17 OCT 2012	1,013,846	977,373
CITIGROUP INC	6.5% 18 JAN 2011	637,310	615,102
CITIGROUP INC	4.625% 03 AUG 2010	293,921	289,112
CITIGROUP INC	6.5% 19 AUG 2013	261,503	276,855
CITIGROUP INC	6% 31 OCT 2033	45,289	51,722
CITIGROUP INC	5.85% 02 JUL 2013	1,052,814	1,002,366
CITIGROUP INC	6.125% 15 MAY 2018	801,296	871,872
CITIGROUP MTG LN TR	1% 25 OCT 2035	407,257	261,338
CITIGROUP MTG LN TR	5.5% 25 MAR 2036	570,106	306,834
CITIGROUP MTG LN TR	1% 25 MAY 2035	505,113	375,015
CITIGROUP MTG LN TR	1% 25 AUG 2035	507,404	322,286
CITIGROUP MTG LN TR 2007 AMC4	1% 25 MAY 2037	308,657	51,387
CITIGROUP/DEUTSCHE BANK	5.408% 15 JAN 2046	457,911	395,574
CITY NATL CORP	5.125% 15 FEB 2013	238,475	205,612
CLARK CNTY NEV SCH DIST	5.5% 15 JUN 2017	53,039	54,328
CLARK CNTY NEV SCH DIST	5.5% 15 JUN 2018	31,823	32,597
CLEVELAND ELEC ILLUM CO	5.7% 01 APR 2017	391,323	317,771
CLOROX CO	5.95% 15 OCT 2017	471,128	440,435
CNH EQUIP TR 2007 B	5.4% 17 OCT 2011	426,210	413,121
CNH EQUIP TR 2007 B	5.46% 15 JUN 2010	276,535	275,979
CNH EQUIP TR 2007 C	5.42% 17 MAR 2014	347,806	310,621
COCA COLA ENTERPRISES INC	7.375% 03 MAR 2014	1,125,684	1,237,394
COCA COLA ENTERPRISES INC	8.5% 01 FEB 2022	139,151	142,996

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

COLONIAL BK NATL ASSN	6.375% 01 DEC 2015	274,273	179,697
COLONIAL RLTY LTD PARTNERSHIP	4.8% 01 APR 2011	461,144	390,574
COMCAST CABLE COMM INC	6.875% 15 JUN 2009	261,202	241,192
COMCAST CORP NEW	4.95% 15 JUN 2016	321,975	313,564
COMCAST CORP NEW	4.95% 15 JUN 2016	589,023	569,715
COMCAST CORP NEW	5.85% 15 NOV 2015	926,662	871,238
COMCAST CORP NEW	5.5% 15 MAR 2011	169,397	163,052
COMCAST CORP NEW	5.3% 15 JAN 2014	304,407	293,216
COMCAST CORP NEW	5.5% 15 MAR 2011	156,078	153,461
COMCAST CORP NEW	6.5% 15 JAN 2017	259,750	241,957
COMCAST CORP NEW	6.3% 15 NOV 2017	460,458	448,330
COMM MTG TR	1% 10 DEC 2049	713,888	553,533
COMMERCIAL MTG ASSET TR	7.546% 17 NOV 2032	149,760	145,743
COMMERCIAL MTG TR	5.381% 10 MAR 2039	717,226	571,567
COMMERCIAL NET LEASE RLTY INC	6.15% 15 DEC 2015	175,917	129,948
COMMONWEALTH EDISON CO	4.74% 15 AUG 2010	459,901	453,364
COMPASS BK BIRMINGHAM AL	5.5% 01 APR 2020	417,422	261,815
CONAGRA INC	7.875% 15 SEP 2010	120,124	109,503
CONNECTICUT LT + PWR CO	5.375% 01 MAR 2017	532,504	522,791
CONOCO FDG CO	6.35% 15 OCT 2011	283,558	268,021
CONOCOPHILLIPS	5.2% 15 MAY 2018	286,247	276,552
CONOCOPHILLIPS AUSTRALIA FDG C	5.5% 15 APR 2013	469,308	475,152
CONSOLIDATED EDISON CO NY INC	5.3% 01 DEC 2016	781,666	766,552
CONSUMERS ENERGY CO	5.375% 15 APR 2013	322,934	298,937
CORNING INC	6.2% 15 MAR 2016	169,702	142,385
COUNTRYWIDE ALTERNATIVE LN TR	5.5% 25 JUN 2047	477,012	239,667
COUNTRYWIDE FINL CORP	6.25% 15 MAY 2016	70,185	67,918
COUNTRYWIDE FINL CORP	5.8% 07 JUN 2012	122,534	128,929
COUNTRYWIDE HOME LNS INC	4% 22 MAR 2011	256,847	246,266
COVENTRY HEALTH CARE INC	5.875% 15 JAN 2012	130,403	93,541
COVENTRY HLTH CARE INC	5.95% 15 MAR 2017	156,198	81,735
COX COMMUNICATIONS INC NEW	5.45% 15 DEC 2014	924,644	835,527
CPL TRANSITION FDG LLC	5.96% 15 JUL 2015	335,088	322,117
CREDIT SUISSE USA	5.5% 16 AUG 2011	678,425	677,028
CREDIT SUISSE COML MTG TR	5.311% 15 DEC 2039	334,573	258,502
CREDIT SUISSE COML MTG TR	6.020436% 15 JUN 2038	563,273	459,401
CREDIT SUISSE COML MTG TR	5.467% 15 SEP 2039	748,421	547,922
CREDIT SUISSE FIRST BOSTON	5% 15 MAY 2013	1,857,629	1,791,800
CREDIT SUISSE FIRST BOSTON MTG	6.38% 18 DEC 2035	745,822	708,269
CREDIT SUISSE FIRST BOSTON MTG	3.861% 15 MAR 2036	32,465	31,635
CREDIT SUISSE FIRST BOSTON MTG	1% 15 JAN 2037	293,445	269,631
CREDIT SUISSE FIRST BOSTON MTG	1% 15 FEB 2039	612,224	547,892
CREDIT SUISSE FIRST BOSTON USA	5.5% 15 AUG 2013	140,987	133,811
CREDIT SUISSE N Y	6% 15 FEB 2018	424,839	391,428
CSX CORP	6.15% 01 MAY 2037	96,261	105,853
CVS CAREMARK CORP	5.75% 01 JUN 2017	645,861	618,083
CVS CORP	5.75% 15 AUG 2011	136,934	137,655
CWABS ASSET	5.826% 25 OCT 2036	479,300	276,826
CWABS INC	1% 25 MAR 2020	53,516	52,120
CWABS INC	1% 25 FEB 2035	489,915	332,515
CWALT ALTERNATIVE LN TR	1% 25 JUL 2021	780,306	594,934
CWALT INC	3.855% 25 DEC 2035	182,307	89,707
CWHEQ HOME EQUITY LN TR	5.483% 25 JUL 2036	134,834	126,411
CYPRESS-FAIRBANKS TEX INDPT SC	5.25% 15 FEB 2022	30,787	30,766

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

DAIMLERCHRYSLER AUTO TR	4.71% 10 SEP 2012	244,938	225,216
DB MASTER FIN LLC	5.779% 20 JUN 2031	97,985	72,696
DEERE JOHN CAP CORP MTN BK ENT	4.875% 16 MAR 2009	446,334	442,371
DELHAIZE GROUP SA	6.5% 15 JUN 2017	275,121	240,222
DETROIT EDISON	6.19% 01 MAR 2013	702,608	687,732
DEUTSCHE BANK AG	5.375% 12 OCT 2012	675,728	691,947
DEUTSCHE BK FINL INC	7.5% 25 APR 2009	314,797	304,501
DEUTSCHE TELEKOM INTL	8.5% 15 JUN 2010	418,743	403,733
DIAGEO CAP PLC	7.375% 15 JAN 2014	634,479	678,471
DISCOVER CARD	0.50125% 16 APR 2012	553,390	467,090
DISNEY WALT COMPANY	4.7% 01 DEC 2012	635,460	653,382
DLJ COML MTG CORP	7.18% 10 NOV 2033	641,786	616,692
DLJ COML MTG CORP	1% 12 NOV 2031	28,990	26,867
DOMINION RES INC DEL	5.7% 17 SEP 2012	437,724	426,907
DOMINION RES INC VA NEW	6.4% 15 JUN 2018	142,612	139,126
DONNELLEY R R + SONS CO	4.95% 01 APR 2014	78,675	66,847
DONNELLEY R R + SONS CO	5.5% 15 MAY 2015	315,468	252,724
DU PONT E I DE NEMOURS + CO	5% 15 JAN 2013	268,875	271,901
DUKE CAP CORP	8% 01 OCT 2019	397,512	355,898
DUKE CAP LLC	5.668% 15 AUG 2014	650,595	580,130
DUKE ENERGY CAROLINAS LLC	5.1% 15 APR 2018	488,409	495,308
DUKE ENERGY CORP NEW	5.65% 15 JUN 2013	537,864	528,628
DUKE ENERGY CORP NEW	5.65% 15 JUN 2013	684,554	672,799
DUKE ENERGY FIELD SVCS LLC	7.875% 16 AUG 2010	89,313	77,066
DUKE WEEKS RLTY LTD PRTNSHP	7.75% 15 NOV 2009	315,530	251,053
DUKE WEKS REALTY CORP	6.95% 15 MAR 2011	98,518	81,100
EDISON MISSION ENERGY	7% 15 MAY 2017	105,066	93,773
EL PASO CORP	7.75% 15 JUN 2010	400,122	363,323
ELECTRONIC DATA SYS CORP NEW	6% 01 AUG 2013	462,708	477,222
EMBARQ CORP	7.995% 01 JUN 2036	619,116	419,995
EMBARQ CORP	7.082% 01 JUN 2016	594,554	460,243
EMBARQ CORP	6.738% 01 JUN 2013	24,495	20,700
ENERGY TRANSFER PARTNERS LP	6% 01 JUL 2013	660,159	588,347
ENERGY TRANSFER PARTNERS LP	6.7% 01 JUL 2018	303,596	251,906
ENERGY TRANSFER PARTNERS LP	7.5% 01 JUL 2038	353,137	267,780
ENTERGY GULF STS RECON FDG I L	1% 01 OCT 2013	214,496	215,550
ENTERPRISE PRODS OPER LP	5.6% 15 OCT 2014	131,386	108,076
ENTERPRISE PRODS OPER LP	5.6% 15 OCT 2014	465,430	399,050
ENTERPRISE PRODS OPER LLC	9.75% 31 JAN 2014	636,912	648,560
EQUIFAX INC	7% 01 JUL 2037	298,148	186,992
ERIE CNTY N Y TOB ASSET SECURI	6% 01 JUN 2028	291,540	188,305
ERP OPER LTD PARTNERSHIP	5.25% 15 SEP 2014	389,736	271,684
EUROPEAN INVT BK	5.125% 30 MAY 2017	319,087	352,842
EXELON CORP	6.75% 01 MAY 2011	275,210	253,424
FEDERAL RLTY INVT TR	5.4% 01 DEC 2013	632,013	452,287
FEDERAL RLTY INVT TR	5.65% 01 JUN 2016	274,362	180,310
FEDERAL RLTY INVT TR	6% 15 JUL 2012	122,362	98,097
FEDEX CORP	3.5% 01 APR 2009	47,721	47,848
FINANCING CORP CPN FICO STRIPS	0% 11 MAY 2013	178,247	253,425
FINANCING CORP CPN FICO STRIPS	0.01% 06 JUN 2013	620,998	811,409
FIRST NATIONWIDE TRUST	6.94% 25 AUG 2032	76,097	31,925
FIRST UN CORP	6.375% 15 JAN 2009	377,673	371,703
FIRSTENERGY CORP	6.45% 15 NOV 2011	747,350	652,987
FIRSTENERGY CORP	6.45% 15 NOV 2011	229,908	208,400
FISHER SCIENTIFIC INTL INC	6.75% 15 AUG 2014	55,962	52,780
FISHER SCIENTIFIC INTL INC	6.125% 01 JUL 2015	372,349	328,132
FLEET NATL BK PROVIDENCE R I	5.75% 15 JAN 2009	325,577	318,765

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

FORD CR AUTO OWNER TR	5.16% 15 APR 2013	744,574	609,259
FORD CR AUTO OWNER TR	5.4% 15 AUG 2011	832,766	809,645
FORD CR AUTO OWNER TR	5.8% 16 MAY 2011	97,955	66,609
FORTUNE BRANDS INC	4.875% 01 DEC 2013	161,797	148,441
FORTUNE BRANDS INC	5.375% 15 JAN 2016	159,675	143,226
FOUR TIMES SQUARE TR	7.795% 15 APR 2015	341,715	330,755
FPL GROUP CAP INC	5.625% 01 SEP 2011	587,419	596,215
FRANCE TELECOM SA	8.5% 01 MAR 2031	492,096	467,481
GAZ CAPITAL SA	6.212% 22 NOV 2016	616,213	410,641
GE COML MTG CORP	3.915% 10 NOV 2038	271,565	253,180
GE COML MTG CORP	4.863% 10 JUL 2045	512,074	467,905
GENERAL DYNAMICS CORP	5.25% 01 FEB 2014	804,573	828,454
GENERAL ELEC CAP CORP MTN	5.875% 14 JAN 2038	2,486,078	2,623,277
GENERAL ELEC CAP CORP MTN	6.15% 07 AUG 2037	1,013,290	1,178,914
GENERAL ELEC CAP CORP MTN	5.875% 14 JAN 2038	579,682	575,490
GENERAL ELEC CAP CORP MTN	5.875% 14 JAN 2038	53,111	71,936
GENERAL ELEC CAP CORP MTN	4.875% 04 MAR 2015	677,821	749,224
GENERAL ELEC CAP CORP MTN	4.8% 01 MAY 2013	669,805	660,396
GENERAL ELEC CAP CORP MTN	5.875% 14 JAN 2038	2,103,535	2,124,519
GENERAL MLS INC	5.65% 10 SEP 2012	326,020	330,060
GENERAL MLS INC	5.65% 10 SEP 2012	895,160	915,167
GENERAL MTRS ACCEP CORP	7.25% 02 MAR 2011	181,902	166,545
GENERAL MTRS ACCEP CORP	7% 01 FEB 2012	189,114	154,862
GENWORTH FINL INC	5.231% 16 MAY 2009	110,544	106,538
GENWORTH FINL INC	4.75% 15 JUN 2009	124,298	121,299
GENWORTH FINL INC	6.515% 22 MAY 2018	338,343	117,222
GENWORTH GLOBAL FDG TRS	5.2% 08 OCT 2010	293,760	232,132
GEORGIA PWR CO	6% 01 NOV 2013	288,875	303,842
GEORGIA PWR CO	5.4% 01 JUN 2018	180,543	177,348
GLAXOSMITHKLINE CAP INC	6.375% 15 MAY 2038	683,807	774,960
GLAXOSMITHKLINE CAP INC	6.375% 15 MAY 2038	1,074,553	1,217,794
GMAC LLC	2.4875% 15 MAY 2009	97,987	93,577
GMAC LLC	6.625% 15 MAY 2012	195,238	151,038
GOLDMAN SACHS GROUP	5.95% 18 JAN 2018	709,912	836,173
GOLDMAN SACHS GROUP INC	5.7% 01 SEP 2012	748,345	677,395
GOLDMAN SACHS GROUP INC	6.75% 01 OCT 2037	464,874	417,649
GOLDMAN SACHS GROUP INC	6.75% 01 OCT 2037	1,419,045	1,207,179
GOLDMAN SACHS GROUP INC	6.25% 01 SEP 2017	889,955	950,112
GOLDMAN SACHS GROUP INC	4.5% 15 JUN 2010	1,339,499	1,342,112
GOLDMAN SACHS GROUP INC	4.75% 15 JUL 2013	600,136	559,154
GOLDMAN SACHS GROUP INC	5.625% 15 JAN 2017	176,670	159,938
GOLDMAN SACHS GROUP INC	6.75% 01 OCT 2037	172,285	206,835
GREENWICH CAP COML FDG CORP	4.883% 10 JUN 2036	379,134	353,951
GREENWICH CAP COML FDG CORP	4.305% 10 AUG 2042	542,700	523,726
GREENWICH CAP COML FDG CORP	4.022% 05 JAN 2036	160,403	157,723
GREENWICH CAPITAL COMM FND	5.444% 10 MAR 2039	994,706	842,761
GREENWICH CAPITAL COMM FND	5.444% 10 MAR 2039	711,766	570,542
GS MTG SECS CORP	1% 25 DEC 2035	309,089	323,322
GS MTG SECS CORP	2.5625% 25 MAR 2046	79,477	73,765
GS MTG SECS CORP II	4.751% 10 JUL 2039	742,229	592,781
GS MTG SECS CORP II	5.76% 06 MAR 2020	156,778	100,429
GS MTG SECS CORP II	5.396% 10 AUG 2038	349,925	293,886
GS MTG SECS TR	5.479% 10 NOV 2039	1,290,003	1,067,511
GULF PWR CO	5.3% 01 DEC 2016	930,667	910,280

\

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

HANOVER INS GROUP INC	7.625% 15 OCT 2025	141,363	80,030
HARLEY DAVIDSON MOTORCYCLE	5.52% 15 NOV 2013	235,142	221,398
HEALTH CARE PPTY INVS INC	5.95% 15 SEP 2011	321,595	272,044
HEALTHCARE RLTY TR IN	8.125% 01 MAY 2011	325,902	224,227
HEALTHCARE RLTY TR INC	5.125% 01 APR 2014	164,145	104,493
HEINZ H J FIN CO	6% 15 MAR 2012	333,066	325,822
HONDA AUTO RECEIVABLES 2008 1	4.88% 18 SEP 2014	573,064	533,169
HOSPIRA INC	5.55% 30 MAR 2012	953,582	905,181
HOUSEHOLD FIN CORP	5.875% 01 FEB 2009	311,343	308,590
HOUSEHOLD FIN CORP	7% 15 MAY 2012	157,871	152,110
HRPT PPTYS TR	1% 16 MAR 2011	135,221	99,301
HSBC FIN CORP	6.75% 15 MAY 2011	833,926	804,886
HSBC FIN CORP	5.25% 14 JAN 2011	978,140	949,995
HSBC FIN CORP	5.5% 19 JAN 2016	241,611	241,950
HSBC HLDGS PLC	6.8% 01 JUN 2038	342,209	362,412
HSI ASSET SECURITIZATION CORP	1% 25 JAN 2036	210,803	38,763
HUNTINGTON NATL BK	4.375% 15 JAN 2010	246,941	234,345
HUTCHISON WHAMPOA INTL 03 13 L	6.5% 13 FEB 2013	353,056	336,337
HYUNDAI AUTO RECEIVABLES TR	5.25% 15 MAY 2013	543,789	476,102
HYUNDAI AUTO RECEIVABLES TR	5.04% 15 JAN 2012	181,266	176,119
ILLINOIS EDL FACS AUTH REVS	5% 01 JUL 2033	915,767	910,009
ILLINOIS PWR CO	6.125% 15 NOV 2017	190,864	171,416
ILLINOIS TOOL WKS INC	5.75% 01 MAR 2009	129,582	128,156
INDYMAC INDX MTG LN 2006 AR25	6.40071% 25 SEP 2036	2,104,346	976,691
INDYMAC MBS INC	1% 25 MAY 2036	257,348	118,202
INTERNATIONAL BUSINESS MACHS	8% 15 OCT 2038	557,174	750,052
INTERNATIONAL BUSINESS MACHS	5.7% 14 SEP 2017	534,821	565,698
INTERNATIONAL LEASE FIN CORP	6.375% 15 MAR 2009	320,743	301,036
INTERNATIONAL LEASE FIN CORP	3.5% 01 APR 2009	201,848	195,381
INTERNATIONAL PAPER CO	5.3% 01 APR 2015	287,462	204,351
INTERNATIONAL PAPER CO	4.25% 15 JAN 2009	130,979	130,277
INTERNATIONAL PAPER CO	7.95% 15 JUN 2018	205,747	162,634
INTERNATIONAL STL GROUP INC	6.5% 15 APR 2014	199,181	139,342
INTL BK FOR RECON + DEV	9.25% 15 JUL 2017	170,211	179,575
INTL LEASE FIN CORP MTN	5.750% 15 JUN 2017	140,121	142,920
INTL LEASE FIN CORP MTN	5.4% 15 FEB 2012	413,013	410,506
INTL LEASE FIN CORP MTN	5.750% 15 JUN 2011	97,860	71,460
INTL LEASE FIN CORP MTN	6.375% 25 MAR 2013	365,946	269,575
ITT CORP NEW	7.375% 15 NOV 2015	440,659	261,624
J P MORGAN CHASE + CO	5.75% 02 JAN 2013	526,227	516,941
J P MORGAN CHASE COML MTG	5.8611% 15 APR 2045	1,124,748	959,481
J P MORGAN CHASE COML MTG	5.818767% 15 JUN 2049	709,062	525,925
J P MORGAN CHASE COML MTG	5.198% 15 DEC 2044	418,523	372,979
J P MORGAN CHASE COML MTG	5.437% 12 DEC 2044	541,620	479,640
J P MORGAN CHASE COML MTG SEC	4.625% 15 MAR 2046	403,739	378,914
J P MORGAN CHASE COML MTG SECS	4.184% 12 JAN 2037	832,636	825,868
J P MORGAN CHASE COML MTG SECS	6.26% 15 MAR 2033	670,891	667,283
J P MORGAN CHASE COML MTG SECS	4.302% 15 JAN 2038	512,020	468,953
J P MORGAN CHASE COML MTG SECS	4.79% 15 OCT 2042	386,023	350,591
J P MORGAN CHASE COML MTG SECS	5.814% 12 JUN 2043	689,152	530,207
J P MORGAN CHASE COML MTG SECS	4.302% 15 JAN 2038	412,572	392,297
J P MORGAN MTG ACQUISITION TR	6% 25 NOV 2036	97,982	15,154

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

JANUS CAP GROUP INC	6.25% 15 JUN 2012	347,365	278,531
JEFFERIES GROUP INC NEW	7.75% 15 MAR 2012	200,575	168,166
JEFFERIES GROUP INC NEW	6.25% 15 JAN 2036	340,785	203,611
JOHNSON + JOHNSON	5.85% 15 JUL 2038	744,340	899,704
JP MORGAN CHASE COML	5.552% 12 MAY 2045	510,812	397,181
JP MORGAN CHASE	6.75% 01 FEB 2011	255,146	246,110
JP MORGAN CHASE	5.429% 12 DEC 2043	632,471	472,270
JP MORGAN CHASE BANK	6% 01 OCT 2017	442,659	494,185
JP MORGAN CHASE COML MTG	1% 15 AUG 2042	566,225	451,357
JP MORGAN CHASE COML MTG SECS	4.851% 15 AUG 2042	448,051	405,803
JP MORGAN CHASE COML MTG SECS	5.481% 12 DEC 2044	231,406	185,129
JP MORGAN MTG ACQUISITION TR	5.89% 25 NOV 2036	122,480	19,096
JPMORGAN CHASE + CO	6.4% 15 MAY 2038	803,903	962,087
JPMORGAN CHASE + CO	5.125% 15 SEP 2014	679,317	659,948
JPMORGAN CHASE + CO	6.4% 15 MAY 2038	303,012	365,129
KELLOGG CO	5.125% 03 DEC 2012	465,273	465,279
KELLOGG CO	5.125% 03 DEC 2012	651,382	651,390
KELLOGG CO	5.125% 03 DEC 2012	479,966	479,972
KINDER MORGAN ENERGY PARTNERS	5% 15 DEC 2013	665,643	606,685
KRAFT FOODS INC	7% 11 AUG 2037	407,724	387,814
KRAFT FOODS INC	6.5% 11 AUG 2017	243,531	246,226
KRAFT FOODS INC	6.875% 01 FEB 2038	97,351	97,918
KRAFT FOODS INC	6.125% 01 FEB 2018	487,556	480,083
KRAFT FOODS INC	6.75% 19 FEB 2014	650,933	676,219
KRAFT FOODS INC	6% 11 FEB 2013	117,232	119,492
KRAFT FOODS INC	6.125% 01 FEB 2018	843,794	820,943
KREDITANSTALT FUR WIEDERAUFBAU	4.875% 17 JAN 2017	279,029	306,677
KROGER CO	6.4% 15 AUG 2017	112,053	113,638
KROGER CO	6.75% 15 APR 2012	406,199	380,778
KROGER CO	6.2% 15 JUN 2012	273,266	264,245
KROGER CO	6.4% 15 AUG 2017	144,080	143,283
KROGER CO	6.8% 15 DEC 2018	130,732	128,610
KROGER CO	7.25% 01 JUN 2009	327,773	316,854
KROGER CO	6.15% 15 JAN 2020	327,432	319,030
KROGER CO	5% 15 APR 2013	151,875	146,212
LAFARGE SA	6.15% 15 JUL 2011	167,697	142,476
LB UBS	5.372% 15 SEP 2039	704,066	549,628
LB UBS COML MTG	5.424% 15 FEB 2040	377,591	301,686
LB UBS COML MTG TR	5.3% 15 NOV 2038	640,086	521,814
LB UBS COML MTG TR	4.647% 16 DEC 2011	837,037	728,781
LB UBS COML MTG TR	5.400344% 15 JUN 2029	176,219	153,075
LB UBS COML MTG TR	4.201% 15 DEC 2029	437,187	423,349
LB UBS COML MTG TR	1% 15 JUN 2038	719,085	568,265
LB UBS COML MTG TR	6.365% 15 DEC 2028	395,224	371,807
LB UBS COML MTG TR 2008 C1	6.1498% 15 APR 2041	347,994	258,484
LEHMAN BROS HLDGS INC	6.75% 28 DEC 2017	391,656	39
LEUCADIA NATL CORP	7% 15 AUG 2013	233,478	183,063
LIBERTY PPTY LTD PARTNERSHIP	7.75% 15 APR 2009	303,168	290,472
LIBERTY PPTY LTD PARTNERSHIP	5.5% 15 DEC 2016	121,602	72,893
LIBERTY PPTY LTD PARTNERSHIP	6.625% 01 OCT 2017	181,094	126,355
LIMITED INC	5.25% 01 NOV 2014	292,743	180,882
LIMITED INC	6.9% 15 JUL 2017	41,290	26,162
LINCOLN NATL CORP IN	1% 12 MAR 2010	264,564	232,357
LINCOLN NATL CORP IN	6.05% 20 APR 2067	369,758	176,376
LLOYDS TSB BANK	4% 17 NOV 2011	210,098	203,402
LOWES COS INC	5.6% 15 SEP 2012	127,167	129,298
LUBRIZOL CORP	4.625% 01 OCT 2009	132,579	129,932
LUBRIZOL CORP	4.625% 01 OCT 2009	234,958	230,991
M + I MARSHALL + ILSLEY BK	6.375% 01 SEP 2011	328,338	283,860
M + I MARSHALL + ILSLEY BK	2.5% 04 DEC 2012	999,462	781,888
M + T BK CORP	5.375% 24 MAY 2012	215,495	198,116
MACK CALI REALTY LP	5.05% 15 APR 2010	136,930	120,969
MACK CALI RLTY LP	5.125% 15 JAN 2015	194,768	123,329
MACK CALI RLTY LP	5.25% 15 JAN 2012	194,640	152,152

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

MACYS RETAIL HLDGS INC	5.35% 15 MAR 2012	783,375	582,254
MANUFACTURERS + TRADERS TR CO	1% 28 DEC 2020	253,174	179,283
MARSHALL + ILSLEY CORP	4.375% 01 AUG 2009	136,525	134,717
MASCO CORP	6.125% 03 OCT 2016	380,638	295,914
MASCO CORP	1% 12 MAR 2010	151,879	118,735
MASTR ASSET BACKED SECS TR	1% 25 AUG 2036	622,214	516,659
MASTR ASSET BACKED SECS TR2006	5.55% 25 OCT 2036	305,957	11,235
MBNA CORP SR MTN	7.5% 15 MAR 2012	378,853	358,053
MBNA CORP SR MTN	6.125% 01 MAR 2013	105,611	94,597
MBNA CR CARD MASTER NT TR	0.81625% 16 AUG 2021	479,728	291,892
MCGRAW HILL COS INC	6.55% 15 NOV 2037	268,399	192,887
MEDCO HEALTH SOLUTIONS INC	6.125% 15 MAR 2013	652,735	612,197
MEDCO HEALTH SOLUTIONS INC	7.25% 15 AUG 2013	92,111	80,755
MELLON FDG CORP	3.25% 01 APR 2009	179,280	179,843
MERRILL LYNCH + CO INC	6.4% 28 AUG 2017	684,904	687,186
MERRILL LYNCH + CO INC	6.875% 25 APR 2018	1,087,744	1,229,957
MERRILL LYNCH + CO INC	5.45% 05 FEB 2013	988,377	951,310
MERRILL LYNCH + CO INC	6% 17 FEB 2009	329,922	323,450
MERRILL LYNCH + CO INC	4.125% 15 JAN 2009	35,807	36,239
MERRILL LYNCH + CO INC	4.125% 10 SEP 2009	321,125	325,409
MERRILL LYNCH + CO INC	6.05% 16 MAY 2016	489,720	462,901
MERRILL LYNCH + CO INC	6.875% 25 APR 2018	729,162	768,723
MERRILL LYNCH MTG INVS INC	5.25% 25 AUG 2036	294,553	230,224
MERRILL LYNCH MTG TR	4.806% 12 SEP 2042	1,198,397	1,171,670
MERRILL LYNCH MTG TR	5.242321% 12 NOV 2037	333,087	274,979
MERRILL LYNCH MTG TR	5.403% 12 JUL 2034	362,051	351,190
MERRILL LYNCH MTG TR	5.393859% 12 NOV 2037	197,046	177,035
METLIFE INC	5% 15 JUN 2015	928,349	871,939
MICHIGAN TOB SETTLEMENT FIN	7.309% 01 JUN 2034	1,132,428	651,020
MID ST TR IV	8.33% 01 APR 2030	544,228	455,631
MIDAMERICAN ENERGY HLDGS CO	6.5% 15 SEP 2037	304,988	373,031
MIDAMERICAN ENERGY HLDGS CO	5.875% 01 OCT 2012	142,048	141,727
MIDAMERICAN FDG LLC	6.75% 01 MAR 2011	505,709	443,654
ML CFC COML MTG TR	5.7% 12 SEP 2049	290,652	203,706
ML CFC COML MTG TR	5.434139% 12 FEB 2039	2,724,943	2,170,154
ML CFC COML MTG TR	5.7% 12 SEP 2049	727,366	502,474
ML CFC COML MTG TR	6.104334% 12 JUN 2046	379,339	298,331
MOHAWK INDS INC	1% 15 JAN 2016	353,621	285,770
MORGAN J P + CO	6% 15 JAN 2009	318,727	313,670
MORGAN J P + CO INC	6.25% 15 JAN 2009	319,126	313,708
MORGAN STANLEY	5.95% 28 DEC 2017	356,639	296,843
MORGAN STANLEY	4.75% 01 APR 2014	987,704	1,045,168
MORGAN STANLEY	5.45% 09 JAN 2017	397,888	351,343
MORGAN STANLEY	5.750% 18 OCT 2016	312,336	271,707
MORGAN STANLEY	5.750% 18 OCT 2016	221,156	251,123
MORGAN STANLEY CAP I INC	4.89% 12 JUN 2047	1,226,575	993,577
MORGAN STANLEY CAP I INC	4.989% 13 AUG 2042	996,827	840,552
MORGAN STANLEY CAP I INC	4.78% 13 DEC 2041	615,491	525,309
MORGAN STANLEY CAP I INC	5.09% 12 OCT 2052	325,127	282,993
MORGAN STANLEY CAP I INC	1% 14 JAN 2042	400,380	390,385
MORGAN STANLEY CAP I TR	5.914% 12 AUG 2041	650,265	555,724
MORGAN STANLEY CAP I TR	5.80304% 13 JUN 2042	412,990	314,157
MORGAN STANLEY CAP I TR HQ13	5.569% 15 DEC 2044	605,913	410,237
MORGAN STANLEY CAPITOL I	5.325% 15 DEC 2043	246,300	171,728
MORGAN STANLEY DEAN W ITTER CAP	8.162% 03 SEP 2015	593,896	597,650
MORGAN STANLEY GROUP INC	5.25% 02 NOV 2012	611,062	556,976
MORGAN STANLEY GROUP INC	6.625% 01 APR 2018	1,311,058	1,117,514
MORGAN STANLEY GROUP INC	6.25% 28 AUG 2017	97,842	83,473
MORGAN STANLEY GROUP INC	5.3% 01 MAR 2013	646,371	590,939
MORGAN STANLEY GROUP INC	6.75% 15 APR 2011	464,846	443,493
MOTOROLA INC	7.625% 15 NOV 2010	29,090	22,578
NATIONAL CITY BK CLEVELAND	6.25% 15 MAR 2011	284,804	263,530
NATIONAL GRID PLC	6.3% 01 AUG 2016	488,879	426,905

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

NATIONAL SEMICONDUCTOR CORP	6.6% 15 JUN 2017	612,379	433,424
NATIONWIDE HEALTH PPTYS INC	6.5% 15 JUL 2011	313,411	280,175
NATL CITY BK CLEVELAND OH MTBN	3.29875% 18 JUN 2010	262,359	275,317
NAVISTAR FINANCIAL CORP OWNER	3.53% 15 OCT 2012	417,956	423,751
NEVADA PWR CO	6.75% 01 JUL 2037	166,467	144,266
NEVADA PWR CO	6.5% 01 AUG 2018	245,542	237,636
NEW YORK LIFE GLOBAL FDG	5.25% 16 OCT 2012	372,189	365,257
NEW YORK LIFE GLOBAL FDG	4.65% 09 MAY 2013	660,245	639,124
NEWELL RUBBERAMID INC	5.5% 15 APR 2013	660,146	579,574
NEWS AMER HLDGS INC	9.25% 01 FEB 2013	229,308	216,287
NEWS AMER HLDGS INC	7.7% 30 OCT 2025	463,438	365,193
NEWS AMER INC	6.4% 15 DEC 2035	82,388	76,980
NEWS AMER INC	6.65% 15 NOV 2037	363,573	455,821
NISOURCE FIN CORP	7.875% 15 NOV 2010	643,360	551,449
NISOURCE FIN CORP	7.875% 15 NOV 2010	225,519	179,333
NISOURCE FIN CORP	6.8% 15 JAN 2019	355,904	227,954
NISOURCE FIN CORP	6.06438% 23 NOV 2009	113,152	101,534
NISOURCE FIN CORP	5.25% 15 SEP 2017	341,704	207,890
NISSAN AUTO RECEIVABLES OWNER	5.05% 17 NOV 2014	269,384	252,686
NOMURA ASSET ACCEP CORP	9.664% 25 FEB 2035	215,663	131,983
NOMURA ASSET ACCEP CORP	5.159% 25 MAR 2035	274,657	204,080
NORFOLK SOUTHN CORP	6.75% 15 FEB 2011	159,265	143,730
NORFOLK SOUTHN CORP	5.75% 01 APR 2018	98,122	95,346
NORSK HYDRO A S	6.36% 15 JAN 2009	94,113	92,180
NORTHERN STS PWR CO MN	6.2% 01 JUL 2037	362,225	378,145
NORTHROP GRUMMAN CORP	7.125% 15 FEB 2011	166,860	157,918
NUCOR CORP	5% 01 DEC 2012	341,385	334,765
NYSE EURONEXT	4.8% 28 JUN 2013	488,752	475,212
NYSE EURONEXT	4.8% 28 JUN 2013	219,603	213,845
OHIO PWR CO	5.53% 05 APR 2010	318,456	297,974
ONTARIO PROV CDA	4.5% 03 FEB 2015	1,232,502	1,262,958
ORACLE CORP	4.95% 15 APR 2013	318,341	328,323
ORACLE CORP	4.95% 15 APR 2013	153,783	158,605
OWENS CORNING NEW	6.5% 01 DEC 2016	184,403	148,312
PACIFIC BELL	6.625% 15 OCT 2034	360,876	295,037
PACIFIC GAS + ELEC CO	4.2% 01 MAR 2011	268,762	266,195
PACIFIC GAS + ELEC CO	5.625% 30 NOV 2017	292,366	301,071
PACIFIC GAS + ELEC CO	8.25% 15 OCT 2018	153,557	176,590
PACIFIC GAS + ELEC CO	3.6% 01 MAR 2009	327,311	327,344
PACIFIC GAS + ELEC CO	3.6% 01 MAR 2009	176,205	175,886
PACKAGING CORP AMER	5.75% 01 AUG 2013	33,573	30,355
PARKER HANNIFIN CORP MEDIUM	6.25% 15 MAY 2038	298,697	294,874
PECO ENERGY TRANSITION TR	6.52% 31 DEC 2010	424,856	414,710
PENNEY J C INC	7.95% 01 APR 2017	255,978	175,603
PENNEY JC CORP INC	5.75% 15 FEB 2018	189,232	126,835
PERU REP	9.875% 06 FEB 2015	473,177	495,812
PERU REP	8.375% 03 MAY 2016	198,031	211,161
PETRA CRE CDO	6.27% 31 DEC 2047	238,932	238,930
PETRO CDA	9.25% 15 OCT 2021	567,920	466,154
PG+E ENERGY RECOVERY FDG LLC	3.87% 25 JUN 2011	79,493	79,590
PG+E ENERGY RECOVERY FDG LLC	4.14% 25 SEP 2012	956,646	971,348
PG+E ENERGY RECOVERY FDG LLC	4.85% 25 JUN 2011	23,541	23,645
PG+E ENERGY RECOVERY FDG LLC	5.03% 25 MAR 2014	121,809	123,090
PHILIP MORRIS INTL INC	5.65% 16 MAY 2018	645,004	641,106
PHILLIPS PETE CO	6.65% 15 JUL 2018	135,050	153,615
PITNEY BROWES INC GLOBAL	5.25% 15 JAN 2037	282,334	250,177
POTASH CORP SASK INC	4.875% 01 MAR 2013	316,666	301,551
POTOMAC ELEC PWR CO	6.5% 15 NOV 2037	477,467	473,449
PPG INDS INC	5.75% 15 MAR 2013	651,278	644,401
PPG INDS INC	5.75% 15 MAR 2013	288,913	285,862

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

PRAXAIR INC	4.625% 30 MAR 2015	733,863	739,762
PRAXAIR INC	6.375% 01 APR 2012	414,573	436,865
PREMCOR REFNG GROUP INC	7.5% 15 JUN 2015	159,844	136,754
PRESIDENT + FELLOWS HARVARD	5% 15 JAN 2014	851,255	876,902
PROGRESS ENERGY INC	7.1% 01 MAR 2011	104,901	93,233
PROLOGIS	5.5% 01 APR 2012	774,700	469,342
PROLOGIS	6.625% 15 MAY 2018	482,972	229,659
PRUDENTIAL FINL INC	5.15% 15 JAN 2013	196,127	159,179
PRUDENTIAL FINL INC	5.1% 14 DEC 2011	215,514	192,864
PSE+G TRANSITION FDG LLC	6.45% 15 MAR 2013	694,464	673,587
PUBLIC SVC CO COLO	7.875% 01 OCT 2012	154,068	154,573
QUEBEC PROV CDA	4.6% 26 MAY 2015	1,225,076	1,195,373
QWEST CORP	8.875% 15 MAR 2012	292,931	253,785
QWEST CORP	8.875% 15 MAR 2012	16,094	13,596
QWEST CORPORATION	7.5% 01 OCT 2014	308,057	252,119
RAAC	1% 25 AUG 2036	56,479	52,056
RALI SER 2006 QO6 TR	3.315% 25 JUN 2046	60,137	29,598
RALI SER 2006 QS7 TR	6% 25 JUN 2036	474,610	292,297
RAYTHEON CO	6.4% 15 DEC 2018	232,966	238,661
RAYTHEON CO	5.5% 15 NOV 2012	120,400	123,814
REGENCY CTRS LP	5.25% 01 AUG 2015	132,365	87,668
REGENCY CTRS LP	5.875% 15 JUN 2017	141,408	89,980
REGIONS FINL CORP	6.375% 15 MAY 2012	325,498	275,644
RELIANT ENERGY TRANS BD CO	5.63% 15 SEP 2015	234,525	223,060
RENAISSANCEHOME EQUITY LN TR	5.17813% 25 NOV 2034	571,815	360,640
REPUBLIC SVCS INC	6.75% 15 AUG 2011	343,798	327,737
RESIDENTIAL ASSET SEC MTG PASS	1.6% 25 MAY 2033	15,560	11,320
RESIDENTIAL FDG MTG SECS I INC	5.241773% 25 AUG 2035	323,831	194,514
RESIDENTIAL FDG MTG SECS II	4.46% 25 MAY 2035	37,945	37,706
REYNOLDS AMERN INC	7.625% 01 JUN 2016	309,930	244,813
REYNOLDS AMERN INC	7.25% 01 JUN 2012	320,465	281,863
RIO TINTO FIN USA LTD	7.125% 15 JUL 2028	364,947	259,406
RIO TINTO FIN USA LTD	5.875% 15 JUL 2013	318,290	253,654
ROGERS WIRELESS INC	7.25% 15 DEC 2012	293,251	263,281
ROHM + HAAS CO	5.6% 15 MAR 2013	225,335	217,607
ROYAL BANK OF SCOTLAND GRP PLC	1% 31 AUG 2049	98,966	94,743
ROYAL BK CDA MONTREAL QUE	4.125% 26 JAN 2010	543,715	555,402
ROYAL BK SCOTLAND GROUP PLC	5% 01 OCT 2014	472,734	503,954
ROYAL BK SCOTLAND GROUP PLC	6.4% 01 APR 2009	199,263	195,269
ROYAL BK SCOTLAND GROUP PLC	5% 01 OCT 2014	347,333	302,373
ROYAL KPN NV	8% 01 OCT 2010	62,615	59,333
ROYAL KPN NV	8.375% 01 OCT 2030	63,296	60,871
RSB BONDCO LLC	5.469% 01 OCT 2014	874,550	877,662
RSHB CAP S A	7.75% 29 MAY 2018	1,058,857	679,414
RSHB CAP SA (OJSC)	6.299% 15 MAY 2017	332,368	190,052
RUSSIAN FEDN	7.5% 31 MAR 2030	739,691	727,923
SAFEWAY INC	6.5% 01 MAR 2011	77,785	73,706
SAFEWAY INC	6.35% 15 AUG 2017	492,373	460,172
SALOMON BROS MTG SECS VII INC	3.95% 25 JAN 2033	278,009	246,765
SANWA BK LTD N Y BRH	7.4% 15 JUN 2011	111,399	94,864

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

SAXON ASSET SECS TR	3.89625% 25 AUG 2032	5,516	5,409
SBC COMMUNICATIONS INC	5.3% 15 NOV 2010	782,395	796,808
SBC COMMUNICATIONS INC	5.3% 15 NOV 2010	1,350,732	1,399,394
SEARIVER MARITIME FINL HLDGS	0.01% 01 SEP 2012	448,106	461,572
SIERRA PAC PWR CO	6.75% 01 JUL 2037	86,090	74,319
SIMON PPTY GROUP LP	5.625% 15 AUG 2014	240,822	166,001
SIMON PPTY GROUP LP	5% 01 MAR 2012	375,135	298,061
SIMON PPTY GROUP LP	5% 01 MAR 2012	419,673	332,900
SIMON PPTY GROUP LP	5.3% 30 MAY 2013	645,088	483,477
SIMON PPTY GROUP LP	5.75% 01 MAY 2012	268,813	215,406
SLM CORP	5% 01 OCT 2013	72,020	70,111
SLM CORP	8.45% 15 JUN 2018	288,570	309,881
SLM CORP	5.375% 15 MAY 2014	46,599	36,371
SLM CORP	5% 01 OCT 2013	12,530	10,517
SLM CORP	8.45% 15 JUN 2018	302,577	244,031
SLM CORP	5.125% 27 AUG 2012	152,565	131,992
SLM CORP	5.375% 15 JAN 2013	354,126	294,529
SMALL BUSINESS ADMIN	7.06% 01 NOV 2019	215,169	226,160
SMALL BUSINESS ADMIN	5.68% 01 JUN 2028	1,149,067	1,192,855
SOUTHERN CA EDISON CO	5.75% 15 MAR 2014	424,076	446,674
SOUTHERN CA EDISON CO	5.75% 15 MAR 2014	662,923	698,250
SOUTHERN CA EDISON CO	4.65% 01 APR 2015	209,950	210,093
SOUTHERN CO	5.3% 15 JAN 2012	63,620	64,315
SOUTHWESTERN ELEC PWR CO	5.875% 01 MAR 2018	756,631	699,876
SOVEREIGN BANCORP INC	1% 01 SEP 2010	453,465	417,491
SOVEREIGN BANCORP INC	1% 23 MAR 2010	112,684	99,733
SOVEREIGN BK	5.125% 15 MAR 2013	323,380	287,325
SPRINT CAP CORP	6.875% 15 NOV 2028	192,819	134,095
SPRINT CAP CORP	7.625% 30 JAN 2011	354,429	286,366
SPRINT CAP CORP	8.375% 15 MAR 2012	279,084	192,054
SPRINT NEXTEL CORP	6% 01 DEC 2016	432,160	310,862
STARWOOD HOTELS + RESORTS	1% 01 MAY 2012	259,102	185,420
STEEL CAPITAL	9.75% 29 JUL 2013	137,181	72,706
SUNCOR ENERGY INC	6.1% 01 JUN 2018	729,145	629,072
SWAPTION 317U279A4	FEB 09 3.5 CALL	118,598	415,459
SWAPTION 317U168A8	JUL 09 4.2 CALL	(17,324)	(70,804)
SWAPTION 317U280A1	FEB 09 4.3 CALL	(27,833)	(128,168)
SWAPTION 317U169A7	JUL 09 3.6 CALL	16,954	64,774
SWAPTION 317U296A3	FEB 08 4.6 CALL	(84,925)	(379,709)
SWAPTION 317U375A7	AUG 09 3.45 CALL	29,905	91,014
SWAPTION 317U376A6	AUG 09 4.15 CALL	(29,514)	(102,495)
SWAPTION 317U381A9	AUG 09 3.45 CALL	22,018	68,261
SWAPTION 317U382A8	AUG 09 4.4 CALL	(22,635)	(84,898)
SWAPTION 317U383A7	AUG 09 3.45 CALL	62,225	204,782
SWAPTION 317U384A6	AUG 09 4.4 CALL	(64,544)	(254,694)
SWU0111J2 IRS USD P F 3.00000	3% 17 JUN 2029	(1,959,730)	(2,006,540)
SWU0111J2 IRS USD R V 03MLIBOR	1% 17 JUN 2029	1,839,795	1,959,730
SWU0113J0 IRS USD P F 3.00000	3% 17 JUN 2029	(195,973)	(200,654)
SWU0113J0 IRS USD R V 03MLIBOR	1% 17 JUN 2029	183,875	195,973
SWU0143J4 IRS USD P F 3.00000	3% 17 JUN 2029	(195,973)	(200,654)
SWU0143J4 IRS USD R V 03MLIBOR	1% 17 JUN 2029	186,811	195,973
SWU0252E2 IRS USD P F 5.00000	5% 17 DEC 2038	(3,429,528)	(4,991,277)
SWU0252E2 IRS USD R V 03MLIBOR	1% 17 DEC 2038	3,433,247	3,429,528
SWU0260H5 IRS USD P V 03MLIBOR	1% 17 JUN 2014	(1,175,838)	(1,175,838)
SWU0260H5 IRS USD R F 4.00000	4% 17 JUN 2014	1,253,443	1,270,285
SWU0261E1 IRS USD P F 5.00000	5% 17 DEC 2028	(489,933)	(655,781)
SWU0261E1 IRS USD R V 03MLIBOR	1% 17 DEC 2028	460,782	489,933
SWU0274E6 IRS USD P V 03MLIBOR	1% 17 DEC 2013	(5,585,231)	(5,585,231)
SWU0274E6 IRS USD R F 4.00000	4% 17 DEC 2013	5,577,970	6,069,749
SWU0279C5 IRS USD P F 4.00000	4% 17 JUN 2011	(979,865)	(1,023,851)

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

SIMON PPTY GROUP LP	5.3% 30 MAY 2013	645,088	483,477
SIMON PPTY GROUP LP	5.75% 01 MAY 2012	268,813	215,406
SLM CORP	5% 01 OCT 2013	72,020	70,111
SLM CORP	8.45% 15 JUN 2018	288,570	309,881
SLM CORP	5.375% 15 MAY 2014	46,599	36,371
SLM CORP	5% 01 OCT 2013	12,530	10,517
SLM CORP	8.45% 15 JUN 2018	302,577	244,031
SLM CORP	5.125% 27 AUG 2012	152,565	131,992
SLM CORP	5.375% 15 JAN 2013	354,126	294,529
SMALL BUSINESS ADMIN	7.06% 01 NOV 2019	215,169	226,160
SMALL BUSINESS ADMIN	5.68% 01 JUN 2028	1,149,067	1,192,855
SOUTHERN CA EDISON CO	5.75% 15 MAR 2014	424,076	446,674
SOUTHERN CA EDISON CO	5.75% 15 MAR 2014	662,923	698,250
SOUTHERN CA EDISON CO	4.65% 01 APR 2015	209,950	210,093
SOUTHERN CO	5.3% 15 JAN 2012	63,620	64,315
SOUTHWESTERN ELEC PWR CO	5.875% 01 MAR 2018	756,631	699,876
SOVEREIGN BANCORP INC	1% 01 SEP 2010	453,465	417,491
SOVEREIGN BANCORP INC	1% 23 MAR 2010	112,684	99,733
SOVEREIGN BK	5.125% 15 MAR 2013	323,380	287,325
SPRINT CAP CORP	6.875% 15 NOV 2028	192,819	134,095
SPRINT CAP CORP	7.625% 30 JAN 2011	354,429	286,366
SPRINT CAP CORP	8.375% 15 MAR 2012	279,084	192,054
SPRINT NEXTEL CORP	6% 01 DEC 2016	432,160	310,862
STARWOOD HOTELS + RESORTS	1% 01 MAY 2012	259,102	185,420
STEEL CAPITAL	9.75% 29 JUL 2013	137,181	72,706
SUNCOR ENERGY INC	6.1% 01 JUN 2018	729,145	629,072
SWAPTION ( 317U279A4 )	FEB 09 3.5 CALL	118,598	415,459
SWAPTION (317U168A8)	JUL 09 4.2 CALL	(17,324)	(70,804)
SWAPTION (317U280A1)	FEB 09 4.3 CALL	(27,833)	(128,168)
SWAPTION 317U169A7	JUL 09 3.6 CALL	16,954	64,774
SWAPTION 317U296A3	FEB 08 4.6 CALL	(84,925)	(379,709)
SWAPTION 317U375A7	AUG 09 3.45 CALL	29,905	91,014
SWAPTION 317U376A6	AUG 09 4.15 CALL	(29,514)	(102,495)
SWAPTION 317U381A9	AUG 09 3.45 CALL	22,018	68,261
SWAPTION 317U382A8	AUG 09 4.4 CALL	(22,635)	(84,898)
SWAPTION 317U383A7	AUG 09 3.45 CALL	62,225	204,782
SWAPTION 317U384A6	AUG 09 4.4 CALL	(64,544)	(254,694)
SWU0111J2 IRS USD P F 3.00000	3% 17 JUN 2029	(1,959,730)	(2,006,540)
SWU0111J2 IRS USD R V 03MLIBOR	1% 17 JUN 2029	1,839,795	1,959,730
SWU0113J0 IRS USD P F 3.00000	3% 17 JUN 2029	(195,973)	(200,654)
SWU0113J0 IRS USD R V 03MLIBOR	1% 17 JUN 2029	183,875	195,973
SWU0143J4 IRS USD P F 3.00000	3% 17 JUN 2029	(195,973)	(200,654)
SWU0143J4 IRS USD R V 03MLIBOR	1% 17 JUN 2029	186,811	195,973
SWU0252E2 IRS USD P F 5.00000	5% 17 DEC 2038	(3,429,528)	(4,991,277)
SWU0252E2 IRS USD R V 03MLIBOR	1% 17 DEC 2038	3,433,247	3,429,528
SWU0260H5 IRS USD P V 03MLIBOR	1% 17 JUN 2014	(1,175,838)	(1,175,838)
SWU0260H5 IRS USD R F 4.00000	4% 17 JUN 2014	1,253,443	1,270,285
SWU0261E1 IRS USD P F 5.00000	5% 17 DEC 2028	(489,933)	(655,781)
SWU0261E1 IRS USD R V 03MLIBOR	1% 17 DEC 2028	460,782	489,933
SWU0274E6 IRS USD P V 03MLIBOR	1% 17 DEC 2013	(5,585,231)	(5,585,231)
SWU0274E6 IRS USD R F 4.00000	4% 17 DEC 2013	5,577,970	6,069,749

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

THOMSON REUTERS CORP	5.95% 15 JUL 2013	667,838	624,913
TIAA GLOBAL MKTS INC	5.125% 10 OCT 2012	587,302	579,482
TIAA SEASONED COML MTG TR	1% 15 AUG 2039	206,625	177,216
TIME WARNER CABLE INC	7.3% 01 JUL 2038	586,191	610,770
TIME WARNER CABLE INC	6.2% 01 JUL 2013	650,229	616,355
TIME WARNER CABLE INC	5.85% 01 MAY 2017	175,968	161,129
TIME WARNER CABLE INC	6.75% 01 JUL 2018	509,542	485,861
TIME WARNER INC	9.125% 15 JAN 2013	433,641	388,421
TIME WARNER INC	6.625% 15 MAY 2029	1,287,522	1,133,963
TIME WARNER INC NEW	6.5% 15 NOV 2036	127,282	115,483
TOBACCO SETTLEMENT AUTH IOWA	6.5% 01 JUN 2023	102,886	74,457
TOBACCO SETTLEMENT FIN AUTH WE	7.467% 01 JUN 2047	553,624	316,595
TOBACCO SETTLEMENT FING CORP	5.875% 15 MAY 2039	224,717	183,025
TOLL BROS FIN CORP	6.875% 15 NOV 2012	123,350	102,564
TRANSOCEAN INC	6% 15 MAR 2018	305,141	272,201
TRAVELERS COS INC	5.75% 15 DEC 2017	361,600	348,591
TXU AUSTRALIA HLDGS PTY LTD	6.15% 15 NOV 2013	261,753	245,482
TYCO INTL GROUP S A	6% 15 NOV 2013	181,916	165,496
U S DEPT VETERAN AFFAIRS REMIC	6% 15 APR 2009	48,955	46,034
UBS AG STAMFORD BRH	5.875% 20 DEC 2017	489,345	450,074
UBS AG STAMFORD BRH MEDIUM	5.75% 25 APR 2018	486,885	444,660
UFJ FIN ARUBA A E C	6.75% 15 JUL 2013	787,545	694,346
UNION BK CALIF	5.95% 11 MAY 2016	281,717	228,068
UNION PAC CORP	5.45% 31 JAN 2013	444,851	432,445
UNION PAC CORP	5.75% 15 NOV 2017	680,516	645,736
UNION PAC CORP	3.875% 15 FEB 2009	390,805	392,668
UNION PAC CORP	3.625% 01 JUN 2010	131,370	131,127
UNION PLANTERS CORP	7.75% 01 MAR 2011	224,171	197,996
UNITED AIRLS PASS THRU TRS	9.56% 19 OCT 2018	435,820	159,748
UNITED HEALTH GROUP INC	5.25% 15 MAR 2011	370,626	345,499
UNITED KINGDOM (GOVERNMENT OF)	4.25% 07 MAR 2011	614,780	604,082
UNITED KINGDOM TREASURY	5% 07 MAR 2012	1,741,948	1,716,829
UNITED PARCEL SVC INC	6.2% 15 JAN 2038	427,164	469,911
UNITED STATES CELLULAR CORP	6.7% 15 DEC 2033	359,463	286,006
UNITED STS STL CORP NEW	5.65% 01 JUN 2013	222,116	170,033
UNITED TECHNOLOGIES CORP	5.375% 15 DEC 2017	288,502	292,210
UNITED TECHNOLOGIES CORP	6.125% 15 JUL 2038	415,222	451,908
UNITEDHEALTH GROUP INC	5.125% 15 NOV 2010	239,798	234,341
UNITEDHEALTH GROUP INC	6% 15 FEB 2018	293,692	271,217
UNITEDHEALTH GROUP INC	6.875% 15 FEB 2038	96,492	85,798
UNITEDHEALTH GROUP INC	4.125% 15 AUG 2009	116,684	115,755
UNITEDHEALTH GROUP INC	5.375% 15 MAR 2016	292,848	259,061
UNITEDHEALTH GROUP INC	5.5% 15 NOV 2012	179,315	165,192
USA WASTE SVCS INC	7% 15 JUL 2028	61,360	48,766
VALE OVERSEAS LTD	6.25% 23 JAN 2017	291,805	277,145
VALE OVERSEAS LTD	6.25% 23 JAN 2017	598,200	568,147
VALERO ENERGY CORP NEW	6.875% 15 APR 2012	338,547	310,395
VEOLIA ENVIRONMENT	6% 01 JUN 2018	229,393	203,099
VEOLIA ENVIRONNEMENT	5.25% 03 JUN 2013	478,689	439,215
VERIZON COMMUNICATIONS INC	8.95% 01 MAR 2039	200,592	265,793
VERIZON COMMUNICATIONS INC	5.25% 15 APR 2013	185,486	186,886
VERIZON COMMUNICATIONS INC	6.1% 15 APR 2018	438,416	435,443
VERIZON COMMUNICATIONS INC	8.95% 01 MAR 2039	152,832	202,509
VERIZON GLOBAL FDG CORP	6.875% 15 JUN 2012	417,604	399,270
VERIZON GLOBAL FDG CORP	4.9% 15 SEP 2015	164,147	161,190
VERIZON GLOBAL FDG CORP	5.85% 15 SEP 2035	306,454	307,099
VERIZON NEW JERSEY INC	5.875% 17 JAN 2012	197,090	192,926
VERIZON VA INC	4.625% 15 MAR 2013	666,539	657,655
VERIZON WIRELESS CAP	8.5% 15 NOV 2018	261,746	309,983
VIACOM INC	6.875% 30 APR 2036	632,722	654,338
VIRGINIA ELEC + PWR CO	5.95% 15 SEP 2017	341,622	345,229

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

VIRGINIA ELEC + PWR CO	5.1% 30 NOV 2012	293,860	287,381
VIRGINIA ELEC + PWR CO	5.1% 30 NOV 2012	656,286	641,818
VIRGINIA ELEC + PWR CO	5.4% 30 APR 2018	156,545	151,752
VODAFONE AIRTOUCH PLC	7.75% 15 FEB 2010	374,460	360,517
VODAFONE GROUP PLC NEW	5.35% 27 FEB 2012	621,891	614,281
VODAFONE GROUP PLC NEW	5.5% 15 JUN 2011	273,547	273,443
VOLKSWAGEN AUTO LN ENHANCED TR	4.5% 20 JUL 2012	230,257	217,028
VULCAN MATLS CO	5.6% 30 NOV 2012	317,796	271,064
WACHOVIA BK COML MTG TR	1% 15 JUN 2049	798,553	617,597
WACHOVIA BK COML MTG TR	1% 15 JUL 2045	727,246	567,406
WACHOVIA BK COML MTG TR	5.509% 15 APR 2047	712,807	521,876
WACHOVIA BK COML MTG TR	1% 15 JUN 2049	724,590	527,729
WACHOVIA BK NATL ASSN	4.875% 01 FEB 2015	481,660	548,802
WACHOVIA BK NATL ASSN MED TERM	4.8% 01 NOV 2014	339,033	365,055
WACHOVIA BK NATL ASSN MTN SUB	3.14875% 15 MAR 2016	955,368	921,142
WACHOVIA CORP	5.5% 01 MAY 2013	425,278	421,485
WACHOVIA CORP	5.5% 01 MAY 2013	327,513	324,592
WACHOVIA CORP2ND NEW	4.875% 15 FEB 2014	87,306	99,020
WACHOVIA CORP NEW	5.3% 15 OCT 2011	471,560	472,503
WACHOVIA CORP NEW	5.3% 15 OCT 2011	665,222	642,604
WACHOVIA CORP NEW	5.35% 15 MAR 2011	293,942	280,495
WAL MART STORES INC	5.25% 01 SEP 2035	185,468	209,757
WALT DISNEY CO	5.7% 15 JUL 2011	948,644	1,008,428
WAMU MTG PASS THROUGH CTFS	1% 25 OCT 2045	276,172	47,124
WAMU MTG PASS THROUGH CTFS	4.6697% 25 APR 2035	122,196	114,147
WAMU MTG PASS THROUGH CTFS	4.134% 25 AUG 2034	328,540	320,179
WASTE MGMT INC DEL	7.375% 15 MAY 2029	54,242	41,814
WASTE MGMT INC DEL	7.375% 01 AUG 2010	110,301	99,298
WEATHERFORD INTL LTD	5.15% 15 MAR 2013	127,120	112,169
WEATHERFORD INTL LTD	6% 15 MAR 2018	53,603	45,257
WELLPOINT INC	4.25% 15 DEC 2009	415,381	409,902
WELLPOINT INC	5.875% 15 JUN 2017	410,315	379,019
WELLS FARGO + CO NEW	4.95% 16 OCT 2013	429,655	435,266
WELLS FARGO + CO NEW	2% 01 APR 2009	326,055	328,801
WELLS FARGO + CO NEW	6.375% 01 AUG 2011	291,573	260,044
WELLS FARGO BK N A	6.45% 01 FEB 2011	275,687	284,388
WELLS FARGO BK NATL ASSN	4.75% 09 FEB 2015	458,067	495,904
WELLS FARGO CAP XIII	7.7% 29 DEC 2049	809,810	659,085
WESTERN FINL BK	9.625% 15 MAY 2012	176,165	154,460
WESTERN UN CO	5.93% 01 OCT 2016	416,284	355,899
WFS FINL 2005 2 ONER TR	4.57% 19 NOV 2012	171,468	168,679
WILLIAMS COS INC	7.875% 01 SEP 2021	102,641	74,960
WILLIAMS COS INC	7.875% 01 SEP 2021	131,663	93,700
WILLIAMSON CNTY TEX	6% 15 AUG 2014	26,422	26,210
WILLIS NORTH AMER INC	6.2% 28 MAR 2017	307,406	213,833
WISCONSIN ST	5% 01 MAY 2015	57,620	60,285
WORLD SVGS BK FSB OAKLAND CA	1% 22 MAR 2011	1,052,375	1,072,842
WPP FIN UK	5.875% 15 JUN 2014	170,981	180,214
WYETH	5.5% 01 FEB 2014	227,935	224,946
WYETH	5.5% 01 FEB 2014	230,102	228,927
WYNDHAM WORLDWIDE CORP	6% 01 DEC 2016	367,134	161,938
XEROX CORP	6.4% 15 MAR 2016	614,651	477,684
XEROX CORP	9.75% 15 JAN 2009	221,916	210,459
XEROX CORP	7.625% 15 JUN 2013	61,217	49,067
XEROX CORP	5.5% 15 MAY 2012	120,562	102,647
XEROX CORP	5.65% 15 MAY 2013	174,721	138,434
XL CAP LTD	5.25% 15 SEP 2014	314,757	182,295
XTO ENERGY INC	4.9% 01 FEB 2014	644,790	613,775
YUM BRANDS INC	6.875% 15 NOV 2037	62,086	73,768
ZIONS BANCORP	5.5% 16 NOV 2015	155,507	110,875

			295,066,629

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

	Registered Investment Companies

*	PIMCO FDS PAC INV MGMT	Private Acct Portfolio	6,246,940	5,501,190
*	PIMCO FDS PAC INVT MGMT SER	Short Term Portfolio Instl CL	14,453,463	11,597,153
*	PIMCO FDS PAC INVT MGMT SER	US Govt Sector Port Instl CL	31,135	27,884
*	PIMCO FDS PAC INVT MGMT SER	MTG Portfolio Instl CL	1,246,950	1,193,600
*	PIMCO FDS PAC INVT MGMT SER	Emerging Mkts Portfolio	2,762,405	2,037,429
*	PIMCO FDS PAC INVT MGMT SER	INTL Portfolio Instl CL	5,446,953	5,136,184
*	PIMCO FDS PAC INVT MGMT SER	INVT Grade Corp Port Instl CL	18,507,670	17,264,504

				42,757,944

	Benefit Responsive Interest Rate Wrapper Contracts

*	AEGON INSTITUTIONAL MARKETS	Open Ended Maturity	—	714,313
*	BANK OF AMERICA NT & SA	Open Ended Maturity	—	764,438

				1,478,751

	Synthetic Guaranteed Investment Contracts (contract value equals $633,487,493)			$659,502,094

	Commingled Investments:

*	INTERNATIONAL EAFE EQUITY INDEX FUND	Commingled Investments	—	59,492,812
*	S&P 500 FLAGSHIP FUND	Commingled Investments	—	112,007,447
*	SMALL CAP FUND	Commingled Investments	—	41,479,969

	Commingled Investments			$212,980,228

	Registered Investment Companies:

	ABERDEEN ASIA PACIFIC INCOME FD INC	Registered Investment Company	—	9,346
	ABERDEEN CHINA OPPS INSTL SVC CL	Registered Investment Company	—	6,981
	ADVANTAGE ENERGY INCOME FD TR UNIT	Registered Investment Company	—	1,053
	AEGIS VALUE FUND INC	Registered Investment Company	—	3,619
	AIM EUROPEAN GROWTH INVESTORS	Registered Investment Company	—	519
	ALLIANCEBERNSTEIN GREATER CHINA 97-ADV	Registered Investment Company	—	25,981
	ALLIANZ CCM MID-CAP L D	Registered Investment Company	—	5,272
	ALLIANZ OCC VALUE INSTITUTIONAL N/C	Registered Investment Company	—	180
	ALPINE GLOBAL PREMIER PPTYS FD COM SHS OF BEN INT	Registered Investment Company	—	3,950
	ALPINE INTERNATIONAL REAL ESTATE EQUITY Y	Registered Investment Company	—	4,456
	AMER CENTURY TARGET MATURITIES TR 2010	Registered Investment Company	—	23,742
	AMERICAN CAPITAL INCOME BUILDER CL F	Registered Investment Company	—	24,821
	AMERICAN CAPITAL INCOME BUILDER CL R2	Registered Investment Company	—	11,836
	AMERICAN CAPITAL WORLD GR & INC R2	Registered Investment Company	—	8,135
	AMERICAN CAPITAL WORLD GRTH & INC A	Registered Investment Company	—	6,072
	AMERICAN CAPITAL WORLD GRWTH & INC F1	Registered Investment Company	—	4,953
	AMERICAN CAPITAL WORLD GRWTH & INC R5	Registered Investment Company	—	9,874
	AMERICAN CENTURY EQUITY INCOME	Registered Investment Company	—	25,905
	AMERICAN EUROPACIFIC GROWTH CLASS A	Registered Investment Company	—	14,695
	AMERICAN EUROPACIFIC GROWTH CLASS F	Registered Investment Company	—	20,816
	AMERICAN FUNDAMENTAL INVESTORS CL F	Registered Investment Company	—	5,066
	AMERICAN GROWTH FUND OF AMERICA CLASS F	Registered Investment Company	—	11,040
	AMERICAN HIGH-INCOME CLASS F	Registered Investment Company	—	14,307
	AMERICAN INCOME FUND OF AMERICA CLASS F	Registered Investment Company	—	21,014
	AMERICAN INVESTMNT CO OF AMERICA CL A	Registered Investment Company	—	10,303
	AMERICAN NEW PERSPECTIVE CLASS A	Registered Investment Company	—	12,242
	AMERICAN NEW PERSPECTIVE R2	Registered Investment Company	—	4,382
	AMERICAN NEW WORLD FUND CLASS A	Registered Investment Company	—	5,164
	AMERICAN NEW WORLD FUND R2	Registered Investment Company	—	7,083

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

ARIEL APPRECIATION	Registered Investment Company	—	9,365
ARIEL GROWTH CLASS A	Registered Investment Company	—	8,078
ARROW DWA BALANCED FUND CLASS C	Registered Investment Company	—	10,938
ARTISAN INTERNAT’L	Registered Investment Company	—	106,561
ARTISAN INTL VALUE FUND	Registered Investment Company	—	6,614
BARCLAYS BK PLC IPATH ETNS LKD MSCI INDIA	Registered Investment Company	—	6,676
BARCLAYS BK PLC IPATH INDEX LKD SECS	Registered Investment Company	—	3,723
BARCLAYS BK PLC IPATH INDEX LKD SECS	Registered Investment Company	—	9,361
BARON ASSET	Registered Investment Company	—	6,328
BARON PARTNERS FUND	Registered Investment Company	—	18,418
BRANDYWINE BLUE	Registered Investment Company	—	16,172
BRIDGEWAY AGGRESSIVE INVESTOR 1	Registered Investment Company	—	474
BRIDGEWAY AGGRESSIVE INVESTOR 2	Registered Investment Company	—	93,337
BRIDGEWAY SMALL CAP GROWTH CL N	Registered Investment Company	—	7,261
BROWN CAPITAL MGMT SMALL COMPANY INST.	Registered Investment Company	—	2,668
BUFFALO BALANCED FUND	Registered Investment Company	—	120,021
BUFFALO MID CAP FUND	Registered Investment Company	—	3,325
BUFFALO SMALL CAP GROWTH	Registered Investment Company	—	11,908
CALAMOS CONV & HIGH INCOME FD COM SHS	Registered Investment Company	—	3,392
CALAMOS GROWTH CLASS A	Registered Investment Company	—	32,569
CALAMOS GROWTH FUND CLASS C	Registered Investment Company	—	40,633
CALIFORNIA INVST TR S & P MID CAP	Registered Investment Company	—	6,194
CALVERT SOCIAL INVST MANAGED GROWTH CL A	Registered Investment Company	—	23,519
CHINA FD INC	Registered Investment Company	—	580
CLAYMORE EXCHANGE TRADED FD TR BNY BRIC PTF	Registered Investment Company	—	19,811
CLIPPER	Registered Investment Company	—	20,179
CLOUGH GLOBAL OPPORTUNITIES FD SH BEN INT	Registered Investment Company	—	52,038
COHEN & STEERS ASIA PACIFIC REALTY CL A	Registered Investment Company	—	2,798
COLUMBIA ACORN CLASS Z N/C	Registered Investment Company	—	25,645
COLUMBIA GREATER CHINA FD CL Z	Registered Investment Company	—	25,619
COLUMBIA HIGH YIELD OPPORTUNITY Z	Registered Investment Company	—	29,654
COLUMBIA MARSICO 21ST CENTURY CL Z	Registered Investment Company	—	32,789
COLUMBIA MARSICO INTL OPP PRIM Z	Registered Investment Company	—	37,665
COLUMBIA REAL ESTATE EQUITY CL Z	Registered Investment Company	—	30,508
COLUMBIA VALUE AND RESTRUCTURING CL Z	Registered Investment Company	—	30,332
CRM MID CAP VALUE INVESTOR SHARES	Registered Investment Company	—	10,869
CRM MID-CAP VALUE FD-INSTITUTIONAL	Registered Investment Company	—	5,240
CULLEN HIGH DIVIDEND EQUITY FUND	Registered Investment Company	—	24,209
DELAFIELD FUND INC	Registered Investment Company	—	1,370
DIREXION SHS ETF TR SMALL CAP BEAR 3X SHS	Registered Investment Company	—	16,762
DODGE & COX BALANCE	Registered Investment Company	—	10,558
DODGE & COX GLOBAL STOCK FUND	Registered Investment Company	—	15,320
DODGE & COX INCOME	Registered Investment Company	—	72,922
DODGE & COX INTERNATL STOCK FUND	Registered Investment Company	—	85,398
DODGE & COX STOCK	Registered Investment Company	—	189,795
DREYFUS INTER-TERM INC CL I	Registered Investment Company	—	3,395
DREYFUS MIDCAP VALUE FUND	Registered Investment Company	—	5,408
DREYFUS PREMIER GREATER CHINA CL A	Registered Investment Company	—	5,207
DREYFUS PREMIER GREATER CHINA CL R	Registered Investment Company	—	10,454
EATON VANCE LARGE CAP VALUE FD CL R	Registered Investment Company	—	24,106
EATON VANCE LTD DURATION INCOME FD	Registered Investment Company	—	4,945
EATON VANCE WORLDWIDE HEALTH SCIENCES CLASS A	Registered Investment Company	—	1,531
FAIRHOLME FUND	Registered Investment Company	—	89,687
FAM VALUE	Registered Investment Company	—	42,463
FBR SMALL CAP CLASS A N/C	Registered Investment Company	—	3,426
FEDERATED KAUFMANN CLASS K	Registered Investment Company	—	14,642
FEDERATED PRUDENT BEAR FUND CLASS A	Registered Investment Company	—	2,031
FEDERATED PRUDENT GLOBAL INC FD A N/C	Registered Investment Company	—	47,678
FIDELITY CANADA	Registered Investment Company	—	11,448
FIDELITY CAPITAL APPRECIATION	Registered Investment Company	—	13,857
FIDELITY CAPITAL & INCOME	Registered Investment Company	—	26,115
FIDELITY CHINA REGION	Registered Investment Company	—	15,258
FIDELITY CONTRAFUND	Registered Investment Company	—	43,358

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

FIDELITY DIVERSIFIED INTERNATIONAL	Registered Investment Company	—	79,018
FIDELITY DIVIDEND GROWTH	Registered Investment Company	—	70,566
FIDELITY EMERGING MARKETS	Registered Investment Company	—	8,755
FIDELITY EUROPE CAPITAL APPRECIATION	Registered Investment Company	—	6,293
FIDELITY FOUR-IN-ONE INDEX	Registered Investment Company	—	7,186
FIDELITY FREEDOM 2025	Registered Investment Company	—	4,321
FIDELITY GROWTH DISCOVERY FUND	Registered Investment Company	—	1,461
FIDELITY HIGH INCOME	Registered Investment Company	—	18,744
FIDELITY INTERNAT’L REAL ESTATE FUND	Registered Investment Company	—	8,751
FIDELITY INT’L DISCOVERY	Registered Investment Company	—	37,767
FIDELITY INTL SMALL CAP OPP FUND	Registered Investment Company	—	5,224
FIDELITY LARGE CAPITAL STOCK	Registered Investment Company	—	5,707
FIDELITY LATIN AMERICA	Registered Investment Company	—	21,244
FIDELITY LEVERAGED COMPANY STOCK	Registered Investment Company	—	19,134
FIDELITY LOW PRICED STOCK	Registered Investment Company	—	7,564
FIDELITY MID CAP STOCK	Registered Investment Company	—	24,509
FIDELITY MID CAP GROWTH	Registered Investment Company	—	5,278
FIDELITY NEW MARKETS INCOME	Registered Investment Company	—	9,806
FIDELITY OVERSEAS	Registered Investment Company	—	15,039
FIDELITY REAL ESTATEINVESTMENT	Registered Investment Company	—	15,249
FIDELITY SELECT BROKERAGE & INVS MGT	Registered Investment Company	—	4,191
FIDELITY SELECT CHEMICALS	Registered Investment Company	—	3,448
FIDELITY SELECT ENERGY SERVICE	Registered Investment Company	—	4,054
FIDELITY SELECT NATURAL RESOURCES	Registered Investment Company	—	13,001
FIDELITY SELECT TECHNOLOGY	Registered Investment Company	—	1,134
FIDELITY SMALL CAP STOCK	Registered Investment Company	—	11,004
FIDELITY SOUTHEAST ASIA	Registered Investment Company	—	9,918
FIDELITY STRATEGIC REAL RETURN	Registered Investment Company	—	4,194
FIDELITY US BOND INDEX	Registered Investment Company	—	24,893
FIDELITY VALUE	Registered Investment Company	—	14,047
FIDELITY WORLDWIDE	Registered Investment Company	—	11,279
FIRST EAGLE GLOBAL CLASS A	Registered Investment Company	—	30,222
FIRST EAGLE GLOBAL CLASS C	Registered Investment Company	—	5,857
FIRST TR EXCHANGE TRADED FD DOW JONES INTERNET INDEX FD	Registered Investment Company	—	5,614
FORWARD GLOBAL EMERG MARKETS INSTL CL	Registered Investment Company	—	870
FORWARD INTERNATIONL EQUITY FUND	Registered Investment Company	—	26,420
FRANKLIN REAL ESTATE SECURITIES CLASS C	Registered Investment Company	—	26,818
FUND*X UPGRADER FUND	Registered Investment Company	—	26,017
FUNDAMENTAL INVESTORS	Registered Investment Company	—	50,873
FUNDX AGGRESSIVE UPGRADER FUND	Registered Investment Company	—	5,539
FUNDX ETF UPGRADER FUND	Registered Investment Company	—	1,250
FUNDX STOCK UPGRADE FUND	Registered Investment Company	—	697
GABELLI ASSET FUND	Registered Investment Company	—	1,076
GABELLI EQUITY INCOME FUND	Registered Investment Company	—	91,344
GABELLI UTILITIES FUND CLASS C	Registered Investment Company	—	7,009
GAMCO GROWTH FUND	Registered Investment Company	—	6,273
GAMCO WESTWOOD EQUITY FD AAA	Registered Investment Company	—	77,378
GOLDMAN SACHS ASSET ALLOC GROWTH STRAT C	Registered Investment Company	—	9,968
GREENSPRING FUND	Registered Investment Company	—	14,124
GROWTH FUND OF AMERICA	Registered Investment Company	—	31,709
GUINNESS ATKINSON CHINA & HONG KONG	Registered Investment Company	—	2,216
HANCOCK HORIZON BURKENROAD FUND CL D	Registered Investment Company	—	31,003
HANCOCK JOHN PFD EQUITY INCOME FD SH BEN INT	Registered Investment Company	—	2,772
HARBOR BOND INST.	Registered Investment Company	—	112,369
HARBOR INTERNATIONAL	Registered Investment Company	—	78,054
HARBOR INTERNATIONAL INVESTOR SHARES	Registered Investment Company	—	26,046

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

	HEARTLAND VALUE	Registered Investment Company	—	9,910
	HENNESSY FOCUS 30 FUND	Registered Investment Company	—	3,282
	HODGES FUND	Registered Investment Company	—	4,530
	HUSSMAN STRATEGIC GROWTH	Registered Investment Company	—	23,227
	HUSSMAN STRATEGIC TOTAL RETURN	Registered Investment Company	—	9,214
	ICON ENERGY	Registered Investment Company	—	8,276
	ICON HEALTHCARE	Registered Investment Company	—	6,321
	ICON MATERIALS	Registered Investment Company	—	4,700
*	ING INTL HIGH DIVID EQUITY INCOME FD	Registered Investment Company	—	42,000
*	ING PRIME RATE TR SH BEN INT NFS LLC	Registered Investment Company	—	3,351
	INVESCO LEISURE N/C	Registered Investment Company	—	210
	ISHARES COMEX GOLD TRUST ISHARES ETF	Registered Investment Company	—	347
	ISHARES IBOXX $ INVESTOP INVESTMENT GRADE CORP BD FUND	Registered Investment Company	—	50,762
	ISHARES INC MCSI BRIC INDEX FD	Registered Investment Company	—	6,542
	ISHARES INC MSCI BRAZIL FREE INDEX FU ND	Registered Investment Company	—	16,712
	ISHARES INC MSCI HONG KONG INDEX FD N/C FROM 92923H707	Registered Investment Company	—	5,704
	ISHARES INC MSCI JAPAN INDEX FD	Registered Investment Company	—	19,160
	ISHARES INC MSCI MALAYSIA FREE INDEX FD	Registered Investment Company	—	6,269
	ISHARES INC MSCI SINGAPORE INDEX FD	Registered Investment Company	—	23,350
	ISHARES INC MSCI SPAIN INDEX FD	Registered Investment Company	—	3,783
	ISHARES INC MSCI SWITZERLAND INDEX FD	Registered Investment Company	—	3,708
	ISHARES S&P GSCI COMMODITY INDEXED TR	Registered Investment Company	—	17,166
	ISHARES S&P GSTI SOFTWARE INDEX FUND	Registered Investment Company	—	6,354
	ISHARES SILVER TR ISHARES	Registered Investment Company	—	13,440
	ISHARES TR COHEN & STEERS REALTY MAJORS INDEX FD	Registered Investment Company	—	17,814
	ISHARES TR DOW JONES U S FINL SVCS COMPOSITE INDEX FD	Registered Investment Company	—	9,382
	ISHARES TR DOW JONES U S HEALTHCARE SECTOR INDEX FD	Registered Investment Company	—	5,369
	ISHARES TR DOW JONES SELECT DIVID INDEX FD	Registered Investment Company	—	12,387
	ISHARES TR DOW JONES U S BASIC MATERIALS SECTOR INDEX FD	Registered Investment Company	—	5,193
	ISHARES TR DOW JONES US AEROSPACE & DEF INDEX FD	Registered Investment Company	—	16,512
	ISHARES TR DOW JONES US MEDICAL DEVICES INDEX FD	Registered Investment Company	—	7,656
	ISHARES TR DOW JONES US OIL & GAS EXPL PROD INDEX FD	Registered Investment Company	—	20,551
	ISHARES TR FTSE NAREIT MTG PLUS CAPPED INDEX FD	Registered Investment Company	—	5,112
	ISHARES TR FTSE XINHUA HK CHINA 25 INDEX FD	Registered Investment Company	—	4,364
	ISHARES TR MSCI EMERGING MKTS INDEX FD	Registered Investment Company	—	45,953
	ISHARES TR NASDAQ BIOTECHNOLOGY INDEX FD	Registered Investment Company	—	7,105
	ISHARES TR RUSSELL 1000 GROWTH INDEX FD	Registered Investment Company	—	23,753
	ISHARES TR RUSSELL 1000 INDEX FD	Registered Investment Company	—	20,770
	ISHARES TR RUSSELL 1000 VALUE INDEX FD	Registered Investment Company	—	25,543
	ISHARES TR RUSSELL MIDCAP INDEX FD	Registered Investment Company	—	836
	ISHARES TR S&P 500 INDEX FD	Registered Investment Company	—	22,578
	ISHARES TR S&P 500/ VALUE INDEX FD	Registered Investment Company	—	12,945
	ISHARES TR S&P GLOBAL INFRASTRUCTURE INDEX	Registered Investment Company	—	9,040
	ISHARES TR S&P LATIN AMER 40 INDEX FD	Registered Investment Company	—	22,923
	ISHARES TR S&P MICAP 400/ GROWTH INDEX FUND	Registered Investment Company	—	5,545
	ISHARES TR S&P MIDCAP 400 INDEX FD	Registered Investment Company	—	22,665
	ISHARES TR S&P MIDCAP 400/ VALUE INDEX FD	Registered Investment Company	—	40,314
	ISHARES TR U S TREAS INFLATION PROTECTED SECS FD	Registered Investment Company	—	132,991
	ISHARES TRUST S&P SMALLCAP 600 INDEX FD	Registered Investment Company	—	18,687
	IVY ASSET STRATEGY CL Y	Registered Investment Company	—	14,850
	IVY GLOBAL NATURAL RESOURCES CLASS C	Registered Investment Company	—	4,902
	JANUS BALANCED	Registered Investment Company	—	12,562
	JANUS CONTRARIAN FUND	Registered Investment Company	—	18,975
	JANUS ENTERPRISE	Registered Investment Company	—	14,060
	JANUS GLOBAL RESEARCH FUND	Registered Investment Company	—	8,326
	JANUS MERCURY	Registered Investment Company	—	6,217
	JANUS ORION FUND	Registered Investment Company	—	12,392
	JANUS OVERSEAS	Registered Investment Company	—	44,275
	JP MORGAN MID CAP VALUE INSTL	Registered Investment Company	—	16,186
	JPMORGAN SMALL CAP EQUITY FND SELECT CL	Registered Investment Company	—	10,721

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

	KINETICS PARADIGM FUND	Registered Investment Company	—	529
	KINETICS SMALL CAP OPPORTUNITIES	Registered Investment Company	—	11,820
	KOREA EQUITY FD INC	Registered Investment Company	—	1,143
	KOREA FD INC COM NEW	Registered Investment Company	—	482
	LAUDUS INTERNATIONAL MARKETMASTERS INV CL	Registered Investment Company	—	18,827
	LEUTHOLD SELECT INDUSTRIES	Registered Investment Company	—	33,355
	LIBERTY ALL STAR EQUITY FD SBI	Registered Investment Company	—	72
	LODGIAN INC COM PAR $.01	Registered Investment Company	—	167,418
	LONGLEAF PARTNERS	Registered Investment Company	—	21,167
*	LOOMIS SAYLES BOND RETAIL SHARES	Registered Investment Company	—	28,539
*	LOOMIS SAYLES GLOBAL BOND RETAIL	Registered Investment Company	—	4,703
*	LOOMIS SAYLES INVST GRADE BOND CL Y	Registered Investment Company	—	9,381
	MAINSTAY ICAP SELECT EQUITY FD CL I	Registered Investment Company	—	28,963
	MANAGERS FREMONT MICRO-CAP FUND N/C	Registered Investment Company	—	25,696
	MANAGERS INTERMEDIAT DURATION GOVERNMENT	Registered Investment Company	—	17,976
	MANNING & NAPIER EQUITY SERIES	Registered Investment Company	—	30,856
	MANNING & NAPIER PRO BLEND MAX TERM SER	Registered Investment Company	—	591
	MARSICO 21ST CENTURY FUND	Registered Investment Company	—	104,238
	MARSICO FOCUS	Registered Investment Company	—	12,515
	MARSICO GROWTH AND INCOME	Registered Investment Company	—	65,928
	MARSICO INTERNAT’L OPPORTUNITIES	Registered Investment Company	—	20,558
	MASTERS SELECT EQUITY	Registered Investment Company	—	37,069
	MATRIX ADVISORS VALUE	Registered Investment Company	—	21,435
	MATTHEWS DRAGON CENTURY CHINA	Registered Investment Company	—	606
	MATTHEWS INDIA FUND	Registered Investment Company	—	8,340
	MATTHEWS PACIFIC TIGER	Registered Investment Company	—	90,577
	MERIDIAN FUND	Registered Investment Company	—	55,319
	MERIDIAN VALUE FUND	Registered Investment Company	—	301
	METROPOLITAN WEST TOT RETURN BOND CL M	Registered Investment Company	—	124,115
	METZLER PAYDEN EURO EMERGING MKTS CL	Registered Investment Company	—	6,761
	MORGAN STANLEY CHINA A SHARE FUND INC	Registered Investment Company	—	22,532
	NATIONWIDE MICRO CAP EQUITY CL A N/C	Registered Investment Company	—	2,667
	NEEDHAM GROWTH FUND	Registered Investment Company	—	698
	NEUBERGER BERMAN INT’L TRUST CLASS	Registered Investment Company	—	7,145
	NEUBERGER BERMAN PARTNERS INVESTOR	Registered Investment Company	—	8,628
	NEUBERGER BERMAN REAL ESTATE TRUST CL	Registered Investment Company	—	5,853
	NEW ALTERNATIVES FD	Registered Investment Company	—	13,573
	NUVEEN MULTI CURRENCY SHORT TERM GOVT INCOME FD	Registered Investment Company	—	8,065
	NUVEEN QUALITY PFD INCOME FD 2	Registered Investment Company	—	78,120
	OAKMARK EQUITY & INCOME FD	Registered Investment Company	—	166,155
	OAKMARK FUND	Registered Investment Company	—	72,467
	OAKMARK INTERNAT’L	Registered Investment Company	—	33,085
	OAKMARK INTERNAT’L SMALL CAP	Registered Investment Company	—	3,795
	OAKMARK SELECT	Registered Investment Company	—	4,666
	OIL SVC HOLDRS TR OIL SVC HOLDERS DEPOSITARY RCPT	Registered Investment Company	—	66,375
	PERMANENT PORTFOLIO FAMILY OF FDS	Registered Investment Company	—	1,016
	PERRITT MICROCAP OPPORTUNITIES	Registered Investment Company	—	1,710
*	PIMCO ALL ASSET INST CLASS	Registered Investment Company	—	58,519
*	PIMCO COMMODITY REAL RETURN INST	Registered Investment Company	—	20,735
*	PIMCO FOREIGN BOND F D (UNHEDGED) INST CL	Registered Investment Company	—	21,231
*	PIMCO REAL RETURN CLASS D	Registered Investment Company	—	34,735
*	PIMCO SHORT TERM INSTITUTIONAL	Registered Investment Company	—	33,086
*	PIMCO STOCKS PLUS SHORT STRATEGY CL A	Registered Investment Company	—	9,150
*	PIMCO TOTAL RETURN CLASS D	Registered Investment Company	—	11,812
	POWERSHARES DB MULTI SECTOR COMMODITY TR	Registered Investment Company	—	45,355
	POWERSHARES DB MULTI SECTOR COMMODITY TR	Registered Investment Company	—	932
	POWERSHARES QQQ TR UNIT SER 1	Registered Investment Company	—	59,986
	POWERWAVE TECHNOLOGIES INC.	Registered Investment Company	—	250
	PROSHARES SHORT QQQ PROSHARES	Registered Investment Company	—	5,398
	PROSHARES TR ULTRA DOW 30 PROSHARES	Registered Investment Company	—	9,627
	PROSHARES TR ULTRA SHORT 500 FD	Registered Investment Company	—	3,547
	PROSHARES ULTRA FINLS PROSHARES	Registered Investment Company	—	7,270
	PROSHARES ULTRA SEMICONDUCTORS PROSHARES	Registered Investment Company	—	14,206
	PUTNAM HIGH INCOME CONV & BD FD S B I	Registered Investment Company	—	12,500

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

	RAINIER SMALL MID CAP EQUITY	Registered Investment Company	—	4,272
	ROWE T PRICE HIGH YIELD FD INC	Registered Investment Company	—	30,055
	ROYCE LOW PRICED STOCK FUND	Registered Investment Company	—	121,289
	ROYCE MICROCAP	Registered Investment Company	—	47,235
	ROYCE OPPORTUNITY FUND	Registered Investment Company	—	10,304
	ROYCE PA MUTUAL	Registered Investment Company	—	96,131
	ROYCE PREMIER SERIES	Registered Investment Company	—	30,056
	ROYCE SPECIAL EQUITY	Registered Investment Company	—	9,906
	ROYCE TOTAL RETURN FUND	Registered Investment Company	—	47,164
	ROYCE VALUE FUND SERVICE CL	Registered Investment Company	—	29,048
	ROYCE VALUE PLUS SERVICE CLASS	Registered Investment Company	—	3,016
	RYDEX ENERGY INVESTOR CLASS	Registered Investment Company	—	1,424
	RYDEX ENERGY SVCS INVESTOR CLASS	Registered Investment Company	—	1,073
	RYDEX SECTOR ROTATION CLASS H	Registered Investment Company	—	1,698
	S&P 500 COVERED CALL FD INC	Registered Investment Company	—	3,853
	S&P 500 DEPOSITORY RECEIPT	Registered Investment Company	—	128,953
	SCHRODER EMERGING MARKET EQUITY ADV CL	Registered Investment Company	—	16,067
	SELECT ENERGY	Registered Investment Company	—	10,597
	SELECT MEDICAL DELIVERY	Registered Investment Company	—	26,887
	SELECT NATURAL GAS	Registered Investment Company	—	1,592
	SELECTED AMERICAN SHARES	Registered Investment Company	—	53,981
	SKYLINE SPECIAL EQUITIES N/C	Registered Investment Company	—	3,877
	SPARTAN 500 INDEX FID ADVANTAGE CLASS	Registered Investment Company	—	64,988
	SPARTAN MARKET INDEX	Registered Investment Company	—	8,365
	SPARTAN TOTAL MARKET INDEX	Registered Investment Company	—	26,512
	SPDR GOLD TR GOLD SHS	Registered Investment Company	—	149,247
	SPDR INDEX SHS FDS DJ WILSHIRE INTL REAL ESTATE ETF	Registered Investment Company	—	8,983
	SPDR INDEX SHS FDS S&P CHINA ETF	Registered Investment Company	—	13,578
	SPDR SER TR DJ WILSHIRE LARGE GROWTH ETF	Registered Investment Company	—	3,635
	SPDR SER TR DJ WILSHIRE MID CAP GROWTH ETF	Registered Investment Company	—	3,822
	SPDR SER TR DJ WILSHIRE REIT ETF	Registered Investment Company	—	19,864
	SPDR SER TR S&P PHARMACEUTICALS ETF	Registered Investment Company	—	4,651
	SPDR SER TR S&P SEMICONDUCTOR ETF	Registered Investment Company	—	2,415
*	SSGA EMERGING MARKETS	Registered Investment Company	—	28,104
*	SSGA INTERNATIONAL GROWTH OPPORTUNITIES	Registered Investment Company	—	13,286
*	SSGA INTERNATIONAL STOCK SELECTION	Registered Investment Company	—	11,785
*	SSGA LIFE SOLUTIONS GROWTH FUND	Registered Investment Company	—	7,964
	T ROWE PRICE EQUITY INCOME	Registered Investment Company	—	9,595
	T ROWE PRICE INTERNATIONAL BOND	Registered Investment Company	—	4
	T ROWE PRICE MID CAP GROWTH	Registered Investment Company	—	1,026
	T ROWE PRICE BLUE CHIP GROWTH INC	Registered Investment Company	—	61,636
	T ROWE PRICE CAP APPRECIATION	Registered Investment Company	—	107,800
	T ROWE PRICE CORPORATE INCOME	Registered Investment Company	—	75,931
	T ROWE PRICE EMERG EURO & MEDITERRANEAN	Registered Investment Company	—	28,538
	T ROWE PRICE EMERGING MKTS STOCK	Registered Investment Company	—	9,778
	T ROWE PRICE GLOBAL STOCK	Registered Investment Company	—	2,577
	T ROWE PRICE GROWTH STOCK	Registered Investment Company	—	21,590
	T ROWE PRICE GROWTH STOCK ADVISOR CL	Registered Investment Company	—	1,632
	T ROWE PRICE HEALTH SCIENCES	Registered Investment Company	—	16,670
	T ROWE PRICE INTL DISCOVERY FUND	Registered Investment Company	—	41,157
	T ROWE PRICE INT’L EMERGING MARKET BOND	Registered Investment Company	—	4,570
	T ROWE PRICE INT’L GROWTH & INCOME	Registered Investment Company	—	1,125
	T ROWE PRICE INT’L JAPAN	Registered Investment Company	—	1,648
	T ROWE PRICE LATIN AMERICA FUND	Registered Investment Company	—	8,003
	T ROWE PRICE MEDIA & TELECOMMUNICATIONS	Registered Investment Company	—	1,310
	T ROWE PRICE MID CAP VALUE	Registered Investment Company	—	32,988
	T ROWE PRICE NEW ASIA	Registered Investment Company	—	5,122
	T ROWE PRICE NEW ERA	Registered Investment Company	—	9,720
	T ROWE PRICE NEW HORIZONS FD INC	Registered Investment Company	—	5
	T ROWE PRICE PERSNL STRATEGY INCOME	Registered Investment Company	—	122,391
	T ROWE PRICE RETIREMENT 2025 FD	Registered Investment Company	—	2,606

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

TAIWAN FD INC	Registered Investment Company	—	529
TARGET MODERATE ALLOCATION CL C N/C	Registered Investment Company	—	11,949
TARGET RETIREMENT 2020 FD	Registered Investment Company	—	7,189,512
TARGET RETIREMENT 2025 FD	Registered Investment Company	—	6,019,563
TARGET RETIREMENT 2030 FD	Registered Investment Company	—	6,374,833
TARGET RETIREMENT 2035 FD	Registered Investment Company	—	5,531,264
TARGET RETIREMENT 2040 FD	Registered Investment Company	—	3,782,746
TARGET RETIREMENT 2045 FD	Registered Investment Company	—	3,336,874
TARGET RETIREMENT 2050 FD	Registered Investment Company	—	3,104,785
TARGET RETIREMENT 2110 FD	Registered Investment Company	—	4,444,622
TCW TOTAL RETURN BOND CLASS I	Registered Investment Company	—	28,052
TEMPLETON DEVELOPING MARKETS ADVISOR CL	Registered Investment Company	—	17,060
THE CONTRARIAN FUND N/C	Registered Investment Company	—	12,545
THIRD AVE SMALL CAP VALUE FD	Registered Investment Company	—	14,294
THIRD AVENUE INTL VALUE	Registered Investment Company	—	18,153
THIRD AVENUE REAL ESTATE VALUE	Registered Investment Company	—	10,887
THIRD AVENUE VALUE	Registered Investment Company	—	75,730
THOMPSON PLUMB GROWTH FUND	Registered Investment Company	—	170
TIMOTHY PLAN CONSERV GROWTH CL C	Registered Investment Company	—	14,049
TIMOTHY PLAN FIXED INCOME CLASS C	Registered Investment Company	—	3,422
TIMOTHY PLAN STRATEG IC GROWTH CL C	Registered Investment Company	—	6,966
TOCQUEVILLE FUND	Registered Investment Company	—	12,287
TOCQUEVILLE GOLD FUND	Registered Investment Company	—	30,661
TOUCHSTONE SMALL CAP VALUE OPPORT CL Z	Registered Investment Company	—	6,166
TRANSAMERICA PREMIER BALANCED	Registered Investment Company	—	267
TWEEDY BROWN GLOBAL VALUE FUND	Registered Investment Company	—	57,806
UMB SCOUT INTERNATIONAL	Registered Investment Company	—	651
UNDISCOVERED MGRS BEHAVIOR VALUE INSTL	Registered Investment Company	—	8,126
UNITED STS OIL FD LP UNITS	Registered Investment Company	—	3,310
US GLOBAL REGION EAST EUROPEAN	Registered Investment Company	—	6,565
US GLOBAL RESOURCES	Registered Investment Company	—	2,601
US WORLD PRECIOUS MINERALS	Registered Investment Company	—	477
VALUE LINE SMALL CAP GROWTH	Registered Investment Company	—	16,688
VAN KAMPEN AMERN CAP SR INCOME TR	Registered Investment Company	—	5,791
VAN KAMPEN EQUITY AND INCOME CLASS C	Registered Investment Company	—	12,566
VANGAURD MID CAP VALUE INDEX FD	Registered Investment Company	—	3,546
VANGUARD BALANCED INDEX	Registered Investment Company	—	4,647
VANGUARD CHESTER FDS	Registered Investment Company	—	3,195,531
VANGUARD CHESTER FDS	Registered Investment Company	—	6,622,704
VANGUARD DIVERSIFIED EQUITY FD INV CL SHS	Registered Investment Company	—	61,203
VANGUARD EQUITY INCOME	Registered Investment Company	—	6,764
VANGUARD EXTENDED MARKET INDEX TRUST	Registered Investment Company	—	2,361
VANGUARD FIXED INC HIGH YIELD CORP	Registered Investment Company	—	51,496
VANGUARD GLOBAL EQUITY	Registered Investment Company	—	22,201
VANGUARD GNMA	Registered Investment Company	—	1,220
VANGUARD GROWTH INDEX	Registered Investment Company	—	4,150
VANGUARD INDEX FDS MID-CAP GROWTH INDEX VIPER SHS	Registered Investment Company	—	3,390
VANGUARD INDEX FDS VANGUARD GROWTH VIPERS	Registered Investment Company	—	5,927
VANGUARD INDEX FDS VANGUARD SMALL CAP VIPERS	Registered Investment Company	—	10,618
VANGUARD INDEX FDS VANGUARD TOTAL STK MKT ETF	Registered Investment Company	—	37,575
VANGUARD INDEX TRUST S&P 500 PORT	Registered Investment Company	—	94,326

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	Schedule I
December 31, 2008

	VANGUARD INDEX TRUST SMALL CAP GROWTH	Registered Investment Company	—	28,406
	VANGUARD INFLATION PROTECTED SECS	Registered Investment Company	—	67,372
	VANGUARD INTERNATL VALUE PORTFOLIO	Registered Investment Company	—	1,384
	VANGUARD INTER-TERM BOND INDEX PORT	Registered Investment Company	—	58,022
	VANGUARD INTL EQUITY INDEX FD INC FTSE	Registered Investment Company	—	6,519
	VANGUARD INTL EQUITYEUROPEAN	Registered Investment Company	—	3,139
	VANGUARD INTL EQUITYPACIFIC	Registered Investment Company	—	43,716
	VANGUARD LIFE STRAT MODERATE GROWTH	Registered Investment Company	—	69,485
	VANGUARD MID CAP INDEX	Registered Investment Company	—	95,195
	VANGUARD MID-CAP GROWTH FUND	Registered Investment Company	—	3,996
	VANGUARD MUNI BOND INTERMEDIATE TM PORT	Registered Investment Company	—	1,080
	VANGUARD PRECIOUS METALS & MINING FUND	Registered Investment Company	—	11,606
	VANGUARD SECTOR INDEX FDS VANGUARD CONSUMER STAPLES	Registered Investment Company	—	1,157
	VANGUARD SECTOR INDEX FDS VANGUARD HEALTH CARE VIPERS	Registered Investment Company	—	4,570
	VANGUARD SECTOR INDEX FDS VANGUARD INFORMATION TECH	Registered Investment Company	—	6,810
	VANGUARD SHORT TERM BOND INDEX	Registered Investment Company	—	96,668
	VANGUARD SMALL CAP STOCK INDEX TRUST	Registered Investment Company	—	40,339
	VANGUARD SPECIALIZED ENERGY PORT	Registered Investment Company	—	120,269
	VANGUARD SPECUAIZED REIT INDEX FUND	Registered Investment Company	—	45,053
	VANGUARD STRATEGIC EQUITY	Registered Investment Company	—	6,260
	VANGUARD TARGET RET 2025 FD INVESTOR CL	Registered Investment Company	—	133,243
	VANGUARD TARGET RET 2035 FD INVESTOR CL	Registered Investment Company	—	168,897
	VANGUARD TOTAL INTL STOCK INDEX FUND	Registered Investment Company	—	22,268
	VANGUARD TOTAL STOCK MARKET	Registered Investment Company	—	12,860
	VANGUARD UTILITIES INCOME	Registered Investment Company	—	3,301
	VANGUARD VALUE INDEX	Registered Investment Company	—	7,739
	VANGUARD WELLINGTON FUND	Registered Investment Company	—	190,338
	VANGUARD WINDSOR II	Registered Investment Company	—	50,562
	VANGUARD WINDSOR II ADMIRAL	Registered Investment Company	—	88,692
	VANGUARD/WELLESLEY INCOME	Registered Investment Company	—	90,343
	WASATCH MICRO-CAP VALUE FUND	Registered Investment Company	—	88,726
	WASATCH SMALL CAP VALUE	Registered Investment Company	—	16,499
	WEITZ PARTNERS VALUE	Registered Investment Company	—	22,397
	WELLS FARGO ASIA PACIFIC FD-INVESTOR	Registered Investment Company	—	8,999
	WELLS FARGO C&B MID CAP VALUE FD CL D N/C	Registered Investment Company	—	88
	WESTERN ASSET CLAYMORE INFLATION LINKED SEC & INCOME FUND	Registered Investment Company	—	7,105
	WESTERN ASSET INFLATION MGMT FD INC COM	Registered Investment Company	—	6,767
	WILLIAM BLAIR INT’L GROWTH FUND	Registered Investment Company	—	3,360
	WINTERGREEN FUND	Registered Investment Company	—	40,354
	WISDOMTREE TR DEFA HIGH YIELDING EQUITY FD	Registered Investment Company	—	5,113
	YACKTMAN FUND	Registered Investment Company	—	14,352

	Registered Investment Companies			$59,457,424

*	Participant Loans	Interest Rates Range from 5% to 11%		$31,325,947

	Collateral Held on Loaned Securities
*	QUALITY D SHORT-TERM INVESTMENT FUND			$99,545,271

	Total Investments			$1,524,277,183

*	Party-in-interest

**	While the Stable Income Fund, General Equity Fund and Composite Fund investment options are participant-directed, investments underlying these funds are considered non-participant-directed for purposes of reporting within this schedule. All other investments are considered to be participant directed, for which cost information is not required to be reported.

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Schedule H, Line 4j — Schedule of Reportable Transactions

Year Ended December 31, 2008	Schedule II

					Current Value
					of Asset on
		Purchase	Selling	Cost of	Transaction	Net Gain
Identity of Party Involved	Description of Asset	Price	Price	Asset	Date	or (Loss)

State Street Bank and Trust Company Short-Term Investment Fund	Interest-bearing cash	$582,182,326	$543,448,891	$543,448,891	$543,448,891	$—

United States Treasury	U.S. government securities	74,833,136	74,998,718	74,433,739	74,998,718	564,979

SIGNATURE
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Plan Administrator has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.

BAXTER INTERNATIONAL INC. AND SUBSIDIARIES INCENTIVE INVESTMENT PLAN
Date: June 29, 2009	By:	/s/ Robert M. Davis
Robert M. Davis
Member of the Administrative Committee